As filed with the Securities and Exchange Commission on October 17, 2019

 Registration Statement No. 333-220419

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-3 ON

FORM S-1

REGISTRATION STATEMENT

 UNDER THE SECURITIES ACT OF 1933

INNOVATION PHARMACEUTICALS INC.
(Exact name of registrant as specified in its charter)

Nevada	2834	30-0565645
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

100 Cummings Center, Suite 151-B

Beverly, MA 01915

(978) 921-4125

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Leo Ehrlich, Chief Executive Officer and Chief Financial Officer

100 Cummings Center, Suite 151-B

Beverly, MA 01915

(978) 633-3623

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

David R. Crandall, Esq.

Hogan Lovells US LLP

1601 Wewatta Street, Suite 900

Denver, Colorado 80202

Telephone: (303) 899-7300

Facsimile: (303) 899-7333

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non‑accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On September 11, 2017, the registrant filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-3 (No. 333-220419), which was declared effective by the SEC on September 21, 2017 (the “Original Registration Statement”). The Original Registration Statement was filed to register shares of the registrant’s Class A common stock, preferred stock, debt securities, warrants and units, including shares of Class A common stock or preferred stock upon conversion of debt securities, Class A common stock upon the conversion of preferred stock, or Class A common stock, preferred stock or debt securities upon the exercise of warrants. In connection with the Original Registration Statement, the registrant offered and sold shares of Series B preferred stock, which shares are convertible into shares of Class A common stock, and warrants to purchase shares of Series B preferred stock pursuant to prospectus supplements filed with the U.S. Securities and Exchange Commission on October 9, 2018 and May 10, 2019.

Following the filing of the registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2019, the registrant is no longer eligible to offer securities on Form S-3. This Post-Effective Amendment No. 2 to Form S-3 on Form S-1 is being filed to convert the Original Registration Statement into a Registration Statement on Form S-1, and contains an updated prospectus relating to the offering and sale of the shares of Series B preferred stock and Class A common stock that were registered on the Original Registration Statement.

All applicable registration and filing fees were paid by the registrant in connection with filing the Original Registration Statement.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated October 17, 2019

PROSPECTUS

INNOVATION PHARMACEUTICALS INC.

7,000 Shares of Series B 5% Convertible Preferred Stock issuable upon the exercise of outstanding warrants

64,000,000 Shares of Class A Common Stock issuable upon the conversion of Series B Preferred Stock

This prospectus relates to (i) 7,000 shares of our Series B 5% convertible preferred stock, which we refer to as our Series B preferred stock, which are issuable upon the exercise of warrants described below, and (ii) 64,000,000 shares of Class A common stock, par value $0.0001 per share, which we refer to as our common stock, issuable from time to time upon conversion of Series B preferred stock.

Each share of Series B preferred stock has an initial stated value of $1,080 and may be converted at any time at the holder’s option into shares of our common stock at a conversion price equal of the lower of (i) $0.31625 per share and (ii) 85% of the lowest volume weighted average price of our common stock as reported on Bloomberg L.P. on a trading day during the ten trading days prior to and ending on, and including, the conversion date. The conversion price may be adjusted following certain triggering events and is subject to appropriate adjustment in the event of stock splits, stock dividends, recapitalization or similar events affecting our common stock.

The warrants are composed of four series and were originally issued as follows: (i) on October 9, 2018, series 1 warrants to purchase 1,563 shares of Series B preferred stock, series 2 warrants to purchase 1,563 shares of Series B preferred stock, and series 3 warrants to purchase 1,875 shares of Series B preferred stock, (ii) on October 12, 2018, series 1 warrants to purchase 937 shares of Series B preferred stock, series 2 warrants to purchase 937 shares of Series B preferred stock, and series 3 warrants to purchase 1,125 shares of Series B preferred stock, and (iii) on May 9, 2019, series 4 warrants to purchase 2,500 shares of Series B preferred stock. The holders of the warrants exercised 3,500 series 1 and series 2 warrants to purchase 3,500 shares of our Class B preferred stock prior to the date hereof, leaving 7,000 warrants outstanding as of the date of this prospectus. Each warrant entitles the holder thereof to purchase shares of Series B preferred stock at $982.50 per share. The series 1 and series 2 warrants each have an initial term of 15 months following issuance, the series 3 warrants have an initial term of 24 months following issuance, and the series 4 warrants have a term of 9 months following issuance.

Our common stock is currently quoted on the OTCQB under the symbol “IPIX.” On October 14, 2019, the last reported sales price of our common stock on the OTCQB was $0.11 per share. There is no established public trading market for our Series B preferred stock and we do not expect a market to develop. In addition, we do not intend to apply for listing our Series B preferred stock on any national securities exchange or any other nationally recognized trading system.

Investing in our securities involves a high degree of risk. You should read “Risk Factors” beginning on page 3 of this prospectus and the reports we file with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), incorporated by reference in this prospectus, to read about factors to consider before purchasing our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is   , 2019.

We have not authorized anyone to provide you with information different from that contained in this prospectus, any applicable prospectus supplement or any free writing prospectus we prepare or authorize, and we do not take any responsibility for any other information that others may give you. This prospectus is not an offer to sell, nor is it a solicitation of an offer to buy, the securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus, any applicable prospectus supplement or any free writing prospectus is accurate as of any date other than the date on the front cover of those documents, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS

This document is called a prospectus and is part of a registration statement on Form S-1 that we have filed with the SEC. From time to time, we may file one or more prospectus supplements to add, update or change information included in this prospectus. This prospectus covers offers and sales of our securities only in jurisdictions in which such offers and sales are permitted.

We urge you to carefully read this prospectus, any applicable prospectus supplement and any related free writing prospectus before buying any of the securities being offered.

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. We have filed, and plan to continue to file, other documents with the SEC that contain information about us and our business. The registration statement and other reports can be read at the SEC Internet site mentioned under the heading “Where You Can Find More Information.”

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

The representations, warranties and covenants made by us in any agreement that is filed as an exhibit to the registration statement of which this prospectus is a part were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties and covenants were accurate only as of the date when made; therefore, such representations, warranties and covenants should not be relied on as accurate representations of the current state of our affairs.

References to “Innovation Pharmaceuticals,” the “Company”, “we,” “our” and “us” in this prospectus and any applicable prospectus supplement are to Innovation Pharmaceuticals Inc., unless the context otherwise requires. This document includes trade names and trademarks of other companies. All such trade names and trademarks appearing in this document are the property of their respective holders.

Our fiscal year ends on June 30. When we refer to a fiscal year or quarter, we are referring to the year in which the fiscal year ends and the quarters during that fiscal year. Therefore, fiscal 2019 refers to the fiscal year ended June 30, 2019.

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GLOSSARY OF TERMS

Set forth below are definitions of certain technical terms used in this prospectus that are commonly used in the pharmaceutical and biotechnology industries.

ABSSSI: Acute Bacterial Skin and Skin Structure Infection.

Apoptosis: A type of cell death in which a series of molecular steps in a cell lead to its death. This is one method the body uses to get rid of unneeded or abnormal cells. The process of apoptosis may be blocked in cancer cells. Also called programmed cell death.

Cytotoxicity: The quality of being toxic to cells.

Defensin mimetics: Small compounds that mimic the structure and function of host defense proteins.

EMA: The European Medicines Agency.

FDA: The U.S. Food and Drug Administration.

HNC: Head and Neck Cancer. Head and neck cancer is a term used to define cancer that develops in the mouth, throat, nose, salivary glands, oral cancers or other areas of the head and neck. Most of these cancers are squamous cell carcinomas, or cancers that begin in the lining of the mouth, nose and throat.

IBD: Inflammatory Bowel Disease. An umbrella term for chronic, hard-to-treat conditions of the Gastrointestinal tract, with ulcerative colitis, and Crohn’s disease being common examples of extensive forms of the disease and ulcerative proctitis / proctosigmoiditis being more limited in distribution.

IND: Investigational New Drug. A substance that has been tested in the laboratory and has been approved by the FDA for testing in people.

In-vitro: Refers to the technique of performing a given experiment in a test tube, or, generally, in a controlled environment outside a living organism.

In-vivo: Refers to that which takes place inside an organism. In science, in-vivo refers to experimentation done in or on the living tissue of a whole, living organism as opposed to a partial or dead one. Animal testing and clinical trials are forms of in-vivo research.

NDA: A New Drug Application with the FDA.

OM: Oral Mucositis. Oral Mucositis is a common complication of cancer chemotherapy/ chemoradiation or radiation therapy. Oral mucositis causes the mucosal lining of the mouth to atrophy and break down, forming ulcers.

P21 (also known as protein 21): The expression of this gene is tightly controlled by the tumor suppressor protein p53, through which this protein mediates the p53-dependent cell cycle G1 phase arrest in response to a variety of stress stimuli. Used as a biomarker to detect change in p53.

P53 (also known as protein 53): A tumor suppressor gene that is mutated in many human cancers and results in the loss of a cell’s ability to check for DNA damage.

Small Molecule Drug: A medicinal drug compound having a molecular weight of less than 1,000 Daltons, and typically up to 500 Daltons.

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DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any applicable prospectus supplement contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements convey our current expectations or forecasts of future events. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are generally identifiable by use of the words “estimate,” “project,” “believe,” “intend,” “plan,” “anticipate,” “expect” and similar expressions. These forward-looking statements include, but are not limited to, statements concerning our future drug development plans and projected timelines for the initiation and completion of preclinical and clinical trials; the potential for the results of ongoing preclinical or clinical trials; other statements regarding our future product development and regulatory strategies, including with respect to specific indications; any statements regarding our future financial performance, results of operations or sufficiency of capital resources to fund our operating requirements; and any other statements which are other than statements of historical fact. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Actual results could differ materially from those in forward-looking statements because of, among other reasons, the factors described below and in the periodic reports that we file with the SEC from time to time, including Forms 10-K, 10-Q and 8-K and any amendments thereto. The forward-looking statements are not guarantees of future performance. They are based on numerous assumptions that we believe are reasonable, but they are open to a wide range of uncertainties and business risks.

Key factors that could cause actual results to be different than expected or anticipated include, but are not limited to:

•	our capital needs and ability to continue as a going concern;
•	our ability to continue to fund and successfully progress internal research and development efforts;
•	our ability to create effective, commercially-viable drugs;
•	our ability to effectively and timely conduct clinical trials;
•	our ability to ultimately distribute our drug candidates;
•	compliance with regulatory requirements; and
•	other risks referred to in the section of this prospectus entitled “Risk Factors.”

In light of these risks, uncertainties and assumptions, you are cautioned not to place undue reliance on forward-looking statements, which are inherently unreliable and speak only as of the date of this prospectus or any prospectus supplement, as applicable. When considering forward-looking statements, you should keep in mind the cautionary statements in this prospectus and any applicable prospectus supplement. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus and any applicable prospectus supplement might not occur.

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PROSPECTUS SUMMARY

This summary highlights selected information about Innovation Pharmaceuticals Inc. This summary does not contain all of the information that may be important to you in making an investment decision. For a more complete understanding of Innovation Pharmaceuticals Inc., you should read carefully this entire prospectus and any applicable prospectus supplement, including the “Risk Factors” section, and the other documents we refer to. Unless otherwise indicated, “common stock” means our Class A common stock, par value $0.0001 per share.

Innovation Pharmaceuticals Inc. Overview

We are a clinical stage biopharmaceutical company developing innovative therapies with dermatology, oncology, anti-inflammatory and antibiotic applications. We own the rights to numerous drug compounds, and we devote most of our efforts and resources on our compounds in clinical trials: Brilacidin for treatments of skin infections, ulcerative proctitis (inflammatory bowel disease) and prevention of oral mucositis complicating chemoradiation treatment for cancer, and Kevetrin for the treatment of ovarian cancer.

The Company was incorporated as Econoshare, Inc. on August 1, 2005 in the State of Nevada. On December 6, 2007, the Company acquired Cellceutix Pharma, Inc., a privately owned corporation formed under the laws of the State of Delaware on June 20, 2007. Following the acquisition, the Company changed its name to Cellceutix Corporation. Effective June 5, 2017, the Company amended its Articles of Incorporation and changed its name from Cellceutix Corporation to Innovation Pharmaceuticals Inc.

Our principal executive offices are located at 100 Cummings Center, Suite 151-B, Beverly, Massachusetts 01915, and our telephone number is (978) 921-4125. Our website is www.ipharminc.com. The information contained on or that can be accessed through or website is not incorporated in, and is not a part of, this prospectus, and you should not rely on any such information in connection with your investment decision to purchase our securities.

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The Offering

The following summary is provided solely for your convenience and is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus and any applicable prospectus supplement.

Issuer	Innovation Pharmaceuticals Inc.

Securities offered by us

• 7,000 shares of our Series B 5% convertible preferred stock, which we refer to as our Series B preferred stock, which are issuable upon the exercise of outstanding warrants; and

• 64,000,000 shares of Class A common stock, par value $0.0001 per share, which we refer to as our common stock, issuable from time to time upon conversion of Series B preferred stock.

Shares of Class A common stock to be outstanding after this offering

Up to 275.6 million shares assuming sale of 7,000 shares of Series B preferred stock and conversion of such shares of Series B preferred stock into 64.0 million shares of our Class A common stock. Actual shares issued will vary, among other things, depending on the conversion price of our Series B preferred stock.(1)

Shares of Series B preferred stock to be outstanding after this offering	8,196 shares, assuming the exercise of all of the warrants.(1)

Use of proceeds

We intend to use the net proceeds from this offering primarily for general working capital purposes. Accordingly, we will retain broad discretion over how these offering proceeds are used. See “Use of Proceeds” on page 25.

Warrant Restructuring and Additional Issuance Agreement

On May 9, 2019, we entered into a Warrant Restructuring and Additional Issuance Agreement with the Series B holders, pursuant to which the Series B holders agreed to exercise warrants to purchase up to $2.5 million of Series B preferred stock through November 2019, subject to the conditions described therein. In addition, we issued to the Series B holders 100 shares of Series B preferred stock following the execution of the Warrant Restructuring and Additional Issuance Agreement and agreed to issue up to an additional 400 shares of Series B preferred stock upon exercise of the warrants to purchase Series B preferred stock. We also issued warrants to purchase 2,500 shares of Series B preferred stock to the Series B holders following execution of the Issuance Agreement.

OTCQB symbol	IPIX

No Market for Series B preferred stock

There is no established public trading market for our Series B preferred stock, and we do not expect any such market to develop. In addition, we do not intend to apply for listing of the Series B preferred stock on any national securities exchange or other nationally recognized trading system.

Risk factors

An investment in our securities involves risks, and prospective investors should carefully consider the matters discussed under “Risk Factors” beginning on page 3 of this prospectus before making an investment in our securities.

_____________

(1)

The number of shares of common stock to be outstanding after this offering is based on 211,591,752 shares of Class A common stock outstanding as of September 23, 2019 and includes 64.0 million shares of common stock issuable upon the conversion of 7,000 shares of Series B preferred stock offered hereby. The number of shares of common stock excludes shares underlying stock options, warrants and other outstanding convertible securities or debt. The number of shares of Series B preferred stock to be outstanding after this offering is based on 1,196 shares of Series B preferred stock outstanding as of June 30, 2019.

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RISK FACTORS

An investment in our securities involves a high degree of risk. Before making an investment decision, you should consider carefully the risks described below before deciding whether to buy our securities. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. In addition, please read “Disclosure Regarding Forward-Looking Statements” in this prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included in this prospectus. Please note that additional risks not presently known to us or that we currently deem immaterial may also impair our business and operations.

Risks Related to Our Business

Substantial doubt exists as to our ability to continue as a going concern.

As described in Note 2 of our consolidated financial statements appearing elsewhere in this prospectus, our auditors have issued a going concern opinion regarding the Company. This means there is substantial doubt we can continue as an ongoing business for the next twelve months. Our financial statements have been prepared assuming we will continue as a going concern. We have experienced substantial and recurring losses from operations, which losses have caused an accumulated deficit of $95.0 million as of June 30, 2019. As of June 30, 2019, we had approximately $0.6 million in cash and current liabilities of $7.3 million, $3.7 million were payables to related parties with no immediate payment terms and $2.9 million was payable to one shareholder who is our former director and officer of the Company (see Note 9. Related Party Transactions and Note 10. Convertible Note Payable - Related Party). The Company’s net cash used in operating activities for the year ended June 30, 2019 was approximately $6.3 million, and current projections indicate that the Company will have continued negative cash flows from operating activities for the foreseeable future.

We have been funding our business principally through sales of equity securities, and we expect to continue to fund our business through the sale of additional equity securities. The current primary potential source of cash available to us is proceeds from the exercise of warrants to purchase shares of our Series B preferred stock, which warrants were issued in October 2018 and May 2019. In addition, we may receive payments upon the achievement of milestones pursuant to our license agreement with Alfasigma or similar license agreements in the future. There can be no assurance of the exercise of warrants or the receipt of milestone payments in the future.

Our ability to successfully raise sufficient funds through the sale of equity securities, when needed, is uncertain and subject to market conditions generally, the market for our common stock and other risks. These factors, among others, raise substantial doubt about our ability to continue as a going concern for the next 12 months. If we are unable to meet our financial obligations, we could be forced to cease all operations, in which event investors may lose their entire investment in the Company. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We need to raise substantial additional capital in the future to fund our operations and we may be unable to raise such funds when needed and on acceptable terms, which could prevent us from fully implementing our business, operating and development plans.

The Company has a history of losses, primarily due to being a mid-stage developmental pharmaceutical company. The Company intends on financing its future development activities largely from a variety of sources, including the sale of equity securities and seeking relationships with partners to help fund future clinical trial costs. However, there is no assurance these plans will be realized and that any additional financing will be available to us on satisfactory terms and conditions, if at all. In the event that we are unable to raise additional funds, we may be required to delay, reduce or severely curtail our operations or otherwise impede our ongoing efforts to develop our drug candidates, which could have a material adverse effect on our business, operating results, financial condition and long-term prospects.

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We had an approximate $0.8 million cash balance in the bank as of September 30, 2019, but that is insufficient to complete the development and commercialization of any of our proposed products. We expect to incur costs of approximately $11.5 million in the upcoming fiscal year ending June 30, 2020 to operate our business in accordance with our business plans and budgets.

If we raise additional funds by issuing equity securities, our stockholders will experience dilution. Debt financing, if available, would result in increased fixed payment obligations and may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. Any debt financing or additional equity that we raise may contain terms, such as liquidation and other preferences, which are not favorable to us or our stockholders. If we raise additional funds through collaboration and licensing arrangements with third parties, it may be necessary to relinquish valuable rights to our technologies, future revenue streams or product candidates or to grant licenses on terms that may not be favorable to us.

Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, it may be necessary to significantly reduce our current rate of spending through reductions in staff and delaying, scaling back or stopping certain research and development programs, including costly Phase 2 and Phase 3 clinical trials, and our business, operating results, financial condition and prospects could be materially and adversely affected and we may be unable to continue our operations. As of the date of this prospectus, we have already delayed incurring additional expenses for Kevetrin and completing bridging toxicology work for oral dosing. In the event that we cannot obtain acceptable financing, we would be unable to complete preclinical development projects, and further clinical trials for Brilacidin and Kevetrin. This will delay:

●	research and development programs;

●	preclinical studies and clinical trials;

●	material characterization studies;

●	regulatory processes; and

●	establishment of our own laboratory or a search for third party marketing partners to market our products for us.

The amount of capital we may require will depend on many factors, including the:

●	progress, timing and scope of our research and development programs;

●	progress, timing and scope of our preclinical studies and clinical trials;

●	time and cost necessary to obtain regulatory approvals;

●	time and cost necessary to establish our own marketing capabilities or to seek marketing partners;

●	time and cost necessary to respond to technological and market developments;

●	changes made or new developments in our existing collaborative, licensing and other commercial relationships; and

●	new collaborative, licensing and other commercial relationships that we may establish.

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Our fixed expenses, such as rent and other contractual commitments, may increase in the future, as we may:

●	enter into leases for new facilities and capital equipment; and

●	enter into additional licenses and collaborative agreements.

We have no products approved for commercial sale, have never generated any revenues, and may never achieve revenues or profitability.

We currently have no products approved for commercial sale and, to date, we have not generated any revenues. Our ability to generate revenue depends heavily on:

●	successful demonstration in clinical trials that our drug candidates, Brilacidin and Kevetrin are safe and effective;

●	our ability to seek and obtain regulatory approvals, including with respect to the indications we are seeking;

●	the successful commercialization of our product candidates; and

●	market acceptance of our products.

If we do not successfully develop and commercialize at least one of our compounds, we will not achieve revenues or profitability in the foreseeable future, if at all. If we are unable to generate revenues or achieve profitability, we may be unable to continue our operations.

In our existing or any future potential collaborations or partnerships, we will likely not be able to control all aspects of the development and commercialization of our compounds. This lack of control could subject us to additional risks that could harm our business.

Collaborations or license agreements involving our compounds, including our current license agreement with Alfasigma S.p.A. and any future collaboration or partnering arrangement with other pharmaceutical companies, are subject to numerous risks, which may include:

●	partners have significant discretion in determining the efforts and resources that they will apply to collaborations;

●

partners may not pursue development and commercialization of our compounds or may elect not to continue or renew development or commercialization programs based on clinical study results, changes in their strategic focus due to the acquisition of competitive products, availability of funding, or other external factors, such as a business combination that diverts resources or creates competing priorities;

●

partners may delay clinical studies, provide insufficient funding for a clinical study program, stop a clinical study, abandon a product candidate, repeat or conduct new clinical studies, or require a new formulation of a product candidate for clinical testing;

●	partners could independently develop, or develop with third parties, products that compete directly or indirectly with our compounds;

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●

a partner with marketing, manufacturing, and distribution rights to one or more compounds may not commit sufficient resources to or otherwise not perform satisfactorily in carrying out these activities;

●	we could grant exclusive rights to our partners that would prevent us from collaborating with others;

●

partners may not properly maintain or defend our intellectual property rights or may use our intellectual property or proprietary information in a way that gives rise to actual or threatened litigation that could jeopardize or invalidate our intellectual property or proprietary information or expose us to potential liability;

●

partners may not aggressively or adequately pursue litigation concerning our compounds or may settle such litigation on unfavorable terms, as they may have different economic interests than ours, and such decisions could negatively impact any royalties we may receive under our license agreements;

●

disputes may arise between us and a partner that causes the delay or termination of the research, development, or commercialization of our current or future compounds or that results in costly litigation or arbitration that diverts management attention and resources;

●

agreements may be terminated, possibly at-will, without penalty, and, if terminated, may result in a need for additional capital to pursue further development or commercialization of the applicable compounds;

●

partners may own or co-own intellectual property covering our products that results from our collaborating with them, and in such cases, we would not have the exclusive right to commercialize such intellectual property; and

●	a partner’s sales and marketing activities or other operations may not be in compliance with applicable laws resulting in civil or criminal proceedings.

We depend on our license agreement with Alfasigma for the development and commercialization of Brilacidin for localized treatment of ulcerative proctitis/ulcerative proctosigmoiditis (UP/UPS).

On July 18, 2019, we entered into a license agreement with Alfasigma, under which we granted Alfasigma the worldwide right to develop, manufacture and commercialize locally-administered Brilacidin for the treatment of ulcerative proctitis/ulcerative proctosigmoiditis (UP/UPS). Pursuant to the terms of the license agreement, Alfasigma is obligated to use commercially reasonable efforts (as defined in the license agreement) to develop, manufacture and commercialize Brilacidin for UP/UPS, and to achieve specified developmental milestones.

Under the terms of the license agreement, Alfasigma will make payments of up to $24.0 million to the Company based upon the achievement of certain milestones. In addition, Alfasigma will pay a royalty to the Company equal to six percent of net sales of Brilacidin for UP/UPS, subject to adjustment as provided in the license agreement.

The right to potential future payments under the license agreement represents a significant portion of the value of the license agreement to us. We cannot be certain that we will receive any future payments under the license agreement, which would adversely affect the trading price of our common stock and our business prospects.

Additionally, if Alfasigma were to breach or terminate the license agreement, we may not be able to obtain, or may be delayed in obtaining, marketing approvals for Brilacidin for UP/UPS and will not be able to, or may be delayed in our efforts to, successfully commercialize Brilacidin for UP/UPS. We may not be able to seek and obtain a viable, alternative collaborator to partner for the development and commercialization of the licensed products on similar terms or at all.

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We have limited experience in drug development and may not be able to successfully develop any drugs.

We have limited experience in drug development and may not be able to successfully develop any drugs. Our ability to achieve revenues and profitability in our business will depend, among other things, on our ability to:

●	develop products internally or obtain rights to them from others on favorable terms;

●	complete laboratory testing and human clinical studies;

●	obtain and maintain necessary intellectual property rights to our products;

●	successfully fulfill regulatory requirements to obtain requisite marketing approvals from governmental agencies;

●	enter into arrangements with third parties to manufacture our products on our behalf; and

●	enter into arrangements with third parties to provide sales and marketing functions.

We have limited experience conducting clinical trials and obtaining regulatory approvals, and we may not be successful in some or all of these activities. We have not previously conducted a Phase 3 or later stage clinical trial such as the Phase 3 clinical trials planned for our most advanced drug candidate. We expect to spend significant amounts to recruit and retain highly quality personnel with clinical development experience.

We have no experience as a company in the sales, marketing and distribution of pharmaceutical products and do not currently have a sales and marketing organization. To the extent we are unable to, or determine not to develop these resources internally, we may be forced to rely on third parties for these capabilities, which could subject us to costs and to delays that are outside our control. If we are unable to establish adequate capabilities independently or with others, we may be unable to generate product revenues for certain candidates. If we are unable to achieve revenues and profitability, then we will be forced to cease operations, which could cause you to lose all of your investment.

Development of pharmaceutical products is a risky and time-consuming process subject to a number of factors, many of which are outside of our control. We are subject to regulatory authority permissions and approvals, most importantly the FDA. Many of our drug candidates are at early and mid-stages of development. Consequently, we can provide no assurance of the successful and timely development of new drugs, and the failure to do so could cause us to cease operations.

The drug discovery and development process is highly uncertain and we have not developed, and may never develop, a drug candidate that ultimately leads to a commercially viable drug. Our drug candidates are in early and mid-stages of development, and our most advanced drug candidate has completed Phase 2 testing. Further development and extensive testing will be required to determine their technical feasibility and commercial viability.

Conducting clinical trials is a complex, time-consuming and expensive process that requires an appropriate number of trial sites and patients to support the product label claims being sought. The length of time, number of trial sites and number of patients required for clinical trials vary substantially according to their type, complexity, novelty and the drug candidate’s intended use, and we may spend several years completing certain trials. The time within which we can complete our clinical trials depends in large part on the ability to enroll eligible patients who meet the enrollment criteria and who are in proximity to the trial sites. We face competition with other clinical trials for eligible patients. As a result, there may be limited availability of eligible patients, which can result in increased development costs, delays in regulatory approvals and associated delays in drug candidates reaching the market. We experienced these issues in our psoriasis and oral mucositis clinical trials.

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At any time, we, the FDA or an institutional review board (“IRB”), may temporarily or permanently stop a clinical trial, for a variety of reasons. We may experience numerous unforeseen events during, or as a result of, the clinical development process that could delay or prevent our drug candidates from being approved, including:

●	failure to achieve clinical trial results that indicate a candidate is effective in treating a specified condition or illness in humans;

●	presence of harmful side effects;

●	determination by the FDA that the submitted data do not satisfy the criteria for approval;

●	lack of commercial viability of the drug;

●	failure to acquire, on reasonable terms, intellectual property rights necessary for commercialization; and

●	existence of alternative therapeutics that are more effective.

As our product candidates advance to later stage clinical trials, it is customary that various aspects of the development program, such as manufacturing, formulation and other processes, and methods of administration, may be altered to optimize the candidates and processes for scale-up necessary for later stage clinical trials and potential approval and commercialization. These changes may not produce the intended optimization, including production of drug substance and drug product of a quality and in a quantity sufficient for Phase 3 clinical stage development or for commercialization, which may cause delays in the initiation or completion of clinical trials and greater costs. We may also need to conduct “bridging studies” to demonstrate comparability between newly manufactured drug substance and/or drug product for commercialization relative to previously manufactured drug substance and/or drug product for clinical trials. Demonstrating comparability may require us to incur additional costs or delay initiation or completion of clinical trials and, if unsuccessful, could require us to complete additional preclinical studies or clinical trials.

We learned during our completed Kevetrin Phase 1 study Kevetrin IV was almost completely out of plasma within 24 hours. Therefore, little drug remains for any substantial period of time afterwards. Having the patient receive multiple IV infusions per week is a difficult course of treatment. Therefore, an oral formulations for Kevetrin is needed. There is no assurance we will be successful in developing an oral formulation.

We used Brilacidin in a water base, administered by enema, in our ulcerative proctitis study. However, a commercial product for Inflammatory Bowel Disease will need a different formulation (e.g. Brilacidin in capsule or foam). Additional formulation development is needed. There is no assurance we will be successful in developing new formulations for possible commercialization.

If we fail to adequately manage the increasing number, size and complexity of clinical trials, the clinical trials and corresponding regulatory approvals may be delayed or we or our partners may fail to gain approval for our drug candidates altogether. Even if we successfully conduct clinical trials, we may not obtain favorable clinical trial results and may not be able to obtain regulatory approval on this basis. If we are unable to market and sell our drug candidates or are unable to obtain approvals in the time frame needed to execute our product strategies, our business and results of operations would be materially adversely affected.

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Our success will depend on our ability to achieve scientific and technological advances and to translate such advances into reliable, commercially competitive drugs on a timely basis. The length of time required to complete clinical studies, submit an application for marketing approval, and obtain approval can vary considerably from one product to another, and may be difficult to predict or control. Drugs that we may develop are not likely to be commercially available for several years, if ever. The proposed development schedules for our drug candidates may be affected by a variety of factors, including technological difficulties, proprietary technology of others, and changes in government regulation, many of which will not be within our control.

Any delay in the development, introduction or marketing of our drug candidates could result either in such drugs being marketed at a time when their cost and performance characteristics would not be competitive in the marketplace or in the shortening of their commercial lives. In light of the long-term nature of our projects, the unproven technology involved and the other factors described elsewhere in “Risk Factors”, we may not be able to complete successfully the development or marketing of any of our drug candidates.

We may fail to successfully develop and commercialize our drug candidates for multiple reasons, including because they:

●	are found to be unsafe or ineffective in clinical trials;

●	do not receive necessary approval from the FDA or foreign regulatory agencies;

●	have manufacturing production problems, costs, pricing or reimbursement issues, or other factors that make the product not economical;

●	are hampered by the proprietary rights of others and their competing products and technologies;

●	fail to conform to a changing standard of care for the diseases they seek to treat; or

●	are less effective or more expensive than current or alternative treatment methods.

Drug development failure can occur at any stage of clinical trials and as a result of many factors and there can be no assurance that we will reach our anticipated clinical targets. Promising results in preclinical development or early clinical trials may not be predictive of results obtained in later clinical trials. Many pharmaceutical companies have experienced significant setbacks in advanced clinical trials, even after obtaining promising results in earlier preclinical studies and clinical trials. Clinical results are susceptible to varying interpretations that may delay, limit, or prevent regulatory approvals.

Even if we complete our clinical trials, we do not know what the long-term effects of exposure to our drug candidates will be. Furthermore, our drug candidates may be used in combination with other treatments and there can be no assurance that such use will not lead to unique safety issues. Failure to complete clinical trials or to prove that our drug candidates are safe and effective would have a material adverse effect on our ability to generate revenue and could require us to reduce the scope of or discontinue our operations, which could cause you to lose all of your investment.

At any time, we may decide to discontinue the development of, or to not commercialize, a drug candidate, such as our decision in December 2018 to discontinue the Prurisol psoriasis program. If we terminate a program in which we have invested significant resources, we will not receive any return on our investment and we will have missed the opportunity to allocate those resources to potentially more productive uses.

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We have limited experience in conducting or supervising clinical trials and must outsource all clinical trials, which exposes us to risks which could have a materially adverse effect on our business.

We have limited experience in conducting and supervising clinical trials that must be performed to obtain data to submit in applications for approval by the FDA. Because we have limited experience in conducting or supervising clinical trials, we outsource a significant amount of the work relating to our clinical trials to third parties. We therefore have less control over the conduct of our clinical trials, the timing and completion of the trials, the required reporting of adverse events, and the management of data developed through the trials than would be the case if we were relying entirely upon our own staff. We also have more limited control over compliance with procedures and protocols used to complete clinical trials. If these contractors fail to meet applicable regulatory standards, the testing of our drugs would be adversely affected, causing a delay in our ability to engage in revenue-generating operations that could have a materially adverse effect on our business.

Communicating with outside parties can also be challenging, potentially leading to mistakes, as well as difficulties in coordinating activities. Outside parties may have staffing difficulties, may undergo changes in priorities or may become financially distressed, adversely affecting their willingness or ability to conduct our trials. We may experience unexpected cost increases that are beyond our control. Problems with the timeliness or quality of the work of a contract research organization may lead us to seek to terminate the relationship and use an alternative service provider. However, making this change may be costly and may delay our trials and contractual restrictions may make such a change difficult or impossible. Additionally, it may be impossible to find a replacement organization that can conduct our trials in an acceptable manner and at an acceptable cost.

Success in early clinical trials may not be predictive or indicative of results in current ongoing clinical trials or potential future clinical trials. Likewise, preliminary data from clinical trials should be considered carefully and with caution since the final data may be materially different from the preliminary data, particularly as more patient data become available.

A number of new drugs and biologics have shown promising results in preclinical studies and initial clinical trials, but subsequently have failed to establish sufficient safety and efficacy data to obtain necessary regulatory approvals to initiate commercial sale. There is typically an extremely high rate of attrition from the failure of product candidates proceeding through clinical trials. Data obtained from preclinical and clinical activities are subject to varying interpretations, which may delay, limit or prevent regulatory approval. Product candidates in later stages of clinical trials may fail to show the desired benefit-risk profile despite having progressed through preclinical studies and initial clinical trials. As a result, data from our preclinical studies and Phase 1 and Phase 2 clinical trials of our drug candidates Brilacidin and Kevetrin, as well as the results of the past or future internal data reviews, should not be relied upon as predictive or indicative of future clinical results. The results we have previously obtained, as well as any future results, may not predict the future therapeutic benefit of our drug candidates.

In addition, from time-to-time, preliminary or interim data from clinical trials, such as relating to the Brilacidin Phase 2, open-label, Proof-of-Concept (PoC) clinical trial, or potential future clinical trials, may be reported or announced by us or the clinical investigators and medical institutions with which we work. Such data are preliminary and the data from any final analysis may be materially different. Even if final safety and/or efficacy data are positive, significant additional clinical testing will be necessary to advance the future development of our drug candidates. Preliminary or interim results may also not be reproduced in any potential future clinical trials. Accordingly, preliminary or interim data should be considered carefully and with caution.

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We are subject to risks inherent in conducting clinical trials. Non-compliance with the FDA’s good clinical practices by clinical investigators, clinical sites, or data management services could delay or prevent us from developing or commercializing our drug candidates, which could cause us to cease operations.

Agreements with clinical investigators and medical institutions for clinical testing and with other third parties for data management services place substantial responsibilities on these parties, which could result in delays in, or termination of, our clinical trials if these parties fail to perform as expected. For example, if any of our clinical trial sites fail to comply with FDA-approved good clinical practices, we may be unable to use the data gathered at those sites. If these clinical investigators, medical institutions or other third parties do not carry out their contractual duties or obligations or fail to meet expected deadlines, or if the quality or accuracy of the clinical data they obtain is compromised due to their failure to adhere to our clinical protocols or for other reasons, our clinical trials may be extended, delayed or terminated, and we may be unable to obtain regulatory approval for or successfully commercialize our drug candidates.

We or regulators may suspend or terminate our clinical trials for a number of reasons. We may voluntarily suspend or terminate our clinical trials if at any time we believe that they present an unacceptable risk to the patients enrolled in our clinical trials. In addition, regulatory agencies may order the temporary or permanent discontinuation of our clinical trials at any time if they believe that the clinical trials are not being conducted in accordance with applicable regulatory requirements or that they present an unacceptable safety risk to the patients enrolled in our clinical trials. In addition, clinical trials may have independent monitoring boards composed of experts in the field. These boards may also have the authority to suspend or terminate clinical trials.

Our clinical trial operations are and will be subject to regulatory inspections at any time. If regulatory inspectors conclude that we or our clinical trial sites are not in compliance with applicable regulatory requirements for conducting clinical trials, we may receive reports of observations or warning letters detailing deficiencies, and we will be required to implement corrective actions. If regulatory agencies deem our responses to be inadequate, or are dissatisfied with the corrective actions that we or our clinical trial sites have implemented, our clinical trials may be temporarily or permanently discontinued, we may be fined, we or our investigators may be precluded from conducting any ongoing or any future clinical trials, the government may refuse to approve our marketing applications or allow us to manufacture or market our drug candidates or we may be criminally prosecuted. If we are unable to complete clinical trials and have our products approved due to our failure to comply with regulatory requirements, we will be unable to commence revenue-generating operations, which could force us to cease operations.

Delays in the commencement or completion of clinical testing could result in increased costs to us and delay or limit our ability to generate revenues.

Delays in the commencement or completion of clinical testing of our products or products could significantly affect our product development costs and our ability to generate revenue. We do not know whether the FDA will agree with the trial designs for ongoing and planned clinical trials or whether planned clinical trials will begin on time or be completed on schedule, if at all. The commencement and completion of clinical trials can be delayed for a number of reasons, including delays related to our ability to do the following:

●	provide sufficient safety, efficacy or other data regarding a drug candidate to support the commencement of a Phase 3 or other clinical trial;

●

reach agreement on acceptable terms with prospective contract manufacturers, contract research organizations (CROs) and trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different third parties;

●	select CROs, trial sites and, where necessary, contract manufacturers that do not encounter any regulatory compliance problems;

●	manufacture sufficient quantities of a product candidate for use in clinical trials;

●	obtain IRB approval to conduct a clinical trial at a prospective site;

●

recruit and enroll patients to participate in clinical trials, which can be impacted by many factors outside our or our partners’ control, including competition from other clinical trial programs for the same or similar indications; and

●	retain patients who have initiated a clinical trial but may be prone to withdraw due to side effects from the therapy, lack of efficacy or personal issues.

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Clinical trials may also be delayed as a result of ambiguous or negative interim results. In addition, a clinical trial may be suspended or terminated by us or our partner, the FDA, an IRB, a clinical trial site with respect to that site, or other regulatory authorities due to a number of factors, including:

●	failure to conduct the clinical trial in accordance with regulatory requirements, including GCP, or our protocols;

●

inspection of the clinical trial operations, trial sites or manufacturing facility by the FDA or other regulatory authorities resulting in findings of non-compliance and the imposition of a clinical hold;

●	unforeseen safety issues or results that do not demonstrate efficacy; and

●	lack of adequate funding to continue the clinical trial.

Additionally, we may need to amend clinical trial protocols for a variety of reasons, including changes in regulatory requirements and guidance. Such amendments may require us to, for example, resubmit our clinical trial protocols to IRBs for reexamination, which may impact the costs, timing or successful completion of a clinical trial. We may decide to terminate a clinical study for commercial reasons including increased market availability of generic treatments. If we experience delays in completion of, or if we terminate, any of our clinical trials, the commercial prospects for our product candidates may be harmed and our ability to generate product revenues will be delayed and/or reduced. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of a product candidate.

We must comply with significant and complex government regulations, compliance with which may delay or prevent the commercialization of our drug candidates, which could have a materially adverse effect on our business.

The R&D, manufacture and marketing of drug candidates are subject to regulation, primarily by the FDA in the United States, and by comparable authorities in other countries. These national agencies and other federal, state, local and foreign entities regulate, among other things, R&D activities (including testing in animals and in humans) and the testing, manufacturing, handling, labeling, storage, record keeping, approval, advertising and promotion of the products that we are developing. Noncompliance with applicable requirements can result in various adverse consequences, including approval delays or refusals to approve drug licenses or other applications, suspension or termination of clinical investigations, revocation of approvals previously granted, fines, criminal prosecution, recalls or seizures of products, injunctions against shipping drugs and total or partial suspension of production and/or refusal to allow a company to enter into governmental supply contracts.

The process of obtaining FDA approval for a drug has historically been costly and time consuming. Current FDA requirements for a new human drug or biological product to be marketed in the United States include: (i) the successful conclusion of pre-clinical laboratory and animal tests, if appropriate, to gain preliminary information on the product’s safety; (ii) filing with the FDA of an IND application to conduct human clinical trials for drugs or biologics; (iii) the successful completion of adequate and well-controlled human clinical investigations to establish the safety and efficacy of the product for its recommended use; and (iv) filing by a company and acceptance and approval by the FDA of a New Drug Application (“NDA”), for a drug product or a biological license application (“BLA”), for a biological product to allow commercial distribution of the drug or biologic. A delay in one or more of the procedural steps outlined above could be harmful to the Company in terms of getting our drug candidates through clinical testing and to market.

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The FDA reviews the results of the clinical trials and may order the temporary or permanent discontinuation of clinical trials at any time if it believes the drug candidate exposes clinical subjects to an unacceptable health risk. Investigational drugs used in clinical studies must be produced in compliance with cGMP rules pursuant to FDA regulations.

Sales outside the United States of products that we may develop will also be subject to additional regulatory requirements governing human clinical trials and marketing for drugs and biological products and devices. The requirements vary widely from country to country, but typically the registration and approval process takes several years and requires significant resources.

We also are subject to the following risks and obligations, related to the approval of our products:

●	The FDA or foreign regulators may interpret data from pre-clinical testing and clinical trials in different ways than we interpret them.

●

If regulatory approval of a product is granted, the approval may be limited to specific indications or limited with respect to its distribution. In addition, many foreign countries control pricing and coverage under their respective national social security systems.

●	The FDA or foreign regulators may not approve our manufacturing processes or manufacturing facilities.

●	The FDA or foreign regulators may change their approval policies or adopt new regulations.

●

Even if regulatory approval for any of our product is obtained, the corresponding marketing license will be subject to continual review, and newly discovered or developed safety or effectiveness data may result in suspension or revocation of the marketing license.

●

If regulatory approval of the product candidate is granted, the marketing of that product would be subject to adverse event reporting requirements and a general prohibition against promoting products for unapproved uses.

●

In some foreign countries, we may be subject to official release requirements that require each batch of the product we produce to be officially released by regulatory authorities prior to its distribution by us.

●	We will be subject to continual regulatory review and periodic inspection and approval of manufacturing modifications, including compliance with cGMP regulations.

If we do not have the requisite resources to comply with all applicable regulations, then we could be forced to cease operations, which could cause you to lose all of your investment.

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We or third-party manufacturers we rely on may encounter failures or difficulties in manufacturing or formulating clinical development and commercial supplies of drugs, which could delay the clinical development or regulatory approval of our drug candidates, or their ultimate commercial production if approved.

Currently, third parties manufacture our drug candidates on our behalf. Third-party manufacturers may lack capacity to meet our needs, go out of business or fail to perform. In addition, supplies of raw materials needed for manufacturing or formulation of clinical supplies may not be available or in short supply. Furthermore, should we obtain FDA or EMA approval for any of our drug candidates, we expect to rely, at least to some extent, on third-party manufacturers for commercial production. Our dependence on others for the manufacture of our drug candidates may adversely affect our ability to develop and deliver such drug candidates on a timely and competitive basis.

Any performance failure on the part of a third-party manufacturer could delay clinical development, regulatory approval or, ultimately, sales of our drug candidates. Our third-party manufacturers may encounter difficulties involving production yields, regulatory compliance, lot release, quality control and quality assurance, as well as shortages of qualified personnel. Approval of our drug candidates could be delayed, limited or denied if the FDA does not approve our or a third-party manufacturer’s processes or facilities. Moreover, the ability to adequately and timely manufacture and supply drug candidates is dependent on the uninterrupted and efficient operation of the manufacturing facilities, which is impacted by many manufacturing variables including:

●	availability or contamination of raw materials and components used in the manufacturing process, particularly those for which we have no other source or supplier;

●	capacity of our facilities or those of our contract manufacturers;

●	facility contamination by microorganisms or viruses or cross contamination;

●	compliance with regulatory requirements, including Form 483 notices and Warning Letters;

●	changes in forecasts of future demand;

●	timing and actual number of production runs;

●	production success rates and bulk drug yields; and

●	timing and outcome of product quality testing.

In addition, our third-party manufacturers may encounter delays and problems in manufacturing our drug candidates or drugs for a variety of reasons, including accidents during operation, failure of equipment, delays in receiving materials, natural or other disasters, political or governmental changes, or other factors inherent in operating complex manufacturing facilities. Supply chain management is complex, and involves sourcing from a number of different companies and foreign countries. Commercially available starting materials, reagents and excipients may become scarce or more expensive to procure, and we may not be able to obtain favorable terms in agreements with contractors or subcontractors. Our third-party manufacturers may not be able to operate our respective manufacturing facilities in a cost-effective manner or in a time frame that is consistent with our expected future manufacturing needs. If we or our third-party manufacturers cease or interrupt production or if our third-party manufacturers and other service providers fail to supply materials, products or services to us for any reason, such interruption could delay progress on our programs, or interrupt the commercial supply, with the potential for additional costs and lost revenues. If this were to occur, we may also need to seek alternative means to fulfill our manufacturing needs.

We may not be able to enter into agreements for the manufacture of our drug candidates with manufacturers whose facilities and procedures comply with applicable law. Manufacturers are subject to ongoing periodic unannounced inspection by the FDA and corresponding state and foreign authorities to ensure strict compliance with cGMP and other applicable government regulations and corresponding foreign standards. We do not have control over a third-party manufacturer’s compliance with these regulations and standards. If one of our manufacturers fails to maintain compliance, we or they could be subject to enforcement, the production of our drug candidates could be interrupted or suspended, and/or our product could be recalled or withdrawn, among other consequences. Any of these events could result in delays, additional costs and potentially lost revenues.

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We can provide no assurance that our drug candidates will obtain regulatory approval or that the results of clinical studies will be favorable, and if we fail to obtain such approval or if clinical studies are not favorable, we could be forced to cease operations.

Our drug candidates Brilacidin and Kevetrin will require lengthy and costly studies in humans to obtain approval from the FDA before they can be marketed. We cannot predict with any certainty that the study results will be satisfactory to the FDA for approval to ultimately be granted. Preclinical and clinical trials may reveal that one or more products are ineffective or unsafe, in which event further development of such products could be seriously delayed or terminated.

Approval of a drug candidate as safe and effective for use in humans is never certain and regulatory agencies may delay or deny approval of drug candidates for commercialization. For example, even though our product candidate Brilacidin has received QIDP designation, such designation may not result in a faster development process, review, or approval than drugs considered for approval under conventional FDA procedures; nor does such designation assure ultimate approval by the FDA or related exclusivity benefits. Regulatory agencies also may delay or deny approval based on additional government regulation or administrative action, changes in regulatory policy during the period of clinical trials in humans and regulatory review, or the availability of alternative treatments.

Delays in obtaining, or failure to obtain, FDA or any other necessary regulatory approvals of any proposed drugs would have an adverse effect on the drug’s potential commercial success and on our business, prospects, financial condition and results of operations. In addition, it is possible that a proposed drug may be found to be ineffective or unsafe due to conditions or facts that arise after development has been completed and regulatory approvals have been obtained. In this event, we may be required to withdraw such drug from the market. To the extent that our success will depend on any regulatory approvals from government authorities outside of the United States that perform roles similar to that of the FDA, uncertainties similar to those stated above will also exist.

Even if we obtain regulatory approvals, our marketed drug candidates will be subject to ongoing regulation. If we fail to comply with U.S. and foreign regulations, we could be subject to adverse consequences, including loss of our approvals to market these drugs, and our business would be seriously harmed.

Following any initial regulatory approval of any of our drug candidates, we will also be subject to continuing regulation of the manufacture, labeling, storage, recordkeeping, reporting, distribution, advertising, promotion, marketing, sale, import, and export of those drugs. Such regulation includes review of adverse experiences and the results of any clinical trials completed after our drug candidates are made commercially available, including any post marketing requirements that were required as a condition of approval. The contract manufacturers that make any of our drug candidates will also be subject to periodic review and inspection by the FDA. If our products, if approved, or the manufacturing facilities for our products fail to comply with applicable regulatory requirements, a regulatory agency may suspend any ongoing clinical trials; issue warning letters or untitled letters; suspend or withdraw regulatory approval; refuse to approve pending applications or supplements to applications; suspend or impose restrictions on operations; seize or detain products, prohibit the export or import of products, or require us to initiate a product recall; or seek other monetary or injunctive remedies, or impose civil or criminal penalties. We do not have, and currently do not intend to develop, the ability to manufacture material for our clinical trials or on a commercial scale. Reliance on third-party manufacturers entails risks to which we would not be subject if we manufactured drugs ourselves, including reliance on the third-party manufacturer for regulatory compliance.

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Our drug promotion and advertising also would be subject to regulatory requirements and continuing FDA review. Our marketing of these drugs also may be heavily scrutinized by the Department of Justice, the Department of Health and Human Services’ Office of Inspector General, state attorneys general, members of Congress and the public. Our promotional activities will be regulated not only by the FDCA and FDA regulations, but also by federal and state laws pertaining to health care “fraud and abuse,” such as:

●	the federal anti-kickback law prohibiting bribes, kickbacks or other remuneration for the order, purchase or recommendation of items or services reimbursed by federal health care programs;

●	the federal False Claims Act, imposing criminal and civil penalties for knowingly presenting or causing to be presented claims to the federal government that are false or fraudulent; and

●

the federal Physician Payment Sunshine Act, requiring pharmaceutical manufacturers to engage in extensive tracking of physician and teaching hospital payments, maintenance of a payments database and public reporting of the payment data.

Many states have similar laws applicable to items or services reimbursed by commercial insurers. Violations of fraud and abuse laws can result in costly litigation, fines and/or imprisonment, exclusion from participation in federal health care programs, and burdensome reporting and compliance obligations.

Compliance with ongoing regulation consumes substantial financial and management resources and may expose us to the potential for other adverse circumstances. For example, approval for a drug may be conditioned on costly post-marketing follow-up studies. Based on these studies, if a regulatory authority does not believe that the drug demonstrates an appropriate benefit-risk profile to patients, it could limit the indications for which a drug may be sold or revoke the drug’s marketing approval. In addition, identification of certain side effects after a drug is on the market may result in the subsequent withdrawal of approval, reformulation of a drug, additional preclinical and clinical trials, changes in labeling or distribution. Alternatively, we may be required by the FDA to develop and implement a REMS to ensure the safe use of our products. REMS may include costly risk management measures such as enhanced safety surveillance, restricted distribution and use, patient education, enhanced labeling, special packaging or labeling, expedited reporting of certain adverse events, pre-approval of promotional materials and restrictions on direct-to-consumer advertising. Any of these events could delay or prevent us from generating revenue, or limit the revenue, from the commercialization of these drugs and/or cause us to incur significant additional costs.

Any of these events could prevent us from achieving or maintaining market acceptance of a particular product candidate, if approved, and could significantly harm our business, results of operations and prospects. If we are required to withdraw all or more of our drugs from the market as a result of actions or inactions on our part or that of a third party, we may be unable to continue revenue-generating operations, which could cause you to lose all of your investment.

All of our Polymedix drug product candidates are licensed from or based upon licenses from the University of Pennsylvania. Upon our purchase of the Polymedix Assets we assumed all contractual rights and obligations of the licenses. If any of these license agreements are terminated, our ability to advance our Polymedix product candidates or develop new product candidates will be materially adversely affected which could have a materially adverse effect on our business.

We now depend, and will continue to depend, on our Polymedix licenses and potentially on other licensing arrangements and/or strategic relationships with third parties for the research, development, manufacturing and commercialization of our Polymedix product candidates. If any of our licenses or relationships are terminated or breached, we may:

●	lose our rights to develop and market our Polymedix product candidates;

●	lose patent and/or trade secret protection for our Polymedix product candidates;

●	experience significant delays in the development or commercialization of our Polymedix product candidates;

●	not be able to obtain any other licenses on acceptable terms, if at all; and/or

●	incur liability for damages.

If we experience any of the foregoing, it could have a materially adverse effect on our business and could force us to cease operations which could cause you to lose all of your investment.

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We or our third-party manufacturers may fail to comply with manufacturing regulations.

All facilities and manufacturing processes used in the production of active pharmaceutical ingredient, or API, and drug products for clinical use in the U.S. must be operated in conformity with cGMP as established by the FDA. Similar requirements in other countries exist for manufacture of drug products for clinical use. These requirements include, among other things, quality control, quality assurance and the maintenance of records and documentation. Before we can commercialize a drug, we must obtain regulatory approval of our cGMP manufacturing facility and process, if any, or the cGMP manufacturing facility and process of the third party or parties with whom we may outsource our manufacturing activities.

In connection with any application for commercial approval, and if any drug candidate is approved by the FDA or other regulatory agencies for commercial sale, a significant scale-up in manufacturing may require additional validation studies. If we are unable to successfully increase the manufacturing capacity for a drug candidate, the regulatory approval or commercial launch of that drug candidate may be delayed, or there may be a shortage of supply, which could limit our ability to develop or commercialize the drug.

Our manufacturing facilities, if any in the future, and the manufacturing facilities of our third-party manufacturers will be subject to inspection by the FDA and other state, local and foreign regulatory authorities, before and after product approval. We cannot guarantee that we, or any potential third-party manufacturer of our products, will be able to comply with the cGMP regulations or other applicable manufacturing regulations.

Failure on our or our third party manufacturers’ part to comply with applicable regulations and specific requirements or specifications of other countries could result in the termination of ongoing research, disqualification of data for submission to regulatory authorities, delays or denials of new product approvals, warning letters, fines, consent decrees restricting or suspending manufacturing operations, injunctions, civil penalties, recall or seizure of products and criminal prosecution. Any of these consequences could have a materially adverse effect on our business.

Controls we or our third-party service providers have in place to ensure compliance with laws may not be effective to ensure compliance with all applicable laws and regulations.

The development of our investigational products and our general operations are subject to extensive regulation in the U.S. and in foreign countries. Although we have developed and instituted controls to comply with applicable regulatory requirements, we cannot assure you that we, our employees, our consultants or our contractors will operate at all times in full compliance with all potentially applicable U.S. federal and state regulations and/or laws or all potentially applicable foreign law and/or regulations. Further, we have a limited ability to monitor and control the activities of third-party service providers, suppliers and manufacturers to ensure compliance by such parties with all applicable regulations and/or laws. We may be subject to direct liabilities or be required to indemnify such parties against certain liabilities arising out of any failure by them to comply with such regulations and/or laws. If we or our employees, consultants or contractors fail to comply with any of these regulations and/or laws a range of consequences could result, including, but not limited to, the termination of clinical trials, the failure to obtain approval of a product candidate, restrictions on our products or manufacturing processes, withdrawal of our products from the market, significant fines, exclusion from government healthcare programs or other sanctions or litigation that could adversely affect our results of operations.

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The Company is exposed to product liability, clinical and preclinical liability risks which could place a substantial financial burden upon the Company should it be sued.

The Company could be exposed to potential product liability and other liability risks that are inherent in the testing, manufacturing and marketing of pharmaceutical products. In addition, the use in the Company’s clinical trials of its investigational products and the potential subsequent sale of these products by the Company or its potential collaborators may cause the Company to bear some or all of the associated product liability risks. A successful liability claim or series of claims brought against the Company could have a material adverse effect on its business, financial condition and results of operations.

The Company has $5,000,000 per occurrence / $10,000,000 in aggregate in liability insurance for our clinical trials. The Company cannot assure that such insurance will provide adequate coverage against the Company’s potential liabilities. Claims or losses in excess of any product liability insurance coverage obtained by the Company could have a material adverse effect on our business, financial condition and results of operations.

Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information. Disclosure of our trade secrets or proprietary information could compromise any competitive advantage that we have, which could have a materially adverse effect on our business.

We depend upon confidentiality and non-use agreements with our officers, employees, consultants, and subcontractors to maintain the proprietary nature of the technology. These measures may not afford us sufficient or complete protection, and may not afford an adequate remedy in the event of an unauthorized disclosure of confidential information. In addition, others may independently develop technology similar to ours, otherwise avoiding the confidentiality agreements, or produce patents that would materially and adversely affect our business, prospects, financial condition, and results of operations.

We may be unable to obtain or protect intellectual property rights relating to our products, and we may be liable for infringing upon the intellectual property rights of others, which could have a materially adverse effect on our business.

Our ability to compete effectively will depend on our ability to maintain the proprietary nature of our compounds and the proprietary compounds of others with which we have entered into licensing agreements. We have filed patent applications and expect to file a number of additional patent applications in the coming years. There can be no assurance that any of these patent applications will ultimately result in the issuance of a patent with respect to the proprietary compounds owned by us or licensed to us. The patent position of pharmaceutical or biotechnology companies, including ours, is generally uncertain and involves complex legal and factual considerations. The standards that the United States Patent and Trademark Office use to grant patents are not always applied predictably or uniformly and can change. There is also no uniform, worldwide policy regarding the subject matter and scope of claims granted or allowable in pharmaceutical or biotechnology patents. Accordingly, we do not know the degree of future protection for our proprietary rights or the breadth of claims that will be allowed in any patents issued to us or to others. Further, we rely on a combination of trade secrets, know-how, technology and nondisclosure, and other contractual agreements and technical measures to protect our rights in the proprietary compounds. If any trade secret, know-how or other proprietary information and/or compounds not protected by a patent were to be disclosed to or independently developed by a competitor, our business and financial condition could be materially adversely affected.

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We do not believe that any of the drug candidates we are currently developing infringe upon the rights of any third parties nor are they infringed upon by third parties; however, there can be no assurance that our proprietary compounds will not be found in the future to infringe upon the rights of others or be infringed upon by others. In such a case, others may assert infringement claims against us, and should we be found to infringe upon their patents, or otherwise impermissibly utilize their intellectual property, we might be forced to pay damages, potentially including treble damages, if we are found to have willfully infringed on such parties’ patent rights. In addition to any damages we might have to pay, we may be required to obtain licenses from the holders of this intellectual property, enter into royalty agreements, or redesign our drug candidates so as not to utilize this intellectual property, each of which may prove to be uneconomical or otherwise impossible. Conversely, we may not always be able to successfully pursue our claims against others that infringe upon our proprietary compounds. Thus, the proprietary nature of our technology or technology licensed by us may not provide adequate protection against competitors.

Moreover, the cost to us of any litigation or other proceeding relating to our patents and other intellectual property rights, even if resolved in our favor, could be substantial, and the litigation would divert our management’s efforts. Uncertainties resulting from the initiation and continuation of any litigation could limit our ability to continue our operations.

Our potential collaborative relationships with third parties could cause us to expend significant resources and incur substantial business risk with no assurance of financial return, which could have a materially adverse effect on our business.

We may have to rely substantially upon strategic collaborations for marketing and the commercialization of our drug candidates, and we may rely even more on strategic collaborations for R&D of our other drug candidates. Our business will depend on our ability to sell drugs to both government agencies and to the general pharmaceutical market. We may have to sell our drugs through strategic partnerships with other pharmaceutical companies. If we are unable to establish or manage such strategic collaborations on terms favorable to us in the future, our revenue and drug development may be limited. To date, we have not yet marketed or sold any of our drug candidates.

If we determine to enter into R&D collaborations during the early phases of drug development, our success will in part depend on the performance of our research collaborators. We will not directly control the amount or timing of resources devoted by our research collaborators to activities related to our drug candidates. Our research collaborators may not commit sufficient resources to our programs. If any research collaborator fails to commit sufficient resources, our preclinical or clinical development programs related to this collaboration could be delayed or terminated. Also, our collaborators may pursue existing or other development-stage products or alternative technologies in preference to those being developed in collaboration with us. Finally, if we fail to make required milestone or royalty payments to our collaborators, or to observe other obligations in our agreements with them, our collaborators may have the right to terminate those agreements.

Management of our relationships with our collaborators will require:

●	significant time and effort from our management team;

●	coordination of our marketing and R&D programs with the marketing and R&D priorities of our collaborators; and

●	effective allocation of our resources to multiple projects.

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Establishing strategic collaborations is difficult and time-consuming. Our discussion with potential collaborators may not lead to the establishment of collaborations on favorable terms, if at all. Potential collaborators may reject collaborations based upon their assessment of our financial, regulatory or intellectual property position. Even if we successfully establish new collaborations, these relationships may never result in the successful development or commercialization of our drug candidates or the generation of sales revenue. To the extent that we enter into collaborative arrangements, our drug revenues are likely to be lower than if we directly marketed and sold any drugs that we may develop.

We may not be able to attract and retain highly skilled personnel or consultants, which could have a materially adverse effect on our business.

Our ability to attract and retain highly skilled personnel or consultants is critical to our operations and expansion. We face competition for these types of personnel from other pharmaceutical companies and more established organizations, many of which have significantly larger operations and greater financial, technical, human and other resources than us. We may not be successful in attracting and retaining qualified personnel or consultants on a timely basis, on competitive terms, or at all. If we are not successful in attracting and retaining these personnel or consultants, our business, prospects, financial condition and results of operations will be materially adversely affected.

We depend upon our senior management and their loss or unavailability could put us at a competitive disadvantage.

We depend upon the efforts and abilities of our senior management team Leo Ehrlich and Dr. Arthur Bertolino. Leo Ehrlich, the Company’s Chief Executive and Financial Officer presently has no employment agreement with the Company. The loss of a member of the senior management team could have an adverse impact on our business. Competition for senior management is intense, and we may not be successful in attracting and retaining key personnel to replace such loss of a member of the senior management team, the inability of which could have an adverse effect on our business and results of operations.

The biotechnology and biopharmaceutical industries are characterized by rapid technological developments and a high degree of competition. We may be unable to compete with enterprises equipped with more substantial resources than us, which could cause us to cease operations.

The biotechnology and biopharmaceutical industries are characterized by rapid technological developments and a high degree of competition based primarily on scientific and technological factors. These factors include the availability of patent and other protection for technology and products, the ability to commercialize technological developments and the ability to obtain government approval for testing, manufacturing and marketing.

We compete with biopharmaceutical firms in the United States, Europe and elsewhere, as well as a growing number of large pharmaceutical companies that are applying biotechnology to their operations. Many biopharmaceutical companies have focused their development efforts in the human therapeutics area, including cancer. Many major pharmaceutical companies have developed or acquired internal biotechnology capabilities or made commercial arrangements with other biopharmaceutical companies. These companies, as well as academic institutions, government agencies and private research organizations, also compete with us in recruiting and retaining highly qualified scientific personnel and consultants. Our ability to compete successfully with other companies in the pharmaceutical field will also depend to a considerable degree on the continuing availability of capital on terms and conditions acceptable to us.

We are aware of numerous products under development or manufactured by competitors that are used for the prevention or treatment of certain diseases we have targeted for drug development. Various companies are developing biopharmaceutical products that potentially directly compete with our drug candidates even though their approach to such treatment is different.

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For example, with respect to Kevetrin, our lead compound for cancer, there are many drugs approved to treat various cancers and many more in the publicly disclosed pipeline. Our success depends on our ability to identify tumor types where Kevetrin has an advantage over existing therapies and those in the publicly disclosed pipeline. The same is true for our compound, Brilacidin. Numerous drugs are already FDA approved for the treatment of IBD and ABSSSI. Although there is presently no drug approved for the prevention and treatment of oral mucositis for head and neck cancers, there are numerous clinical trials in progress and Kepivance is approved for limited use patients with hematologic malignancies.

Our competition will be determined in part by the potential indications for which our investigational drugs are developed and ultimately approved by regulatory authorities. Additionally, the timing of the market introduction of some of our potential drugs or of competitors’ products may be an important competitive factor. Accordingly, the relative speed with which we can develop drugs; complete pre-clinical testing, clinical trials, and approval processes; and supply commercial quantities to market are likely to be important competitive factors. We expect that competition among drugs approved for sale will be based on various factors, including product efficacy, safety, reliability, availability, price and patent protection.

The successful development of biopharmaceuticals is highly uncertain. A variety of factors, including, but not limited to, unfavorable pre-clinical study results or failure to obtain regulatory approvals, could cause us to abandon development of our drug candidates, which could also cause us to cease operations and you may lose your entire investment.

Risks Related to the Securities Markets and Investments in Our Class A Common Stock

Because our common stock is quoted on the OTC your ability to sell your shares in the secondary trading market may be limited.

Our Class A Common Stock is currently quoted on the OTC. Consequently, the liquidity of our Class A Common Stock is impaired, not only in the number of shares that are bought and sold, but also through delays in the timing of transactions, and coverage by security analysts and the news media, if any, of our Company. As a result, prices for shares of our Class A Common Stock may be lower than might otherwise prevail if our Class A Common Stock were listed on a national securities exchange.

Because our Class A Common Stock is considered “penny stock” you may have difficulty selling them in the secondary trading market.

Federal regulations under the Securities Exchange Act of 1934 (the “Exchange Act”) regulate the trading of so-called “penny stocks,” which are generally defined as any security not listed on a national securities exchange, priced at less than $5.00 per share and offered by an issuer with limited net tangible assets and revenues. Since our Class A Common Stock currently is quoted on the OTC at less than $5.00 per share, our shares are “penny stocks” and may not be traded unless a disclosure schedule explaining the penny stock market and the risks associated therewith is delivered to a potential purchaser prior to any trade.

In addition, because our Class A Common Stock is not listed on any national securities exchange and currently is quoted at and trades at less than $5.00 per share, trading in our Class A Common Stock is subject to Rule 15g-9 under the Exchange Act. Under this rule, broker-dealers must take certain steps prior to selling a “penny stock,” which steps include:

●	obtaining financial and investment information from the investor;

●	obtaining a written suitability questionnaire and purchase agreement signed by the investor; and

●	providing the investor a written identification of the shares being offered and the quantity of the shares.

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If these penny stock rules are not followed by the broker-dealer, the investor has no obligation to purchase the shares. The application of these comprehensive rules will make it more difficult for broker-dealers to sell our Class A Common Stock and our stockholders, therefore, may have difficulty in selling their shares in the secondary trading market.

Our stock price may be volatile and your investment in our Class A Common Stock could suffer a decline in value.

As of June 30, 2019, the last closing price of our Class A Common Stock, as quoted on the OTC, was $0.19 per share, and as of October 14, 2019, the last closing price of our Class A Common Stock, as quoted on the OTC, was $0.11 per share. The price may fluctuate significantly in response to a number of factors, many of which are beyond our control. These factors include:

●	progress of our products through the regulatory process;

●	results of preclinical studies and clinical trials;

●	announcements of technological innovations or new products by us or our competitors;

●	government regulatory action affecting our products or our competitors’ products in both the United States and foreign countries;

●	developments or disputes concerning patent or proprietary rights;

●	general market conditions for emerging growth and pharmaceutical companies;

●	economic conditions in the United States or abroad;

●	actual or anticipated fluctuations in our operating results;

●	broad market fluctuations; and

●	changes in financial estimates by securities analysts.

Short sellers of our stock may be manipulative and may drive down the market price of our common stock.

Short selling is the practice of selling securities that the seller does not own but rather has borrowed or intends to borrow from a third party with the intention of buying identical securities at a later date to return to the lender. A short seller hopes to profit from a decline in the value of the securities, as the short seller expects to pay less in the covering purchase than it received in the sale. It is therefore in the short seller’s interest for the price of the stock to decline, and some short sellers publish, or arrange for the publication of, opinions or characterizations regarding the relevant issuer, often involving deliberate misrepresentations of the issuer’s business prospects and similar matters calculated to create negative market momentum. Penny stocks which do not trade on an exchange, such as our common stock, are particularly susceptible to short sales.

As a public entity in a highly digital world, we have been and in the future may be the subject of so-called “fake news,” a type of yellow journalism constructed to look legitimate while consisting of intentional misinformation and misrepresentations deliberately propagated by profiteering short sellers seeking to gain an illegal market advantage by spreading false information concerning the Company’s name, compounds, intellectual property, personnel, and affiliates. In the past, the publication of intentional misinformation concerning the Company by a disclosed short seller has been associated with the selling of shares of our common stock in the market on a large scale, resulting in a precipitous decline in the market price per share of our common stock. In addition, the publication of intentional misinformation may also result in lawsuits, the uncertainty and expense of which could adversely impact our business, financial condition and reputation. While we maintain directors’ and officers’ liability insurance, certain costs, such as those below a retention amount, are not covered by our insurance policies. In addition, our insurance carriers could refuse to cover some or all of these claims in whole or in part.

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While utilizing all available tools to defend the Company and its assets against fake news, there is limited regulatory control, making fake news an ongoing concern for any public company. While we move forward in our business development strategies in good faith, there are no assurances that we will not face more fake news or similar tactics by bad actors in the future, and the market price of our common stock may decline as a result of their actions or the action of other short sellers.

Our directors and executive officers own or control a sufficient number of shares of our common stock to control our Company, which could discourage or prevent a takeover, even if an acquisition would be beneficial to our stockholders.

At June 30, 2019, our directors and executive officers own or control approximately 10% of the outstanding voting power of our common stock, excluding common stock issuable upon the exercise of options or conversion of other instruments. Mr. Leo Ehrlich, our CEO and Chairman, also holds an option to purchase 17,090,910 shares of our Class B common stock, each share of which carries ten votes, compared to one vote for each share of our Class A common stock. If Mr. Ehrlich were to exercise this option, our directors and executive officers own or control approximately 50% of the outstanding voting power of our common stock. Accordingly, our directors and executive officers, individually and as a group, may be able to influence the outcome of stockholder votes, involving votes concerning the election of directors, the adoption or amendment of provisions in our Articles of Incorporation and bylaws and the approval of certain mergers or other similar transactions, such as sales of substantially all of our assets. Such control by existing stockholders could have the effect of delaying, deferring or preventing a change in control of our Company.

We may issue additional equity shares to fund the Company’s operational requirements which would dilute your share ownership.

The Company’s continued viability depends on its ability to raise capital. Changes in economic, regulatory or competitive conditions may lead to cost increases. Management may also determine that it is in the best interest of the Company to develop new services or products. In any such case additional financing is required for the Company to meet its operational requirements. There can be no assurances that the Company will be able to obtain such financing on terms acceptable to the Company and at times required by the Company, if at all. In such event, the Company may be required to materially alter its business plan or curtail all or a part of its operational plans.

Risks Related to this Offering

Our Series B preferred stock converts into shares of common stock at a discount to the market price of our common stock. As a result, our common stockholders will experience substantial additional dilution if shares of our Series B preferred stock are converted into common stock.

Our Series B preferred stock may be converted at any time at the holder’s option into shares of our common stock at a conversion price equal of the lower of (i) $0.31625 per share and (ii) 85% of the lowest volume weighted average sale prices of our Class A common stock as reported on Bloomberg L.P. on a trading day during the ten trading days prior to and ending on, and including, the conversion date. In addition, the conversion price may be decreased following certain triggering events. Our Series B preferred stock, of which 1,196 shares were outstanding as of June 30, 2019 and warrants to purchase an additional 7,000 shares were outstanding as of the date of this prospectus, has substantially similar provisions. As a result, the number of shares of common stock that the holders of our Series B preferred stock will receive upon conversion will increase as our common stock price decreases, and there is no floor to the conversion price, and our common stockholders will experience substantial dilution as shares of our Series B Preferred Stock offered hereby are converted into our common stock. Any dilution or potential dilution may cause our stockholders to sell their shares, which may contribute to a downward movement in the stock price of our common stock.

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Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

Our management will have broad discretion in the application of the proceeds from sales of our securities in this offering, and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. Our failure to apply these funds effectively could have a material adverse effect on our business and cause the price of our common stock to decline.

In addition to potential dilution associated with future fundraising transactions, we currently have significant numbers of securities outstanding that are exercisable for our common stock, which could result in significant additional dilution and downward pressure on our stock price.

As of September 23, 2019, there were 211.6 million shares of our common stock outstanding. In addition, as of June 30, 2019, there were outstanding stock options, warrants and convertible securities or debt representing the potential issuance of approximately an additional 96.2 million shares of our common stock, including the potential issuance of shares of common stock upon the conversion of Series B preferred stock offered hereby. The issuance of these shares in the future would result in significant dilution to our current stockholders and could adversely affect the price of our common stock and the terms on which we could raise additional capital. In addition, the issuance and subsequent trading of shares could cause the supply of our common stock available for purchase in the market to exceed the purchase demand for our common stock. Such supply in excess of demand could cause the market price of our common stock to decline.

The Company has no history of paying dividends on its common stock, and we do not anticipate paying dividends in the foreseeable future.

The Company has not previously paid dividends on its common stock. We currently anticipate that we will retain all of our available cash, if any, for use as working capital and for other general corporate purposes. Any payment of future dividends on our common stock will be at the discretion of our Board of Directors and will depend upon, among other things, our earnings, financial condition, capital requirements, level of indebtedness, statutory and contractual restrictions applicable to the payment of dividends and other considerations that our Board of Directors deems relevant. Investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize a return on their investment.

There is no public market for the Series B preferred stock being offered in this offering.

There is no established public trading market for our Series B preferred stock being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply for listing of our Series B preferred stock on any national securities exchange or other nationally recognized trading system. Without an active market, the liquidity of our Series B preferred stock will be limited.

Holders of our Series B preferred stock will have no rights as a holder of our common stock until such holders convert their Series B preferred stock and acquire our common stock.

Until holders of our Series B preferred stock acquire shares of our common stock upon conversion of the Series B preferred stock, holders of Series B preferred stock will have no rights with respect to the shares of our common stock underlying such shares of Series B preferred stock, except as set forth in the related certificate of designation. Upon conversion of the Series B preferred stock, the holders thereof will be entitled to exercise the rights of a holder of our common stock only as to matters for which the record date occurs after the exercise date.

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USE OF PROCEEDS

We will receive up to $6.9 million upon the exercise of the warrants sold by us in this offering, which if fully exercised would result in proceeds to us, after deducting estimated offering expenses payable by us, of approximately $6.8 million. We cannot predict when or if the warrants will be exercised, and it is possible that the warrants may expire and never be exercised. We intend to use the net proceeds, if any, from this offering for general working capital purposes. The amounts and timing of expenditures will depend on a number of factors, such as the timing, scope, progress and results of our research and development efforts, the timing and progress of any partnering efforts, and the competitive environment for our product candidates. As of the date of this prospectus, we cannot specify with certainty the particular uses of the proceeds from this offering. Accordingly, we will retain broad discretion over the use of such proceeds. Until we use the proceeds for any purpose, we expect to invest them in short-term investments.

RATIO OF EARNINGS TO FIXED CHARGES

The table below presents the ratio of earnings to fixed charges and the coverage for the last five completed fiscal years.

	For the Year Ended June 30,
	2015	2016	2017	2018	2019
Ratio of earnings to combined fixed charges and preferred stock dividends	N/A	N/A	N/A	N/A	N/A
Deficiency (in million)	$(13.1)	$(12.9)	$(15.5)	$(16.4)	$(8.7)

Our earnings were inadequate to cover fixed charges for each of the periods indicated above. We did not pay any preferred stock dividends during the periods. The amount of the deficiency by which our earnings did not cover our fixed charges for each such period is disclosed in the second line of the above table.

This information should be read in conjunction with our consolidated financial statements and the accompanying notes appearing elsewhere in this prospectus.

DILUTION

Our net tangible book deficit as June 30, 2019 was approximately $(4.1) million, or $(0.02) per share. We calculate net tangible book deficit per share by dividing the net tangible book deficit, which is tangible assets less total liabilities, by the number of outstanding shares of our common stock. Dilution per share of our common stock to investors in this offering represents the difference between the assumed amount paid per share of our common stock underlying the Series B preferred stock (assuming full exercise of the warrants) and the assumed net tangible book deficit per share of our common stock following the completion of this offering.

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After giving effect to the issuance of 7,000 shares of our Series B preferred stock for net proceeds of approximately $6.8 million after deducting estimated offering expenses payable by us, and assuming a conversion price of $0.11 per share, which is closing price of our common stock on October 14, 2019, our as adjusted net tangible book value as of June 30, 2019 would have been approximately $2.7 million, or $0.01 per share of common stock. This represents an immediate increase in net tangible book value of $0.03 per share to existing stockholders and assumed immediate dilution in net tangible book deficit of $0.10 per share to investors participating in this offering. The following table illustrates this dilution on a per share basis:

Assumed average conversion price		$0.11
Net tangible book deficit per share as of June 30, 2019	$(0.02)
Increase per share attributable to the offering	$0.03
As adjusted net tangible book value per share as of June 30, 2019, after giving effect to this offering		$0.01
Dilution per share to new investors		$0.10

The foregoing dilution information is based on 202,403,705 shares of our common stock outstanding as of June 30, 2019. The actual price at which investors convert their Series B preferred stock may be higher or lower than the assumed price of $0.11 per share and our total shares may continue to change, and is expected to continue to change. A decrease of $0.05 per share in the conversion price would result in the same adjusted net tangible book value per share after the offering but would decrease the dilution in net tangible book value per share to new investors in this offering to $0.05 per share, after deducting estimated aggregate offering expenses payable by us. An increase of $0.05 per share in the conversion price would result in the same adjusted net tangible book value per share after the offering but would increase the dilution in net tangible book value per share to new investors in this offering to $0.15 per share, after deducting estimated aggregate offering expenses payable by us. This information is supplied for illustrative purposes only.

The number of shares of common stock to be outstanding after this offering is based on 202,403,705 million shares of Class A common stock outstanding as of June 30, 2019 and excludes approximately an additional 36.3 million shares of our common stock issuable upon the exercise of stock options, exercise of warrants, and conversion of convertible securities other than the Series B preferred stock offered hereby.

PENNY STOCK CONSIDERATIONS

Our common stock may be a penny stock, therefore, trading in our securities is subject to penny stock considerations. Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the SEC.

Penny stocks generally are equity securities with a price of less than $5.00 (other than securities listed on certain national securities exchanges). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit their market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

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MARKET FOR OUR COMMON STOCK, DIVIDENDS AND RELATED STOCKHOLDER MATTERS

The Company’s Class A Common Stock symbol is “IPIX” and is quoted on the OTCQB. Quotations on the OTCQB reflect inter-dealer prices, without retail mark-up, mark-down commission, and may not represent actual transactions.

As of June 30, 2019:

●

approximately 36.3 million shares of our Class A common stock were issuable upon the exercise of stock options, exercise of warrants, and conversion of convertible securities other than the Series B preferred stock offered hereby;

●

approximately 71.9 million shares of our Class A common stock would have been issuable upon the conversion of the Series B preferred stock offered hereby, assuming a conversion price of $0.11 per share of Class A common stock;

●	of the 202.6 million shares of Class A common stock outstanding, approximately 25.1 million shares were restricted and could be sold pursuant to Rule 144; and

●	other than the securities that are the subject of this prospectus, there are no securities that have been proposed to be publicly offered resulting in dilution to our current stockholders.

Number of Shareholders

As of September 23, 2019, a total of approximately 211,591,752 shares of the Company’s common stock are outstanding and held by approximately 73 shareholders of record, including Cede & Co., the nominee for the Depository Trust & Clearing Corporation and consequently that number does not include beneficial owners of our common stock who hold their stock in “street name” through their brokers.

Dividends

The Company has not paid any cash dividends since its inception. The Company currently intends to retain any earnings for use in its business, and therefore does not anticipate paying dividends in the foreseeable future.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about our expectations related to the progress, continuation, timing and success of drug discovery and development activities conducted by the Company, our ability to obtain additional capital to fund our operations, changes in our research and development spending, realizing new revenue streams and obtaining future out-licensing or collaboration agreements that include up-front, milestone and/or royalty payments, our ability to realize up-front milestone and royalty payments under current and future agreements, future research and development spending and projections relating to the level of cash we expect to use in operations, our working capital requirements and our future headcount requirements. In some cases, forward-looking statements can be identified by the use of terms such as “may,” “will,” “expects,” “intends,” “plans,” “anticipates,” “estimates,” “potential,” or “continue,” or the negative thereof or other comparable terms. These statements are based on current expectations, projections and assumptions made by management and are not guarantees of future performance. Although we believe that the expectations reflected in the forward-looking statements contained herein are reasonable, these expectations or any of the forward-looking statements could prove to be incorrect and actual results could differ materially from those projected or assumed in the forward-looking statements. Our future financial condition, as well as any forward-looking statements are subject to significant risks and uncertainties including, but not limited to the factors set forth under the heading “Risk Factors” appearing elsewhere in this prospectus, and in other reports we file with the SEC. All forward-looking statements are made as of the date of this prospectus and, unless required by law, we undertake no obligation to update any forward-looking statements.

The following discussion of our financial condition and results of operations should be read in conjunction with our accompanying audited financial statements and related notes to those statements included elsewhere in this prospectus.

Our fiscal year ends on June 30. When we refer to a fiscal year, we are referring to the year in which the fiscal year ends. Therefore, fiscal 2019 refers to the fiscal year ended June 30, 2019.

Management’s Plan of Operation

The Company devotes most of its efforts and resources on drug development and clinical trials. These trials are evaluating our drug candidates: Brilacidin, for decreasing the incidence of severe oral mucositis as a complication of chemoradiation, for treatment of IBD, and for treatment of skin infections; and Kevetrin, for the treatment of cancer. We anticipate using our expertise to manage and perform what we believe are the most critical aspects of the product development process, which include: (i) design and oversight of clinical trials; (ii) development and execution of strategies for the protection and maintenance of intellectual property rights; and (iii) interactions with regulatory authorities domestically and internationally. We expect to concentrate on product development and engage in a limited way in product discovery, avoiding the significant investment of time and financial resources that is generally required for a promising compound to be identified and brought into clinical trials.

In the ordinary course of business, we engage in a continual review of opportunities to license our drug compounds and enter into partnering, joint development or similar arrangements with other companies. We currently, and generally at any time, have such opportunities in various stages of active review, including, for example, entry into indications of interest and term sheets and participation in preliminary discussions and negotiations. Any such transaction could be material to us.

On June 6, 2019, the Company announced initiation, in partnership with BDD Pharma, of oral development of Brilacidin in tablet form, utilizing BDD Pharma’s patented OralogiK™ tablet technology, which employs controlled erosion of a time-dependent barrier layer during small intestine transit to provide effective colon targeting.

On July 18, 2019, the Company entered into a license agreement with Alfasigma S.p,A., an Italy-based global pharmaceutical company, for worldwide rights to develop Brilacidin for localized treatment of ulcerative proctitis/ulcerative proctosigmoiditis (UP/UPS). Additional strategic alliances and licensing deals across our clinical pipeline remain a primary objective.

On September 20, 2019, the Company amended its Articles of Incorporation to increase the number of authorized shares of Class A common stock from 300 million to 600 million, following stockholder approval.

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Set forth below is an overview our research and development efforts on Brilacidin and Kevetrin through September 30, 2019:

Brilacidin

Two trials of topical Brilacidin have been completed: a double-blind Phase 2 clinical trial of Brilacidin for the treatment of Oral Mucositis (OM); and an open-label Phase 2 Proof-of-Concept (P-o-C) trial of Brilacidin for the treatment of Ulcerative Proctitis/Proctosigmoiditis (UP/UPS), two types of Inflammatory Bowel Disease (IBD). Appropriate regulatory and other activities aimed at moving the programs forward into further clinical testing are currently underway.

Topical Administration (Oral Mucositis/IBD)

Oral Mucositis (OM) study — In this randomized, double-blind Phase 2 study of Brilacidin for the prevention and control of OM in patients receiving chemoradiation for treatment of Head and Neck Cancer (HNC), analysis of patients who received at least 55 Gy cumulative units of radiation showed that Brilacidin markedly reduced the rate of severe OM (WHO Grade ≥ 3), delayed onset of severe OM and decreased duration of severe OM. The Company made available, in a blog published on its website, a comparative data table (based on public information) showing Brilacidin compares favorably to other compounds in development for preventing and treating severe OM. The Company and the U.S. Food and Drug Administration (FDA) have completed an End-of-Phase 2 meeting concerning the continuing development of Brilacidin oral rinse to decrease the incidence of severe OM in HNC patients receiving chemoradiation. Both parties agreed to an acceptable Brilacidin Phase 3 development pathway, including studying Brilacidin oral rinse effects on severe OM when cisplatin, the preferred chemotherapy regimen in HNC care, is administered in higher concentrations (80-100 mg/m2) every 21 days, and at lower concentrations (30-40 mg/m2) administered weekly as part of the chemoradiation regimen.

IBD (UP/UPS) study — This Phase 2a trial comprises three sequential cohorts, with progressive dose escalation by cohort—cohort A (6 patients) - 50 mg, cohort B (6 patients) - 100 mg, and cohort C (5 patients) - 200 mg, respectively. Treatment with Brilacidin by daily enema administration was performed for 42 days. The primary efficacy endpoint of clinical remission (accounting for stool frequency, rectal bleeding and endoscopy findings subscores) was met by the majority of patients across the cohorts. Brilacidin was generally well-tolerated. Patient quality of life (as assessed by the short inflammatory bowel disease questionnaire, or SIBDQ) showed notable improvements. Limited systemic exposure to Brilacidin was demonstrated as measured by plasma Brilacidin concentrations. To obtain maximum value of the Brilacidin-IBD asset, the Company plans to develop the drug candidate as an oral dose (pill or tablet). Planned next steps in the development of Brilacidin for oral delivery include initial clinical testing of a radio (gamma) isotope labeled Brilacidin oral formulation in healthy volunteers to assess targeting, dispersion, safety, toleration, and the pharmacokinetic profile. Following multidose testing, clinical trials in IBD including Ulcerative Colitis, then Crohn’s Disease, would then be planned.

Ulcerative Colitis (UC) — Brilacidin is also being developed as a treatment in more extensive forms of IBD, with formulation development plans including oral tablets first aimed for the treatment of ulcerative colitis and then Crohn’s disease. The Company has partnered with BDD Pharma for oral development of Brilacidin in tablet form. Initial formulation is underway utilizing BDD Pharma’s patented OralogiK™ tablet technology to achieve selective delivery of Brilacidin to the colon. A first-in-human safety/toleration/PK clinical single-dose escalation trial is anticipated to be conducted later this year to be followed by multidose testing. If an adequate profile is achieved, a placebo-controlled Phase 2 trial in UC patients would be targeted to begin in the second half of calendar year 2020. We aim to design this patient clinical trial to firmly anchor proof-of-concept for treatment of ulcerative colitis towards attracting a partnership deal.

As stated above, we see significant opportunities in treating Oral Mucositis and IBD with Brilacidin. These data also suggest that other inflammatory conditions including various dermatology disorders and conditions may, likewise, be treated locally and efficaciously with Brilacidin.

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ABSSSI

In February 2016, the Company submitted a Special Protocol Assessment (SPA) request, along with a final protocol, to the FDA, for a Phase 3 clinical trial of Brilacidin for the treatment of Acute Bacterial Skin and Skin Structure Infection (ABSSSI) caused by gram-positive bacteria, including methicillin-resistant Staphylococcus aureus (MRSA). We received from the FDA comments and considerations for incorporation into our study design. Management decided to delay its response to FDA due to the low price per share of our common stock and the approximately $30 million costs required for this study. Our strategy, for now, is to achieve success with other trials and attract partnering opportunities that may provide significant upfront payments and milestone payments, which can then be used to fund the ABSSSI program. We see ABSSSI as the appropriate gateway indication in infectious diseases, enabling potential further studies of Brilacidin’s use for implant coating and biofilm infections.

Expenditures on Brilacidin were approximately $1.3 million and $2.0 million during the year ended June 30, 2019 and 2018, respectively.

Kevetrin

The Company has completed a Phase 2a trial of Kevetrin in treating late-stage Ovarian Cancer. The main objective of the trial focused on confirming the modulation by Kevetrin of p53 pathways in tumors, as well as monitoring the response of tumors to the treatment. The study was successful in demonstrating modulation of p53 directly in ovarian cancer tumor tissue in patients. Pharmacokinetic data collected on Kevetrin during the Phase 1 clinical trial demonstrated that the compound has a short half-life of approximately two hours. This short half-life makes it a compelling candidate for an oral drug delivery treatment for the main purpose of allowing simple daily, or multiple-times daily administrations within or outside the hospital setting. Compared to injectable or intravenous treatments, oral therapy is the preferred drug delivery method of patients. Preliminary laboratory studies are encouraging and support the potential of developing an oral formulation, but there are no assurances made or implied that the Company will be successful in completing development of an oral formulation. Toxicology studies for the oral formulation of Kevetrin are approximately half completed, with the remainder of this work to be completed when the Company secures additional financial resources. Next steps in the development of Kevetrin include: completing bridging toxicology work for an oral formulation; developing the oral formulation (pill or tablet); requesting an FDA meeting to discuss trial results to date and the design of future trials; and performing a dosing safety study in healthy volunteers once the oral formulation has been developed. Once completed, these steps would likely quickly lead to Phase 2 testing of oral Kevetrin in both solid tumors and leukemias, with ovarian cancer likely continuing to be the lead indication.

Expenditures on Kevetrin were approximately $0.1 million and $0.4 million during the year ended June 30, 2019 and 2018, respectively.

We have no product sales to date and we will not receive any product revenue until we receive approval from the FDA or equivalent foreign regulatory agencies to begin marketing a pharmaceutical product. Developing pharmaceutical products, however, is a lengthy and very expensive process. Assuming we do not encounter any unforeseen safety or efficacy issues during the course of developing our product candidates, we do not expect to complete the development of a product candidate for several years, if ever.

Going Concern

We have identified conditions and events that raise substantial doubt about our ability to continue as a going concern. At June 30, 2019, the Company’s cash amounted to $0.6 million and current liabilities amounted to $7.3 million, of which $3.7 million were payables to related parties with no immediate payment terms and $2.9 million was payable to one shareholder who is our former director and officer of the Company (see Note 9. Related Party Transactions and Note 10. Convertible Note Payable - Related Party). We have no sales as it does not have any products in the market and will continue to not have any revenues until it begins to market its products after it has obtained the necessary FDA approval. As a result, the Company expects to continue to incur losses over the next 12 months from the date of this prospectus. Accordingly, the Company’s planned operations, including total budgeted expenditures of approximately $11.5 million for the next twelve months, raise doubt about its ability to continue as a going concern for the next 12 months. If we are not able to continue as a going concern, it is likely that holders of our common stock will lose all of their investment. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

To continue as a going concern, we must secure additional funding to support our current operating plan. The Company expects to seek to obtain additional funding through business development activities (i.e. licensing and partnerships), such as the license agreement with Alfasigma, and future equity issuances. There can be no assurance as to the availability or terms upon which such financing and capital might be available.

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Critical Accounting Policies and Estimates

Management’s discussion and analysis of financial condition and results of operations are based upon our accompanying financial statements, which have been prepared in conformity with U.S. generally accepted accounting principles, or U.S. GAAP, and which requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. Note 3. Significant Accounting Policies and Recent Accounting Pronouncements, to the financial statements included elsewhere in this propsectus, describes the significant accounting policies and methods used in the preparation of the Company’s financial statements. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances. These estimates are the basis for our judgments about the carrying values of assets and liabilities, which in turn may impact our reported revenue and expenses. Our actual results could differ significantly from these estimates under different assumptions or conditions.

Impairment of Intangible assets – patents

We review our definite lived intangible assets, patents, for impairment when impairment indicators exist. When impairment indicators exist, we determine if the carrying value of the intangible assets exceeds the related undiscounted cash flows. In cases where the carrying value exceeds the undiscounted cash flows, and the carrying amount is not considered recoverable, the carrying value is written down to its fair value, generally using a discounted cash flow analysis. An impairment loss is recognized for the amount that the intangible assets exceeds their fair value, generally based on discounted cash flow methods and other fair market value indicators. During the fiscal years ended June 30, 2019 and 2018, the Company has written off the Prurisol patent and other patents of approximately $154,000 and $163,000, respectively, which are included in general and administrative expenses (see Note 4. Patents to the financial statements, included in the notes to financial statements appearing elsewhere in this prospectus).

Accrued Outsourcing Costs

Substantial portions of our preclinical studies and clinical trials are performed by third-party laboratories, medical centers, contract research organizations and other vendors, or collectively “CROs.” These CROs generally bill monthly or quarterly for services performed, or bill based upon milestone achievement. For preclinical studies, we accrue expenses based upon estimated percentage of work completed and the contract milestones remaining. For clinical studies, expenses are accrued based upon the number of patients enrolled and the duration of the study. We monitor patient enrollment, the progress of clinical studies and related activities to the extent possible through internal reviews of data reported to us by the CROs, correspondence with the CROs and clinical site visits. Our estimates depend on the timeliness and accuracy of the data provided by the CROs regarding the status of each program and total program spending. We periodically evaluate the estimates to determine if adjustments are necessary or appropriate based on information we receive.

Valuation of Equity Grants

The Company accounts for all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The Company is required to measure the cost of employee services received in exchange for stock options and similar awards based on the grant-date fair value of the award and recognize this cost in the income statement over the period during which an employee is required to provide service in exchange for the award. The Company uses the Black-Scholes-Merton valuation model and has elected to use the ratable method to amortize compensation expense over the vesting period of the grant. The Company accounts for equity instruments issued to nonemployees by valuing them using the Black-Scholes-Merton valuation model. The measurement of stock-based compensation is subject to periodic adjustments as the underlying equity instruments vest.

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Income Tax Valuation

Deferred income tax assets and liabilities arise from temporary differences associated with differences between the financial statements and tax basis of assets and liabilities, as measured by the enacted tax rates, which are expected to be in effect when these differences reverse. Deferred tax assets and liabilities are classified as current or non-current, depending upon the classification of the asset or liabilities to which they relate. Deferred tax assets and liabilities not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

The Company has generated net losses since inception and accordingly has not recorded a provision for income taxes. The deferred tax assets were primarily comprised of federal and state tax net operating loss, or NOL, carryforwards. Due to uncertainties surrounding the Company’s ability to generate future taxable income to realize these tax assets, a full valuation allowance has been established to offset the deferred tax assets. Additionally, the future utilization of the NOL carryforwards to offset future taxable income may be subject to an annual limitation as a result of ownership changes that could occur in the future. If necessary, the deferred tax assets will be reduced by any carryforwards that expire prior to utilization as a result of such limitations, with a corresponding reduction of the valuation allowance.

The Company adopted the provisions of FASB Accounting Standards Codification (“ASC”) “Uncertainty in Income Taxes” (ASC 740-10), on January 1, 2007. The Company has not recognized a liability as a result of the implementation of ASC 740-10. A reconciliation of the beginning and ending amount of unrecognized tax benefits has not been provided since there is no unrecognized benefit since the date of adoption. The Company has not recognized interest expense or penalties as a result of the implementation of ASC 740-10. If there were an unrecognized tax benefit, the Company would recognize interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses.

Recently Issued Accounting Pronouncements

See Note 3. Significant Accounting Policies and Recent Accounting Pronouncements to the financial statements, included elsewhere in this prospectus, for a discussion of recent accounting pronouncements and their effect, if any, on our financial statements.

Results of Operations

We expect to incur losses from operations for the next few years. We expect to incur increasing research and development expenses, including expenses related to additional clinical trials for our proprietary programs. Based upon our expected rate of expenditures over the next 12 months, we expect to raise additional capital through, among other things, the sale of equity or debt securities to meet all of our anticipated obligations for our current operations through our fiscal year end of June 30, 2020. However, continuing operations for the next 12 months from September 30, 2019 is very much dependent upon our ability to raise equity from existing or new financing sources. There can be no assurance as to the availability or terms upon which such financing and capital might be available.

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Revenue

We generated no revenue and incurred operating expenses of approximately $6.5 million and $13.9 million for the fiscal years ended June 30, 2019 and 2018, respectively.

Research and Development Expenses for Proprietary Programs

Below is a summary of our research and development expenses for our proprietary programs by categories of costs for the fiscal years presented (rounded to nearest thousand):

	Year ended		Change
	June 30,		2019 Vs. 2018
	2019	2018	$	%

Clinical studies and development research	$1,825,000	$7,105,000	(5,280,000)	-74%
Officers’ payroll and payroll tax expenses related to R&D department	619,000	784,000	(165,000)	-21%
Employees payroll and payroll tax expenses related to R&D department	452,000	1,180,000	(728,000)	-62%
Stock-based compensation - officer	844,000	1,610,000	(766,000)	-48%
Stock-based compensation - employee	179,000	156,000	23,000	15%
Stock-based compensation - consultants	53,000	120,000	(67,000)	-56%
Depreciation and amortization expenses	371,000	413,000	(42,000)	-10%
Total	$4,343,000	$11,368,000	(7,025,000)	-62%

Fiscal 2019 compared to Fiscal 2018 – Research and development expenses for proprietary programs decreased during fiscal 2019 primarily due to less spending on our programs due to our current lack of working capital. Clinical studies and development expenses will continue to decrease in future reporting periods if there is no increase in the Company’s financial liquidity.

Officers’ payroll decreased during fiscal 2019 because the Company’s President of Research resigned in September 2018, which led to the decrease in officers’ payroll during fiscal 2019.

Employees payroll and payroll tax expenses decreased during fiscal 2019 related to fewer employees engaged in preclinical development after March 31, 2018, which led to the decrease in employees’ payroll during fiscal 2019.

Stock-based compensation - officers decreased during fiscal 2019 because stock-based compensation - officers expenses in 2018 primarily related to the stock-based compensation given to our President and Chief Medical Officer on September 1, 2017 and the stocks and options granted to our President and Chief Medical Officer on June 27, 2017 that became fully vested and expensed due to the completed clinical trial milestones in December 2017.

Stock-based compensation - employees increased during fiscal 2019 due to an increase in the number of stock awards granted to employees vesting in 2019 compared with 2018.

Stock-based compensation - consultants decreased during fiscal 2019 due to only two stock awards being granted to consultants during fiscal 2019.

Our research and development expenses include costs related to preclinical and clinical trials, outsourced services and consulting, officers’ payroll and related payroll tax expenses, other wages and related payroll tax expenses, stock-based compensation, depreciation and amortization expenses. We manage our proprietary programs based on scientific data and achievement of research plan goals. Our scientists record their time to specific projects when possible; however, many activities occurring simultaneously benefit multiple projects and cannot be readily attributed to a specific project. Accordingly, the accurate assignment of time and costs to a specific project is difficult and may not give a true indication of the actual costs of a particular project. As a result, we do not report costs on an individual program basis.

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General and Administrative Expenses

General and administrative expenses consist mainly of compensation and associated fringe benefits not included in the cost of research and development expenses for proprietary programs and include other management, business development, accounting, information technology and administration costs, including patent filing and prosecution, recruiting, consulting and professional services, travel and meals, sales commissions, facilities, depreciation and other office expenses. Below is a summary of our general and administrative expenses (rounded to nearest thousand):

	Year ended		Change
	June 30,		2019 Vs. 2018
	2019	2018	$	%

Insurance and health expense	$496,000	$474,000	22,000	5%
Patent expenses	158,000	165,000	(7,000)	-4%
Rent and utility expense	263,000	254,000	9,000	4%
Other G&A	265,000	489,000	(224,000)	-46%
Total	$1,182,000	$1,382,000	(200,000)	-14%

Fiscal 2019 compared to Fiscal 2018 - General and administrative expenses decreased during fiscal 2019 primarily related to the decreases in promotion, advertising and office expenses offset by increases in insurance/health and rent/utility expense.

Officers’ payroll and payroll tax expenses

Below is a summary of our Officers’ payroll and payroll tax expenses (rounded to nearest thousand):

	Year ended		Change
	June 30,		2019 Vs. 2018
	2019	2018	$ %

Officers’ payroll and payroll tax expenses	$486,000	$517,000	(31,000)	-6%

Fiscal 2019 compared to Fiscal 2018 - Officers’ payroll and payroll tax expenses for the Company decreased during fiscal 2019 compared to fiscal 2018. The Company previously recorded 10% of payroll and payroll tax expenses paid for Dr. Menon under Officers’ Payroll and Payroll Tax Expenses and recorded 90% of payroll paid to Dr. Menon under Research and Development Expense. The decrease in officers’ payroll and payroll tax expenses for the Company during fiscal 2019 was mainly because of the decrease in the 10% of payroll and payroll tax expenses paid for Dr. Menon. Dr. Menon departed the Company on September 18, 2018, and resigned from the Company’s Board of Directors on December 11, 2018.

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Professional fees

Below is a summary of our Professional fees (rounded to nearest thousand):

	Year ended		Change
	June 30,		2019 Vs. 2018
	2019	2018	$ %

Audit Fee, legal and professional fees	$440,000	$676,000	(236,000)	-35%

Fiscal 2019 compared to Fiscal 2018 - Professional fees decreased during fiscal 2019 primarily related to decrease in legal fees and other professional fees for less legal review of various contracts in 2019.

Other Income (Expense)

Below is a summary of our other income (expense) (rounded to nearest thousand):

	Year ended		Change
	June 30,		2019 Vs. 2018
	2019	2018	$	%

Interest income	-	1,000	(1,000)	-100%
Interest expense – debt	(197,000)	(202,000)	5,000	2%
Interest expense – preferred stock liability	(2,000,000)	-	(2,000,000)	100%
Change in fair value – Series B preferred stock	357,000	-	357,000	100%
Modification of Series B preferred stock terms	(390,000)	-	(390,000)	100%
Financing costs	-	(2,218,000)	2,218,000	100%
Other Income (Expense), net	$(2,230,000)	$(2,419,000)	189,000	8%

Fiscal 2019 compared to Fiscal 2018

There was a decrease in interest income of approximately $1,000 relating to the decrease in bank deposits.

There was a decrease in interest expenses paid on the note payable – related party, because the Company’s Chairman and CEO cancelled $100,000 of debt owed to him by the Company to satisfy the exercise price for the purchase of 909,090 Class B shares at the option exercise price of $0.11 on January 29, 2019 (see Note 10. Convertible Note Payable - Related Party to the financial statements included elsewhere in this prospectus).

There was an increase in interest expense – preferred stock liability of approximately $2,000,000 relating to the issuance of Series B preferred stock that has been recorded as a liability on the accompanying balance sheets. There was an increase in change in value related to the Series B preferred stock (see Note 15. Fair Value Measurement to the financial statements included elsewhere in this prospectus).

There was an increase in other expenses due to the modification of terms for the Series B Preferred Stock of approximately $390,000, related to the Warrant Restructuring and the additional issuance agreement (see Note 14 - Series B 5% Convertible Preferred Stock to the financial statements included elsewhere in this prospectus).

Net Losses

We incurred net losses of $8.7 million and $16.4 million for the fiscal years ended June 30, 2019 and 2018, respectively, because of the above-mentioned factors.

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Liquidity and Capital Resources

Projected Future Working Capital Requirements - Next 12 Months

As of June 30, 2019, we had approximately $0.6 million in cash compared to $2.4 million of cash as of June 30, 2018. The amount of cash and cash equivalents on the balance sheet as of September 30, 2019 is approximately $0.8 million and is not adequate to fund future operations. We anticipate that future budget expenditures, based upon us obtaining the adequate financial resources to enable us to operate at our budgeted operations, will be approximately a total of $11.5 million for the next twelve months, including approximately $7.5 million for clinical activities, supportive research, and drug product. This assessment is based on current estimates and assumptions regarding our clinical development programs and business needs. Actual working capital requirements could differ materially from this projection.

Therefore, our current projected budgeted average monthly cash flow shortfall is anticipated to average approximately $1 million per month for the next 12 months from September 30, 2019. We are working to reduce our projected monthly cash flow shortfall and we are currently seeking new sources of financing to fund our additional research and development work and general and administrative expenses over the next 12 months from September 30, 2019. We have the ability to delay incurring certain operating expenses in the next 12 months, which could reduce our cash flow shortfall, if needed.

We do not currently satisfy the requirements for use of Form S-3 for the primary offerings of our securities but we may utilize Form S-1 to register the future issuance of our securities. The current primary potential source of cash available to us is proceeds from the exercise of outstanding warrants to purchase shares of our Series B preferred stock, which warrants we issued in October 2018 and May 2019. In addition, we may receive payments upon the achievement of milestones pursuant to our license agreement with Alfasigma or similar license agreements in the future. There can be no assurance of the exercise of these warrants or the receipt of these milestone payments in the future.

Our ability to successfully raise sufficient funds through the sale of equity securities, to meet our current and future operating expenditures is uncertain and subject to market conditions generally, the market for our common stock, and our ability to sell our common stock and other risks. These factors, among others, raise substantial doubt about our ability to continue as a going concern for the next 12 months. In the event that we are unable to raise sufficient additional funds, we may be required to delay, reduce or severely curtail our operations or otherwise impede our on-going business efforts, which could have a material adverse effect on our future business, operating results, financial condition and long-term prospects. In addition, we may be forced to cease all operations, in which event investors may lose their entire investment in the Company. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty. See Note 2. Going Concern and Liquidity to the financial statements included elsewhere in this prospectus for a further discussion of our liquidity and the conditions and events which raise substantial doubt regarding our ability to continue as a going concern for the next 12 months.

Cash Flows

The following table provides information regarding our cash position, cash flows and capital expenditures for the fiscal years ended June 30, 2019 and 2018 (rounded to nearest thousand):

	Year ended		Change
	June 30,		Increase/
	2019	2018	(Decrease)
			%
Net cash used in operating activities	$(6,332,000)	$(13,278,000)	(52)%
Net cash used in investing activities	(46,000)	(104,000)	(69)%
Net cash provided by financing activities	4,533,000	11,665,000	(61)%
Net decrease in cash	$(1,845,000)	$(1,717,000)	7%

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Our total operating activities used cash of $6.3 million and $13.3 million in 2019 and 2018, respectively. The use of cash in these periods principally resulted from our losses from operations, mentioned above, as adjusted for non-cash charges for stock-based compensation, patent amortization and write-off, loss on disposal of equipment, deferred financing costs write-off, modification of Series B convertible preferred stock, change in fair value of preferred stock, interest expense on preferred stock, and depreciation, and changes in our working capital accounts.

Investing activities

In 2019, our total investing activities used cash of $0.05 million, including the investment in patents of $0.09 million and proceeds from the sale of equipment of $0.04 million. In 2018, our total investing activities used cash of $0.1 million, including the investment in patents of $0.1 million and proceeds from the sale of equipment of $0.01 million.

Financing activities

Our total net financing activities provided cash of $4.5 million and $11.7 million in 2019 and 2018, respectively.

In 2019, we raised approximately $4.6 million in net cash proceeds, from issuance of Series B preferred stock and warrants, offset by purchase of treasury stock of $0.1 million.

In 2018, we raised approximately $11.8 million in net cash proceeds from the sale of our stock, including $9.8 million in net proceeds from the sale of 19.3 million shares of our common stock pursuant to common stock purchase agreement with Aspire Capital Fund, LLC at variable prices, and $2 million in net proceeds from the sale of 5,263,158 shares of our common stock to Aspire Capital at $0.38 per share, with 2,736,842 commitment shares and the commitment fee warrants to purchase 8,000,000 shares of common stock (See Note 12. Equity Incentive Plans, Stock-Based Compensation, Exercise of Options and Warrants Outstanding to the financial statements included elsewhere in this prospectus). This was offset by purchase of treasury stock of $0.2 million.

Requirement for Additional Working Capital

The Company plans to incur total expenses of approximately $11.5 million for the next 12 months, including approximately $7.5 million for clinical activities, supportive research, and drug product development. The Company has limited experience with pharmaceutical drug development. As such, the budget estimate may not be accurate. In addition, the actual work to be performed is not known at this time, other than a broad outline, as is normal with any scientific work. As further work is performed, additional work may become necessary or a change in plans or workload may occur. Such changes may have an adverse impact on our estimated budget and on our projected timeline of drug development.

The Company will be unable to proceed with its planned drug development programs, meet its administrative expense requirements, capital costs, or staffing costs without raising additional capital in the next several months. The current primary potential source of cash available to the Company is proceeds from the exercise of warrants to purchase shares of Series B preferred stock, which warrants were issued in October 2018 and May 2019. In addition, the Company may receive payments upon the achievement of milestones pursuant to its license agreement with Alfasigma or similar license agreements in the future. There can be no assurance of the exercise of warrants or the receipt of milestone payments by the Company in the future.

On October 5, 2018, the Company entered into a Securities Purchase Agreement with one multi-family office for the sale of 2,000 shares of the Company’s newly-created Series B 5% convertible preferred stock for aggregate gross proceeds of approximately $2.0 million. Under the Securities Purchase Agreement, the Company also initially issued to the investors warrants to purchase up to an additional 8,000 shares of preferred stock for an aggregate purchase price of approximately $7.9 million. On May 9, 2019, the Company entered into a warrant restructuring and additional issuance agreement (the “Issuance Agreement”) with the holders of the Series B preferred stock and warrants pursuant to which the Company issued an additional 100 shares of Series B preferred stock and warrants to purchase an additional 2,500 shares of preferred stock, and the holders of the Series B preferred stock and warrants agreed to exercise warrants to purchase up to $2.0 million of Series B preferred stock through November 2019 subject to the conditions set forth in the Issuance Agreement. In addition, the Company agreed to issue one additional share of preferred stock to the Series B investors for each five shares issued upon the exercise of warrants through November 9, 2019, up to a maximum of 400 shares of preferred stock.

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The Company received the proceeds from the exercise of 2,780 warrants of approximately $2.7 million during the period from October 5, 2018 (date of issuance of preferred stock and warrants) to June 30, 2019. As of June 30, 2019, 1,196 shares of preferred stock were outstanding and warrants to purchase 7,720 shares of Series B preferred stock were outstanding. As the Company cannot be certain the remaining warrants will be exercised, there can be no assurance those funds or other funds will be available when needed (see Note 14. Series B 5% convertible preferred stock to the financial statements included elsewhere in this prospectus).

In the event that we are unable to raise sufficient capital, we may be required to delay, reduce or severely curtail our operations or otherwise impede our on-going business efforts, which could have a material adverse effect on our future business, operating results, financial condition and long-term prospects. The Company expects to seek to obtain additional funding through business development activities (i.e. licensing and partnerships) and future equity issuances. There can be no assurance as to the availability or terms upon which such financing and capital might be available. The accompanying financial statements do not include any adjustments related to the carrying values and classifications of assets and liabilities that would be necessary should the Company be unable to continue as a going concern.

Commitments and Contingencies

Lease Commitments

Operating Leases – Rental Property

Corporate Headquarters

On October 1, 2018, the Company’s lease agreement with Cummings Properties automatically renewed. The lease is for a term of five years ending on September 30, 2023, and requires monthly payments of approximately $19,000. The Company currently uses this leased premise as its Corporate headquarters space. The Company is actively looking for a subtenant for this entire office space. As of June 30, 2019, management determined that there was no cease use write-off required for this office space, pursuant to ASC Topic 420, Exit or Disposal Cost Obligation (“ASC 420”).

As of June 30, 2019, future minimum lease payments to Cummings Properties required under the non-cancelable operating lease are as follows (rounded to nearest thousand):

Year ending June 30,
2020	$228,000
2021	228,000
2022	228,000
2023	228,000
Thereafter	57,000
Total	$969,000

Rent expense, net of lease income, under this operating lease agreement was approximately $244,000 and $210,000 for the fiscal years ended June 30, 2019 and 2018, respectively. As of September 1, 2018, Kard Scientific no longer leases space from the Company (see Note 9. Related Party Transactions).

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Contractual Commitments

The Company has total non-cancelable contractual minimum commitments of approximately $2 million to contract research organizations as of June 30, 2019. Expenses are recognized when services are performed by the contract research organizations.

Off-Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements, as defined in Item 304(a)(4)(ii) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT

Dismissal of Previous independent registered public accounting firm

On December 13, 2018, the Company dismissed Baker Tilly Virchow Krause, LLP (“Baker Tilly”) as the Company’s independent registered public accounting firm. This dismissal was approved by the Company’s Audit Committee.

Baker Tilly’s reports on the Company’s financial statements as of and for the years ended June 30, 2018 and June 30, 2017 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle, except that Baker Tilly’s report for the year ended June 30, 2018 contained an explanatory paragraph indicating that there was substantial doubt about the ability of the Company to continue as a going concern.

During the fiscal years ended June 30, 2018 and June 30, 2017 and from July 1, 2018 through December 13, 2018, Baker Tilly’s date of dismissal, there were: (i) no disagreements between the Company and Baker Tilly on any matter of accounting principles or practices, financial statement disclosure, or auditing scope and procedure, which disagreements, if not resolved to the satisfaction of Baker Tilly, would have caused Baker Tilly to make reference to the subject matter of the disagreement(s) in their report; and (ii) no “reportable events” (as such term is defined in Item 304(a)(1)(v)(A)-(D) of Regulation S-K).

The Company provided Baker Tilly with a copy of the above disclosure prior to its filing with the Securities and Exchange Commission (the “SEC”) and requested that Baker Tilly furnish the Company with a letter addressed to the SEC stating whether or not Baker Tilly agrees with the above disclosure, and if not, stating the aspects with which Baker Tilly does not agree. A copy of the letter provided by Baker Tilly was attached to a Current Report on Form 8-K filed by the Company on December 18, 2018 as Exhibit 16.1.

New independent registered public accounting firm

On December 17, 2018, the Company, at the direction of the Audit Committee, engaged Heaton & Company, PLLC (d/b/a Pinnacle Accountancy Group of Utah) (“Pinnacle”) as the Company’s independent registered public accounting firm. During the fiscal years ended June 30, 2018 and June 30, 2017 and from July 1, 2018 through December 17, 2018, Pinnacle’s date of engagement, neither the Company nor anyone acting on its behalf consulted Pinnacle with respect to either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and no written report or oral advice was provided by Pinnacle to the Company that Pinnacle concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing, or financial reporting issue; or (ii) any matter that was the subject of either a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to such item) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

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BUSINESS

Overview

Innovation Pharmaceuticals Inc. is a clinical stage pharmaceutical company developing innovative therapies with dermatology, oncology, anti-inflammatory and antibiotic applications. The Company owns the rights to numerous drug compounds, including Brilacidin, our lead drug in a new class of compounds called defensin-mimetics, and Kevetrin (thioureidobutyronitrile), our lead anti-cancer compound.

Recent Developments

On May 1, 2019, the Company announced receipt of End-of-Phase 2 Meeting Minutes from the Food and Drug Administration (FDA) to align its Phase 3 oral rinse Brilacidin program for the prevention of severe OM in HNC patients receiving chemoradiation.

On June 6, 2019, the Company announced initiation, in partnership with BDD Pharma, of oral development of Brilacidin in tablet form, utilizing BDD Pharma’s patented OralogiK™ tablet technology, which employs controlled erosion of a time-dependent barrier layer during small intestine transit to provide effective colon targeting.

In June 2019, a scientific abstract presented at the European Hematological Association (EHA) 2019 Annual Meeting was published—”Kevetrin Dampens MYC Expression and Cellular Metabolism in Acute Myeloid Leukemia”—in collaboration with independent cancer researchers.

On July 18, 2019, the Company entered into a license agreement with Alfasigma S.p.A. (“Alfasigma”), an Italy-based global pharmaceutical company, for worldwide rights to develop Brilacidin for localized treatment of ulcerative proctitis/ulcerative proctosigmoiditis (UP/UPS).

On September 20, 2019, the Company amended its Articles of Incorporation to increase the number of authorized shares of Class A common stock from 300 million to 600 million, following stockholder approval.

Business Development and Licensing

The Company is actively engaged in business development and licensing initiatives with multiple specialty and global pharmaceutical companies across its entire pipeline of drugs. From time to time, the Company may be party to various indications of interest and term sheets and participate in preliminary discussions and negotiations regarding potential licensing or partnership arrangements. It remains the Company’s primary objective to complete licensing deals, territorial and/or global, to provide access to non-dilutive capital to advance clinical assets forward in the most expeditious and cost-effective manner. The Company can make no assurance that partnerships will occur but is committed toward executing on these potential alliance and partnership opportunities.

In July 2019, the Company entered into a license agreement with Alfasigma, granting Alfasigma the worldwide right to develop, manufacture and commercialize locally-administered Brilacidin for UP/UPS. Under the terms of the license agreement, Alfasigma made an initial payment to the Company and will make additional payments of up to $24.0 million to the Company based upon the achievement of certain milestones, including a $1.0 million payment due following commencement of the first phase III clinical trial of Brilacidin for UP/UPS and an additional $1.0 million payment upon the filing of a marketing approval application with the U.S. Food and Drug Administration or the European Medicines Agency. In addition, Alfasigma will pay a royalty to the Company equal to six percent of net sales of Brilacidin for UP/UPS, subject to adjustment as provided in the license agreement. Alfasigma is obligated to use commercially reasonable efforts (as defined in the license agreement) to develop, manufacture and commercialize Brilacidin for UP/UPS, and to achieve specified developmental milestones. Alfasigma will be solely responsible for all costs and expenses associated with developing, manufacturing and commercializing Brilacidin for UP/UPS. The license agreement also provides Alfasigma with a right of first refusal for Brilacidin for the treatment of more extensive forms of inflammatory bowel disease (IBD), such as ulcerative colitis and Crohn’s disease, and a right of first negotiation for Brilacidin in other gastrointestinal indications.

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Active Clinical Development Programs

Compound	Target/Indication	Clinical Status
Brilacidin	Oral Mucositis	Phase 2 Study (completed) Phase 3 in preparation
	Inflammatory Bowel Disease	Phase 2 Proof of Concept Study (completed) Phase 1 Safety/toleration/PK of oral dosage form in preparation
	ABSSSI (Acute Bacterial Skin and Skin Structure Infection)	Phase 2 (completed)
Kevetrin	Ovarian Cancer	Phase 2 Study (completed)

We have no product sales to date and we will not receive any product revenue until we receive approval from the FDA or equivalent foreign regulatory agencies to begin marketing a pharmaceutical product. Milestone payments from our licensee are also dependent on clinical/regulatory milestones. Developing pharmaceutical products, however, is a lengthy and very expensive process. Assuming we do not encounter any unforeseen safety or efficacy issues during the course of developing our product candidates, we do not expect to complete the development of a product candidate for several years, if ever.

The Company devotes most of its efforts and resources on its compounds Brilacidin and Kevetrin, which are in clinical development. We anticipate using our expertise to manage and perform what we believe are the most critical aspects of the product development process which include: (i) design and oversight of clinical trials; (ii) development and execution of strategies for the protection and maintenance of intellectual property rights; and (iii) interactions with regulatory authorities domestically and internationally. We expect to concentrate on product development and engage in a limited way in product discovery, avoiding the significant investment of time and financial resources that is generally required for a promising compound to be identified and brought into clinical trials.

Research and development efforts are concentrated on Brilacidin and Kevetrin:

●

Brilacidin is in a new immunomodulatory class with anti-inflammatory and antibiotic properties called defensin-mimetics. Modeled after Host Defense Proteins (HDPs), the “front-line” of defense in the immune system, it is a small, non-peptidic, synthetic molecule that kills pathogens swiftly and thoroughly. Just as important, Brilacidin also functions in a robust immunomodulatory capacity, lessening inflammation and promoting healing.

●

Kevetrin, our lead anti-cancer compound, is a small molecule compound that modulates p53, a protein involved in controlling cell mutations. In the majority of all cancers, regardless of origin, the p53 pathway is mutated, compromising its anti-tumor functions. In particular, most epithelial ovarian cancer patients have high-grade serous cancer, characterized by near universal p53 gene abnormalities. Pre-clinical research has demonstrated Kevetrin’s unique mechanism of action to induce apoptosis, slow tumor progression and reduce tumor volume in many types of cancers, including lung, breast, colon, prostate, squamous cell carcinoma and a leukemia tumor model. Further work on Kevetrin is on hold until the Company secures additional resources.

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Our Business Strategy

We are in the business of developing innovative small molecule therapies to treat diseases with significant medical need. Our strategy is to use our business and scientific expertise to maximize the value of our diverse pipeline. We expect to develop the highest quality data and broadest intellectual property to support our compounds.

We currently own all development and marketing rights to our investigational products, other than the rights granted to Alfasigma for the development, manufacturing and commercialization of locally-administered Brilacidin for UP/UPS. We have begun to strategically partner with other pharmaceutical companies through licensing agreements. In order to successfully develop and market our products, we continue to seek additional partnering with other companies. Prospective partners typically require that we grant them significant development and/or commercialization rights in return for agreeing to share the risk of development and/or commercialization.

In the ordinary course of business, we engage in a continual review of opportunities to license our drug compounds and enter into partnering, joint development or similar arrangements with other companies. We currently, and generally at any time, have such opportunities in various stages of active review, including, for example, entry into indications of interest and term sheets and participation in preliminary discussions and negotiations. Any such transaction could be material to us.

The work plan we have developed for the next twelve (12) months is expected to support our further clinical trials. If we find that we have underestimated the time duration or cost of our studies or if we have to undertake additional studies, due to various reasons within or outside of our control, our development timelines and/or our financing needs may be significantly impacted.

As a mid-stage development pharmaceutical company, the Company has no customers, commercial products or revenues to date, and may never achieve revenues or profitable operations.

Pipeline Summary

Compound: Brilacidin

Brilacidin is in a new class of drugs modeled after defensin-peptides, which represent a front-line of defense in the human immune system. It is a fully synthetic non-peptide small molecule that has anti-bacterial, anti-inflammatory and immunomodulatory properties. The Company has generated anchoring clinical data that are encouraging regarding use of Brilacidin as an anti-inflammatory / immunomodulatory agent for localized treatment of relevant diseases.

Disease: Oral Mucositis (OM)

In animal models of oral mucositis induced by chemoradiation, topically applied Brilacidin was shown to significantly reduce the occurrence of severe ulcerative oral mucositis by more than 90% compared to placebo. Brilacidin and related compounds have shown antibacterial, anti-biofilm and anti-inflammatory properties in various pre-clinical studies. We believe that the combination of these attributes contributed to the efficacy of Brilacidin in these animal studies.

The Company has completed a clinical trial titled, “Phase 2, Multi-center, Randomized, Double-blind, Placebo-controlled Study to Evaluate the Efficacy and Safety of Brilacidin Oral Rinse Administered Daily for 7 Weeks in Attenuating Oral Mucositis in Patients with Head and Neck Cancer Receiving Concurrent Chemotherapy and Radiotherapy”.

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Key efficacy outcomes were:

●	Reduced incidence of severe OM (primary endpoint)
	●	Placebo 60.0%, reduced to Brilacidin 42.9% (Modified Intent to Treat (mITT) population).
	●	Placebo 60.0%, reduced to Brilacidin 36.8% (Per Protocol (PP) population).

●	Delayed onset of severe OM (secondary endpoint)
	●	For those patients in the Brilacidin group who did experience severe OM, onset occurred generally later during radiation therapy.

●	Reduced duration of severe OM (secondary endpoint)
	●	Severe OM median duration was 0.0 days for Brilacidin (mITT and PP populations), indicating that more than half of all patients on active treatment did not experience severe OM.
	●	Overall severe OM median durations for placebo were 3.0 days and 5.5 days for the mITT and PP populations, respectively.

Brilacidin was more effective in decreasing the incidence of Severe OM in patients receiving the more aggressive chemotherapy regimen – cisplatin administered in a higher concentration (80-100 mg/m2), approximately every 21 days – as compared to lower concentrations of cisplatin (30-40 mg/m2) administered weekly.

●	Reduced incidence of severe OM, 21-day cisplatin regimen subset
	●	Placebo 71.4%, reduced to Brilacidin 25.0% (mITT population) (p=0.048).
	●	Placebo 72.7%, reduced to Brilacidin 14.3% (PP population) (p=0.025).

●	Delayed onset of severe OM, 21-day cisplatin regimen subset
	●	The time to onset of severe OM was delayed with Brilacidin treatment compared to placebo, even more markedly in the 21-day cisplatin regimen subgroup.

A 65.0% (mITT population) and 80.3% (PP population) relative risk reduction ([incidence control- incidence active]/incidence control) in the incidence of severe OM was achieved with Brilacidin compared to placebo, for the approximately every 21 days cisplatin regimen subset. The academic literature indicates that a once-every-3-weeks cisplatin regimen, versus once-a-week, largely remains the recommended dosing schedule for the treatment of HNC.

Safety evaluation showed that treatment with Brilacidin oral rinse was well-tolerated.

The Company is incorporating feedback from the FDA and EMA toward finalizing a Phase 3 protocol design to evaluate oral rinse Brilacidin to decrease the incidence of Severe OM in HNC patients receiving chemoradiation. Execution of the Phase 3 program remains subject to available financial resources either directly or through partnering with other companies.

OM represents a great area of unmet medical need and its successful treatment is potentially very important to the Brilacidin development program. We believe that demonstration of efficacy with localized delivery and limited systemic absorption also serves to help anchor Brilacidin for potential use in multiple diseases.

Disease: Inflammatory bowel disease (IBD)

Given its unique immunomodulatory properties, we have also identified inflammatory bowel disease (IBD) as an indication for treatment with Brilacidin.

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Ulcerative proctitis / proctosigmoiditis (UP/UPS)

In our Phase 2 PoC trial evaluating Brilacidin for mild-to-moderate ulcerative proctitis / ulcerative proctosigmoiditis (UP/UPS), two types of IBD, a total of 17 patients received treatment across three sequential, dose-escalated cohorts — cohort A (6 patients); cohort B (6 patients); and cohort C (5 patients). Patients received Brilacidin, once daily, at 50 mg, 100 mg and 200 mg, respectively, administered per rectum as a retention enema for 42 days (6 weeks) of treatment. The primary efficacy endpoint of the Brilacidin UP/UPS trial used Modified Mayo Disease Activity Index (MMDAI) scoring, a common measurement tool in managing ulcerative colitis preferred by many IBD specialists, to determine clinical remission at Day 42. Secondary efficacy endpoints included: change in MMDAI score, both full and partial, and change in patient quality-of-life as assessed by the short inflammatory bowel disease questionnaire (SIBDQ).

Brilacidin induced clinical remission in the majority of patients in this Phase 2, open-label, proof-of-concept (PoC) clinical trial. Brilacidin was efficacious at all dose levels, resulting in clinical remission at Day 42/Week 6 in a majority of subjects (60.0%, 66.7%, and 75.0% of subjects for the 50 mg, 100 mg, and 200 mg cohorts, respectively). Improvements were also observed in the MMDAI, Partial MMDAI, and in all components of the definition of clinical remission.

Brilacidin was shown to be generally well-tolerated, with no serious adverse events (SAEs) experienced by patients, which is consistent with the low levels of systemic absorption of Brilacidin observed in the trial. Improvement in quality-of-life was reported with more than 60 percent of patients in each cohort achieving a clinically important ≥10-point (out of 70 points) or more improvement after six weeks of treatment. At least half of patients in cohorts B and C also showed ≥20-point or more improvement.

Based on study results, the Company executed a license agreement, granting worldwide rights to Alfasigma S.p.A, an Italy-based global pharmaceutical company, to develop Brilacidin for localized treatment of UP/UPS.

The study in UP/UPS further serves to anchor Brilacidin as a treatment that can be effective with localized delivery techniques.

Ulcerative Colitis (UC)

Brilacidin is also being developed as a treatment in more extensive forms of IBD, with formulation development plans including oral tablets first aimed for the treatment of ulcerative colitis and then Crohn’s disease. The Company has partnered with BDD Pharma for oral development of Brilacidin in tablet form. Initial formulation is underway utilizing BDD Pharma’s patented OralogiK™ tablet technology to achieve selective delivery of Brilacidin to the colon. A first-in-human safety/toleration/PK clinical single-dose escalation trial is anticipated to be conducted later this year to be followed by multidose testing. If an adequate profile is achieved, a placebo-controlled Phase 2 trial in UC patients would be targeted to begin in the second half of calendar year 2020. We aim to design this patient clinical trial to firmly anchor proof-of-concept for treatment of ulcerative colitis towards attracting a partnership deal.

Disease: Acute Bacterial Skin and Skin Structure Infection (ABSSSI)

The intravenous formulation of our lead antibiotic candidate, Brilacidin, has the potential to treat a variety of infections, including ABSSSI, caused by drug-sensitive or drug-resistant strains of Staphylococcus aureus, including methicillin-resistant Staphylococcus aureus (MRSA), and by other gram-positive bacteria.

The Phase 2b trial entitled “A Randomized, Double-Blind Study Comparing Three Dosing Regimens of Brilacidin to Daptomycin in the Treatment of Acute Bacterial Skin and Skin Structure Infections (ABSSSI)” completed enrollment in August 2014. On October 23, 2014, we announced positive top-line efficacy data from this Phase 2b ABSSSI trial.

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In July 2015, at an End-of-Phase 2 meeting, the Company and FDA discussed data supporting advancement of Brilacidin into Phase 3, as well as the basic elements of a Phase 3 program in ABSSSI. This was the first Host Defense Protein (HDP) mimic to advance through Phase 2. Because HDP mimics, such as Brilacidin, represent an entirely new class of antibiotics, there is no potential cross-resistance with currently marketed antibiotics, and due to its unique mechanism of action, resistance to Brilacidin is unlikely to develop. For this and other reasons, such as its high activity against methicillin-resistant Staphylococcus aureus (a leading cause of ABSSSI), Brilacidin received designation as a Qualified Infectious Disease Product (QIDP) in November 2014. The QIDP designation was established as part of the Generating Antibiotic Incentives Now (GAIN) Act, passed by the U.S. Congress in July 2012, for the purpose of encouraging pharmaceutical companies to develop new antimicrobial drugs to treat serious and life-threatening infections. Receiving QIDP designation means that Brilacidin is now eligible for additional FDA incentives in the approval and marketing path, including Fast Track designation and Priority Review for development and a potential five-year extension of market exclusivity.

A Phase 3 ABSSSI program would include two Phase 3 ABSSSI studies, as required by FDA Guidance (October 2013), of approximately 700 subjects in each study. The two studies may enroll subjects simultaneously. In addition, the first study would include an interim analysis after a portion of the patients has been enrolled. This would provide an early assessment of both safety and efficacy.

We submitted our Phase 3 protocol under a Special Protocol Assessment (“SPA”) request to the FDA. The request included specific questions from the Company to facilitate a meaningful dialogue with the FDA on the proposed study design. We received from the FDA comments and considerations for incorporation into our study design. Contingent upon further discussion with the FDA, a Phase 3 program may be initiated.

Management estimates that the cost of an ABSSSI Phase 3 program would require significantly expanded capital beyond what is currently available and we, therefore, intend to be strategic in balancing progress in this portion of our portfolio.

Compound: Kevetrin

Disease: Ovarian Cancer

Kevetrin, our anti-cancer drug candidate, has completed a Phase 1 study at Dana-Farber Cancer Institute and Beth Israel Deaconess Medical Center (“BIDMC”). The clinical trial evaluated the safety and potential efficacy of Kevetrin in patients with advanced-stage solid tumors of various types. The primary endpoints for the study were safety, determining the maximum tolerated dose, and establishing the dose for future Phase 2 clinical trials.

Clinical exposure to Kevetrin as measured by plasma concentrations have been achieved which are greater than concentrations shown to induce apoptosis in non-clinical studies. While the trial was primarily to evaluate safety of repeated cycles of Kevetrin, it is encouraging that some patients have had stabilization of tumor status during treatment. Further, Kevetrin appears to be having the expected effects on p53 in a number of the patients treated, as measured by increases in the levels of the downstream protein p21 biomarker.

Pharmacokinetic profiles found that Kevetrin has a relatively short biological half-life (approximately 2 hours) in plasma. Plasma half-life (T1/2) clearance (CL) and volume of distribution (Vd) suggest that drug elimination predominantly involves hepatic mechanisms and Kevetrin undergoes rapid extensive distribution from systemic circulation into tissues. Pharmacokinetic (PK) data, as measured by area under the curve (AUC) and maximum plasma concentration (Cmax) levels, further revealed that Kevetrin exhibited a dose-dependent response, has as stated a relatively short half-life (approximately 2 hours) and clears the body within one day - on average between 8 and 10 hours - though the drug can remain in the body up to approximately 24 hours, depending upon individual patient variations. The Phase 1 trial of Kevetrin trial yielded data supporting the safety of Kevetrin.

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The Company has completed a Phase 2a trial of Kevetrin in treating late-stage ovarian cancer titled “Phase 2 study of Kevetrin (thioureidobutyronitrile) in Subjects with Platinum-Resistant/Refractory Ovarian Cancer.” The main objective of the trial focused on confirming the modulation by Kevetrin of p53 pathways in tumors, as well as monitoring the response of tumors to the treatment. The study was successful in demonstrating modulation of p53 directly in patient ovarian cancer tumor tissue. We are currently focused on the development of an oral formulation of Kevetrin for treating cancer. Pharmacokinetic data collected on Kevetrin during the initial clinical trial demonstrated that the compound has a short half-life of approximately two hours. Kevetrin’s short half-life makes it a compelling candidate for an oral drug delivery treatment for the main purpose of allowing simple daily, or multiple-times daily, administrations within or outside the hospital setting. Compared to injectable or intravenous treatments, oral therapy is the preferred drug delivery method of patients. Preliminary laboratory studies are encouraging and support the potential of developing an oral formulation, but there are no assurances made or implied that the Company will be successful in completing development of an oral formulation. Toxicology studies for the oral formulation of Kevetrin are approximately half completed.

Resources allocated to these activities are, however, currently strategically measured in order to assure that adequate support is available to advance critical clinical trial activities in the Brilacidin programs.

Kevetrin was granted FDA Orphan Drug Designation for the treatment of ovarian cancer, retinoblastoma, and pancreatic cancer and FDA Rare Pediatric Disease Designation for the treatment of retinoblastoma.

In further preclinical testing by independent researchers at the University of Bologna in Italy, data were found to be supportive of the potential for Kevetrin in treatment of Acute Myelogenous Leukemia (AML). We intend to further address this potential once we have available to us additional capital and resources.

Other Compounds Owned by the Company

Prurisol: Based on review of preliminary topline results for its Phase 2b clinical trial, the Company terminated its Prurisol program for treating moderate-to-severe plaque psoriasis, and continues to focus development efforts on advancing its other clinical assets, Kevetrin and Brilacidin, both of which have shown therapeutic potential in treating multiple indications. Further data recently received from the Prurisol trial are consistent with the topline data and confirm that the program termination was warranted.

The Company owns other compounds which have been identified as possible candidates for development for treating diseases including autism (KM 391), arthritis (KM 277), asthma (KM 278), MS/ALS/Parkinson’s (KM 362), cancer (KM 3174), hypertensive emergency (KM 732), and bacterial and fungal infections. Development of these compounds is on hold while the Company focuses its resources on its lead compounds.

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INTELLECTUAL PROPERTY

Patents

Set forth below is a description of our patents owned and co-owned, including the current status and jurisdictions in which a patent has been issued or a patent application has been filed.

Categories:

1.	Brilacidin, and related compounds
2.	Arylamide and Salicylamide compounds
3.	Anti-microbial compounds (including anti-Gram negative compounds)
4.	Kevetrin and related compounds

Patent Title	Status	Description

Arylamide Compounds And Compositions And Uses Thereof

United States: issued 11/24/15 and 01/01/19;

Europe: issued 03/04/15;

Japan: issued 05/15/15;

Australia: issued 11/28/13;

China: issued 10/01/14;

Canada: issued 8/9/16;

India: issued 10/23/17

Pending: United States (Other claims)

Patents Expire: 2027

Category 1 Brilacidin compound, compositions, and methods of treating bacterial ophthalmic infections

Synthetic Mimetics Of Host Defense And Uses Thereof	United States: issued 10/02/12; Taiwan: issued 04/01/15 Patents Expire: 2029 and 2030	Category 1 Brilacidin enantiomer, compositions and formulations, and methods of preparation of enantiomer; Methods of preparation of Brilacidin

Host Defense Protein (HDP) Mimetics For Prophylaxis And/Or Treatment Of Inflammatory Diseases of the Gastrointestinal Tract	Pending – United States, Patent Cooperation Treaty (PCT) – National phase entered in Australia, China, Europe and India Japan – Granted	Category 1 Treatment Of Inflammatory Diseases of the Gastrointestinal Tract

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Compounds For Use In Treatment Of Mucositis

United States: issued 08/12/14, 10/13/15, 10/4/16, 10/24/17, and 02/19/19;

Europe: issued 10/11/17;

Japan: issued 11/06/15;

Taiwan: issued 2/11/16;

China: issued 04/20/16;

Australia: issued 10/6/16;

Israel: issued 7/31/18

Pending: Canada, Russia, South Korea, United States

Patents Expire: 2032

Category 1 Methods of treating mucositis with Brilacidin and related compounds, and compositions of Brilacidin and palifermin

Cyclic Compounds And Methods Of Making And Using The Same	United States: issued 10/18/16 Patent Expires: 2032	Category 3 Cyclic compounds, compositions, methods of inhibiting the growth of a bacteria, and method of treating a mammal having a bacterial infection

Facially Amphiphilic Polymers As Anti-infective Agents	United States: issued 02/06/07 and 11/18/14 Latest Patent Expires: 2028	Category 1 & 3 - Brilacidin and related compounds; anti-microbial surfactants and related compounds

Facially Amphiphilic Polyaryl And Polyarylalkynyl Polymers And Oligomers And Uses Thereof	United States: issued 07/17/12 and 05/06/14 Latest Patent Expires: 2028	Category 1 & 3

Facially Amphiphilic Polymers And Oligomers And Uses Thereof

United States: issued 08/07/12, 06/04/13, and 01/26/16;

Australia: issued 9/22/16;

Canada: issued 05/20/14;

India: issued 11/10/16;

Japan: issued 03/11/16;

South Korea: issued 03/04/13;

Taiwan: issued 05/21/15

Latest Patent Expires: foreign (2024);

United States (2027)

Category 1 & 2

Nitrile Derivatives and their Pharmaceutical Use and Compositions

United States: issued 12/25/2012,

5/17/16, and

4/4/17

Patent Cooperation Treaty (PCT) - filed

National Phase entered

Other patents allowed or issued: Canada, Europe,

Israel, Japan,

Korea (2 divisional applications), Mexico

Other Applications filed arising from PCT: India, South Korea, Singapore,

Thailand

Other applications filed independent of PCT: Argentina, Taiwan (Granted), Venezuela

Patents expire: 2030

Category 4 - Kevetrin and related compounds

We rely on a combination of patents and trade secrets, as well as confidentiality and non-use agreements to protect our intellectual property. Our patent strategy is designed to facilitate commercialization of our current and future product candidates, and create barriers to entry.

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Impairment of Patents

Compounds with Activity Against Gram-Negative Bacteria and Fungi

As research at the Company is now focused on supporting its clinical trials, we have previously reduced costs associated with the licensing of intellectual property for gram-negative bacteria and anti-fungal compounds by returning our patent portfolio titled “Compounds and Methods for Treating Candidiasis and Aspergillus Infections” back to the university co-licensor. The Company at this time does not have any active gram-negative or anti-fungal programs and therefore has decided not to pay for the maintenance of these patent rights. The carrying value of these abandoned patent as of June 30, 2019 was approximately $154,000. During the fiscal years ended June 30, 2019 and 2018, the Company has recorded patents write off of approximately $154,000 and $163,000, respectively and included these in general and administrative expenses.

Payments Related to Assignment of Compounds

The Company has been assigned all rights, title, and interest to the following eight pharmaceutical compounds: Kevetrin, KM 277, KM 278, KM 362, KM 3174, KM 732, and KM-391. The Company agreed to pay the assignors 5% of net sales of the compounds in countries where composition of matter patents have been issued and 3% of net sales in other countries. Kevetrin, KM 277, KM 278 and KM 362 were acquired by the Company from Dr. Krishna Menon, a former director and executive officer of the Company and currently a principal shareholder of the Company. With regard only to Kevetrin, the allocation of the 5% of net sales would be as follows: 2% to Dr. Menon, 2% to an unaffiliated third party, and 1% to Leo Ehrlich, our CEO. With respect to KM 732, the Company has agreed to pay an individual a fixed payment if the compound is approved for sale in the U.S. For more information about the Company’s approval process relating to related party transactions, see “Certain Relationships and Related Transactions” elsewhere in this prospectus.

In September 2013, the Company acquired substantially all of the assets of Polymedix Inc, and Polymedix Pharmaceuticals, Inc. (together, “Polymedix”), including Polymedix’s rights to Brilacidin under a patent license agreement with the Trustees of the University of Pennsylvania (“Penn”). Under the terms of the patent license agreement, the Company will pay to Penn a royalty on gross sales of the compounds licensed thereunder ranging from 0.5% to 3.0%, plus certain other payments as provided therein. In addition, the Company will pay Penn 10% of all consideration received from sublicensees.

MANUFACTURING

The Company does not intend to establish manufacturing capabilities or facilities to produce its drug product candidates (compounds) in the near or mid-term. The Company believes it can contract or partner with third parties for the manufacturing of its investigational compounds at sites registered with the FDA and contract with third-party scientists for pharmaco-kinetic, pharmaco-dynamic and toxicology studies. Such studies generally must be completed prior to filing an investigational new drug (IND) application with the FDA, and an IND is necessary to begin the human safety and efficacy trials of its compounds (Phase 1, 2 and 3).

By way of example, the Company contracted with two Contract Drug Manufacturing Organizations, Evonik Corporation and CoreRx, for preparation of Brilacidin commercial-grade drug substance and drug product, respectively.

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GOVERNMENT REGULATION

Our operations and activities are subject to extensive regulation by numerous government authorities in the United States and other countries. In the United States, drugs are subject to rigorous regulation by the FDA. The Federal Food, Drug, and Cosmetic Act (FDCA) and other federal and state statutes and regulations, govern the testing, development, manufacture, quality control, distribution, safety, effectiveness, labeling, storage, record keeping, reporting, approval, advertising and promotion, and import and export of our investigational products. Failure to comply with FDA requirements may result in enforcement action, including warning letters, fines, civil or criminal penalties, suspension or delays in clinical development, recall or seizure of products, partial or total suspension of production or withdrawal of a product from the market. Although the discussion below focuses on regulation in the United States, which is our primary initial focus, we anticipate seeking approval to market our products in other countries. Generally, our activities in other countries will be subject to regulation that is similar in nature and scope as that imposed in the U.S., although there can be important differences.

Development and Approval

Product development and the product approval process are very expensive and time consuming, and we cannot be certain that the FDA will grant approval for any of our drug product candidates on a timely basis, if at all. Under the FDCA, the FDA must approve any new drug before it can be sold in the United States. The general process for obtaining FDA approval of a drug is as follows:

Preclinical Testing

Before we can test a drug candidate in humans, we must develop extensive preclinical data, generally derived from laboratory evaluations of product chemistry and formulation, as well as toxicological and pharmacological studies in animals, to generate data to support the drug’s quality and potential safety and benefits. Certain animal studies must be performed in compliance with the FDA’s Good Laboratory Practice, or GLP, regulations and the U.S. Department of Agriculture’s Animal Welfare Act. Presently we have a number of compounds that are in preclinical testing such as bridging toxicology studies and other supportive studies.

We submit this preclinical data and other information to the FDA in an IND. Human clinical trials cannot commence until an IND application is submitted and becomes effective. Based on the data and information contained in the IND, the FDA must determine whether there is an adequate basis for testing the drug candidate in initial clinical studies in human volunteers. Unless the FDA raises concerns, the IND becomes effective 30 days following its receipt by the FDA.

Clinical Trials

Once the IND goes into effect, we study an investigational drug in human clinical trials to determine if the drug is safe and effective for a particular use. Clinical trials involve the administration of the drug to healthy human volunteers or to patients under the supervision of a qualified investigator. The conduct of clinical trials is subject to extensive regulation, including compliance with the FDA’s bioresearch monitoring regulations and Good Clinical Practice, or GCP, requirements, which establish standards for conducting, recording data from, and reporting the results of clinical trials, and are intended to assure that the data and reported results are credible and accurate, and that the rights, safety, and well-being of study participants are protected. Clinical trials must be conducted under protocols that detail the study objectives, parameters for monitoring safety, and the efficacy criteria, if any, to be evaluated. FDA reviews each protocol that is submitted to the IND. In addition, each clinical trial must be reviewed and approved by, and conducted under the auspices of, an Institutional Review Board, or IRB, for each institution conducting the clinical trial. Companies sponsoring the clinical trials, investigators, and IRBs also must comply with regulations and guidelines for obtaining informed consent from the study subjects, complying with the protocol and investigational plan, adequately monitoring the clinical trial, and timely reporting adverse events. Foreign studies conducted under an IND must meet the same requirements that apply to studies being conducted in the U.S. Data from a foreign study not conducted under an IND may be submitted in support of an NDA if the study was conducted in accordance with GCP and, if necessary, the FDA is able to validate the data through an on-site inspection, if the agency deems such inspection necessary.

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In general, clinical trials involve three separate phases that often overlap, can take many years to complete, and are very expensive. These three phases are as follows:

Phase 1. The investigational drug is given to a small number of human subjects to test for safety, dose tolerance, pharmacokinetics, metabolism, distribution and excretion. In most disease states Phase 1 studies are performed in healthy volunteers. In cancer, Phase 1 studies generally are performed in cancer patients.

Phase 2. The investigational drug is given to a limited patient population to determine the initial effect of the drug in treating the disease, the best dose of the drug, and the possible side effects and safety risks of the drug. Phase 2 trials typically are controlled studies.

Phase 3. If Phase 2 clinical trials of a compound yield promising data regarding safety and effectiveness, the compound may be advanced to Phase 3 clinical trials to confirm those results. Phase 3 clinical trials typically are long-term, involve a significantly larger population of patients, are conducted at numerous sites in different geographic regions, and are carefully designed to provide reliable and conclusive data regarding the safety and benefits of a drug and to form the basis for labeling. It is not uncommon for a drug that appears promising in Phase 2 clinical trials to fail in the more rigorous and reliable Phase 3 clinical trials.

At any point in this process, the development of a drug could be stopped for a number of reasons, including safety concerns and lack of treatment benefit. We cannot be certain that any clinical trials that we are currently conducting, or any that we conduct in the future, will be completed successfully or within any specified time period. We may choose, or the FDA or an IRB may require us, to delay or suspend our clinical trials at any time if, for example, it appears that the patients are being exposed to an unacceptable health risk or if the drug candidate does not appear to have sufficient treatment benefit. Success in early-stage clinical trials does not assure success in later-stage clinical trials, and data obtained from clinical activities are not always conclusive and may be subject to alternative interpretations that could delay, limit or prevent further development and regulatory approval.

FDA Approval Process

If we believe that the data from the Phase 3 clinical trials show an adequate level of safety and effectiveness, we will file a new drug application (NDA) with the FDA seeking approval to sell the drug for a particular use. When an NDA is submitted, the FDA conducts a preliminary review to determine whether the application is sufficiently complete to be accepted for filing. If it is not, the FDA may refuse to file the application and request additional information, in which case the application must be resubmitted with the supplemental information, and review of the application is delayed.

Upon accepting the NDA for filing, the FDA will review the NDA and may hold a public hearing where an independent advisory committee of expert advisors considers key questions regarding the drug. This advisory committee makes a recommendation to the FDA, which is not binding on the FDA, but is generally followed.

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Under the Pediatric Research Equity Act, certain applications for approval must include an assessment, generally based on clinical study data, of the safety and effectiveness of the subject drug in relevant pediatric populations. The FDA may waive or defer the requirement for a pediatric assessment, either at the company’s request or by the agency’s initiative. The FDA may determine that a Risk Evaluation and Mitigation Strategy, or REMS, is necessary to ensure that the benefits of a new product outweigh its risks. A REMS may include various elements, ranging from a medication guide or patient package insert to limitations on who may prescribe or dispense the drug, depending on what the FDA considers necessary for the safe use of the drug.

Before approving an NDA, the FDA will inspect the facilities at which the product will be manufactured. The FDA will not approve the product unless it determines that the manufacturing processes and facilities for the drug, including those of companies who manufacture our drugs for us and including foreign establishments that may manufacture the product for sale in the U.S., comply with cGMP requirements (described below) and are adequate to assure consistent production of the product within required specifications.

If the FDA concludes that an NDA does not meet the regulatory standards for approval, the FDA typically issues a Complete Response letter communicating the agency’s decision not to approve the application and outlining the deficiencies in the submission. The Complete Response letter also may request further information, including additional preclinical or clinical data or improvements to manufacturing processes, procedures, or facilities. Even if such additional information and data are submitted, the FDA may decide that the NDA still does not meet the standards for approval.

The FDA may reject an application because, among other reasons, it believes that the drug is not safe enough, or effective enough, or because it does not believe that the data submitted are reliable or conclusive. FDA may interpret data differently than the sponsor. Obtaining regulatory approval often takes a number of years, involves the expenditure of substantial resources, and depends on a number of factors, including the nature of the disease or condition the drug is intended to address, the availability of alternative treatments, and the risks and benefits demonstrated in clinical trials.

If the FDA agrees that the compound has met the required level of safety and effectiveness for a particular use, it will approve the NDA, allowing the Company to sell the drug in the United States for that use. As a condition of approval, the FDA may impose restrictions that could affect the commercial success of a drug. For example, the FDA could require post-approval commitments, including completion within a specified time period of additional clinical studies, which often are referred to as “Phase 4” or “post-marketing” studies. The FDA also may limit the scope of the approved uses of the drug. Certain post-approval modifications to the drug product, such as changes in indications, labeling, or manufacturing processes or facilities, may require a sponsor to develop additional data or conduct additional preclinical or clinical trials, to be submitted in a new or supplemental NDA, which would require FDA approval.

Should our products be approved for marketing, we would also be subject to various other state and federal laws concerning the marketing and cost reimbursement of our products.

Major jurisdictions outside the United States, such as the European Union, Japan and Canada, have similarly rigorous regulatory processes. They may also require studies not required by the FDA, which can add to the cost and risk of development. Products approved by the FDA might not be approved in these other countries. After review by the health authorities, pricing and cost reimbursement are also subject to separate approvals in many of these countries.

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Post-Approval Regulation

Even if regulatory approval is granted, a marketed drug product is subject to continuing comprehensive requirements under federal, state and foreign laws and regulations, including requirements and restrictions regarding adverse event reporting, recordkeeping, marketing, and compliance with current good manufacturing practices (cGMP). Adverse events reported after approval of a drug can result in additional restrictions on the use of a drug or requirements for additional post-marketing studies or clinical trials. The FDA or similar agencies in other countries may also require labeling changes to products at any time based on new safety information. If ongoing regulatory requirements are not met or if safety problems occur after the product reaches the market, the FDA or similar agencies in other countries may at any time withdraw product approval or take actions that would suspend marketing or approval.

Good Manufacturing Practices. Companies engaged in manufacturing drug products or their components must comply with applicable cGMP requirements and product-specific regulations enforced by the FDA and other regulatory agencies. If, after approval, a company makes a material change in manufacturing equipment, location, or process (all of which are, to some degree, incorporated in the NDA), additional regulatory review and approval may be required. The FDA also conducts regular, periodic visits to re-inspect equipment, facilities, and processes following the initial approval of a product. Failure to comply with applicable cGMP requirements and conditions of product approval may lead the FDA to seek sanctions, including fines, civil penalties, injunctions, suspension of manufacturing operations, operating restrictions, withdrawal of FDA approval, seizure or recall of products, and criminal prosecution.

Advertising and Promotion. The FDA and other federal regulatory agencies closely regulate the marketing and promotion of drugs through, among other things, standards and regulations for advertising, promotion to physicians and patients, communications regarding unapproved uses, and industry-sponsored scientific and educational activities. Failure to comply with applicable FDA requirements and other restrictions in this area may subject a company to adverse publicity and enforcement action by the FDA, the Department of Justice, the Office of the Inspector General of the Department of Health and Human Services, and state authorities, as well as civil and criminal fines and agreements that may materially restrict the manner in which a company promotes or distributes drug products.

Other Requirements. In addition, companies that manufacture or distribute drug products or that hold approved NDAs must comply with other regulatory requirements, including submitting annual reports, reporting information about adverse drug experiences, submitting establishment registrations and drug listings, and maintaining certain records.

Orphan Drug Exclusivity

The Orphan Drug Act established incentives for the development of drugs intended to treat rare diseases or conditions, which generally are diseases or conditions affecting less than 200,000 individuals in the U.S. at the time of the request for orphan designation. If a sponsor demonstrates that a drug is intended to treat a rare disease or condition and meets other applicable requirements, the FDA grants orphan drug designation to the product for that use. In November 2014, the FDA granted orphan drug designation to Kevetrin for use in the treatment of ovarian cancer. The benefits of orphan drug designation include tax credits for clinical testing expenses and exemption from user fees. A drug candidate that is approved for the orphan drug designated use typically is granted seven years of orphan drug exclusivity. During that period, the FDA generally may not approve any other application for the same product for the same indication, although there are exceptions, most notably when the later product is shown to be clinically superior to the product with exclusivity.

Pediatric Exclusivity

Section 505A of the FDCA provides for six months of additional exclusivity if an NDA sponsor submits pediatric data that fairly respond to a written request from the FDA for such data. The data do not need to show the product to be safe and effective in the pediatric population studied; rather, if the clinical trial is deemed to fairly respond to the FDA’s request, the additional protection is granted. If reports of requested pediatric studies are submitted to and accepted by the FDA within the statutory time limits, whatever statutory or regulatory periods of exclusivity or Orange Book listed patent protection that cover the drug are extended by six months.

Qualified Infectious Disease Product Exclusivity

The Generating Antibiotic Incentives Now (GAIN) Act amended the FDCA to encourage pharmaceutical companies to develop new antimicrobial drugs to treat serious and life-threatening infections. Among other measures, GAIN grants an additional five years of marketing exclusivity for new antibacterial or antifungal human drugs designated under the law as a “qualified infectious disease product” (QIDP). This five-year period of exclusivity is in addition to any existing regulatory exclusivity, including Hatch-Waxman, orphan drug, or pediatric exclusivity. In addition, QIDPs are eligible for fast-track designation and priority review to facilitate expedited development and review processes with the FDA. Our investigational drug Brilacidin has been granted QIDP designation as a potential new treatment for ABSSSI.

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Fast Track Designation and Priority Review

Certain of our product candidates, such as Brilacidin for the indication of Oral Mucositis and Kevetrin for the indication of ovarian cancer, have been awarded Fast Track designation. The Fast Track program is intended to expedite or facilitate the process for reviewing new drugs that demonstrate the potential to address unmet medical needs involving serious or life-threatening diseases or conditions. If a drug receives Fast Track designation, the FDA may consider reviewing sections of the NDA on a rolling basis, rather than requiring the entire application to be submitted to begin the review. Products with Fast Track designation also may be eligible for more frequent meetings and correspondence with the FDA about the product’s development.

Certain of our product candidates, such as Brilacidin, also may qualify for priority review. Priority review is available to a drug that treats a serious condition and that, if approved, would provide a significant improvement in safety or effectiveness. Priority review designation provides for a six-month review goal for an NDA, rather than the standard 10-month review timeframe.

Other FDA programs intended to expedite development and review include accelerated approval, which allows the FDA to approve a drug on the basis of a surrogate endpoint that is reasonably likely to predict clinical benefit, and Breakthrough Therapy designation, which is intended to expedite the development and review of drugs for serious or life-threatening conditions and where preliminary clinical evidence shows that the drug may have substantial improvement on at least one clinically significant endpoint over available therapy.

Even if a product qualifies for Fast Track designation or Breakthrough Therapy designation, the FDA may later decide that the product no longer meets the conditions for qualification and may rescind the designation. Moreover, none of these programs assures ultimate approval of an investigational product. FDA may determine that the product does not meet the standards for approval.

COMPETITION

Competition in the pharmaceutical and biotechnology industries is intense. The drugs that we are developing will have to compete with existing therapies. In addition, a large number of companies are pursuing the development of pharmaceuticals that target the same diseases and conditions that we are targeting. Many pharmaceutical or biotechnology companies have products on the market and are actively engaged in the research and development of products that are competitive with our potential products. Many of these companies and institutions, either alone or together with their collaborative partners, have substantially greater financial, manufacturing, sales, distribution and technical resources and more experience in research and development, clinical trials and regulatory matters, than we do. In addition, our competitors may succeed in developing technologies and drugs that are more effective, better tolerated or less costly than any which are being developed by us or which would render our technology or potential drugs obsolete or noncompetitive.

With respect to Kevetrin, our lead compound for cancer, there are many drugs approved to treat cancers and many more in the publicly disclosed development pipeline. The same is true for our other compound in clinical development, Brilacidin. There are many drugs approved to treat various forms of inflammatory bowel diseases, and ABSSSI, and many more in the publicly disclosed development pipeline. However, there is no drug yet to be approved for preventing severe oral mucositis in head and neck cancer patients.

The key competitive factors affecting the success of all of our product candidates, if approved, are likely to be their efficacy, safety, convenience and price, the effectiveness of alternative products, the level of competition and the availability of coverage and adequate reimbursement from government and other third-party payors.

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Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize products or therapies that are safer, more effective, have fewer or less severe side effects, are more convenient or are less expensive than any products that we may develop. Our competitors also may obtain FDA, European Medicines Agency, or EMA, or other regulatory approval for their products more rapidly than we may obtain approval for ours, which could result in our competitors establishing a strong market position before we are able to enter the market. In addition, our ability to compete may be affected in many cases by insurers or other third-party payors seeking to encourage the use of generic products.

Our success depends on our ability to identify types of these respective diseases where our drugs have an advantage over existing therapies and those in the publicly disclosed development pipeline.

EMPLOYEES

As of June 30, 2019, the Company had 4 employees. The Company also conducts its operations using contractors and consultants.

PROPERTIES

Our current Company headquarters are located at 100 Cummings Center, Suite 151-B, Beverly, MA 01915. The Company’s lease agreement automatically renewed with Cummings Properties on October 1, 2018. The lease is for a term of five years ending on September 30, 2023, and requires monthly payments of approximately $19,000. We are currently looking to sublease this property.

LEGAL PROCEEDINGS

From time to time, we may be subject to threats of litigation or involved in actual litigation . There are no current material pending legal proceedings to which we are party, or with respect to which our property is subject.

CORPORATE INFORMATION

Innovation Pharmaceuticals Inc. was incorporated on August 1, 2005 in the State of Nevada. The Company maintains its corporate headquarters at 100 Cummings Center, Suite 151-B, Beverly, MA 01915. The corporate headquarters are currently used for various administrative functions. The Company’s telephone number is (978) 921-4125. The Company maintains an internet website at www.IPharmInc.com. The Company makes available, free of charge, through the Investors section of its website, its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and all amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information on the Company’s website is not, and shall not be deemed to be, a part hereof or incorporated into this or any of our other filings with the SEC.

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MANAGEMENT

The following provides information regarding current members of the Company’s Board of Directors (the “Board”), which consists of four members, and the Company’s executive officers. Each director is elected for a term ending at the next annual meeting of stockholders or until his or her successor is elected and qualified. Our executive officers are appointed by, and serve at the discretion of, the Board.

Name	Age	Position with the Company	Director Since
Leo Ehrlich	61	Chief Executive Officer, Chief Financial Officer and Director	November 2007
Barry Schechter	55	Director	October 2014
Zorik Spektor	62	Director	April 2015
Arthur P. Bertolino	64	President and Chief Medical Officer and Director	January 2019
Jane Harness	50	Sr. Vice President, Clinical Sciences and Portfolio Management	—

Leo Ehrlich, has served as the Company’s Chief Executive Officer and Chief Financial Officer since November 5, 2010. Previously, he served as Chief Financial Officer of Cellceutix Pharma since its inception in June 2007. Mr. Ehrlich previously practiced as a Certified Public Accountant and received his BBA from Bernard Baruch College of the City University of New York.

The Board has determined that Mr. Ehrlich’s extensive knowledge of the Company, financial and industry knowledge and executive management experience make him a suitable member of the Company’s Board of Directors.

Barry Schechter, M.D., F.A.A.O., joined the Board on October 1, 2014 as an independent member. Dr. Schechter has been the Director of Department of Cornea and External Disease at Florida Eye Microsurgical Institute since 2005. Dr. Schechter’s practice involves diseases of the ocular surface including dry eyes, allergies, infection, the latest in corneal, refractive, and cataract surgery, and glaucoma. In addition, Dr. Schechter is an expert consultant for Gerson Lehrman regarding the business and technology of eye care and consults for several ophthalmic pharmaceutical companies. He is also on the editorial board for Advanced Ocular Care, a journal that reaches the top 10% of ophthalmologists and select optometrists. Dr. Schechter has reviewed articles for Cornea, the British Journal of Ophthalmology, and the Journal of the American Academy of Ophthalmology. He has lectured internationally and published on the subjects of treatment of ocular tumors, lens implants and dry eyes. Dr. Schechter has also written a textbook chapter on surgical techniques. Dr. Schechter is involved in clinical research and consults for several ophthalmic pharmaceutical companies.

The Board has determined that Dr. Schechter’s extensive medical knowledge and consulting work make him a suitable member of the Company’s Board of Directors.

Zorik Spektor, M.D., F.A.A.P. was appointed as an independent member of the Board in April 2015. Dr. Spektor is a fellowship trained Pediatric Otolaryngologist and Head and Neck Surgeon and has been the Director of The Center for Pediatric ENT – Head and Neck Surgery in Boynton Beach, Florida since 1995. In addition, he is a Voluntary Assistant Professor of Surgery at the Department of Otolaryngology, University of Miami Leonard M. Miller School of Medicine, and an Affiliate Clinical Assistant Professor of Biomedical Science at Florida Atlantic University in Boca Raton, Florida. Dr. Spektor received his Bachelor’s Degree from Cornell University, and his Medical Doctorate at Albany Medical College of Union University in Albany, New York. Following Dr. Spektor’s completion of his residency training in Otolaryngology – Head and Neck Surgery at the University of Connecticut, he completed his fellowship in Pediatric Otolaryngology – Head and Neck Surgery at LeBonheur Children’s Medical Center in Memphis, Tennessee. Dr. Spektor is board certified in Otolaryngology – Head and Neck Surgery. He is a Fellow of the American Academy of Otolaryngology – Head and Neck Surgery and American Academy of Pediatrics. He is also a member of the American Society of Pediatric Otolaryngology and Society for Ear, Nose & Throat Advances in Children.

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Prior to establishing the Center for Pediatric ENT – Head and Neck Surgery in 1995, Dr. Spektor was on the faculty of the University of Connecticut Health Science Center, Hartford Hospital and Newington Children’s Hospital, now known as Connecticut Children’s Hospital. He has lectured and presented extensively in the field of pediatric otolaryngology, and has authored numerous peer-reviewed publications. Dr. Spektor has been a presenter as well as an invited speaker at local, national and international conferences. He continually conducts clinical research studies, which have produced significant advances in the field of otolaryngology and pediatric otolaryngology. During the past decade he has been selected as one of the nation’s top doctors by several independent rating agencies for many consecutive years. Dr. Spektor has served on advisory boards for several medical device and pharmaceutical companies and has been involved in significant advances in the field of otolaryngology and Pediatric Otolaryngology.

The Board has determined that Dr. Spektor’s extensive medical knowledge, research experience and broad industry exposure make him a suitable member of the Company’s Board of Directors.

Arthur P. Bertolino, MD, PhD, MBA, joined the Company as President and Chief Medical Officer in June 2016 and was appointed as a member of the Board in January 2019 . Dr. Bertolino held several key positions at Novartis Institutes for Biomedical Research (“NIBR”) from 2008 to 2013, including Vice President of Dermatology and Vice President & Global Head of Translational Medicine for Dermatology. During his time at NIBR, Dr. Bertolino was integral to the marketing approval of Ilaris (canakinumab) in the United States, European Union and Switzerland. He also led the early clinical program of Cosentyx™ (secukinumab) and late stage supportive submission studies. In addition, Dr. Bertolino held positions as Senior Medical Director and Senior Director of Dermatology at Pfizer, Inc. from 2003 to 2007. Among other accomplishments at Pfizer, he led clinical programs for over a half-dozen new chemical entities involving Phase 1 and Phase 2 studies and contributed to planning for Phase 3 studies. Dr. Bertolino led FDA clinical interactions at entitlement meetings for Pfizer’s dermatology products and served as Pfizer’s dermatology spokesperson. Dr. Bertolino served as Chief Medical Officer and Vice President of Medical Affairs at Peplin, Inc. from 2007 to 2008, where he led Phase 2 programs and designed and drove initial Phase 3 programs that contributed to FDA approval of Picato (ingenol mebutate). Dr. Bertolino also held the position of Executive Vice President and Chief Medical Officer at Revance Therapeutics from 2014 to 2016, where he, among other responsibilities, supervised all aspects of clinical staff and programs and regulatory affairs. Dr. Bertolino earned a BS in Chemistry/Biochemistry from SUNY Stony Brook, an MD and PhD in Pharmacology from The Johns Hopkins University School of Medicine, and an MBA from the University of Michigan Stephen M. Ross School of Business.

The Board has determined that Dr. Bertolino’s extensive knowledge of the Company and its drug candidates and extensive medical knowledge and research experience make him a suitable member of the Company’s Board of Directors.

Jane Harness, MP, MS is Senior Vice President, Clinical Sciences and Portfolio Management and joined the Company on September 1, 2016. Ms. Harness has over 20 years in domestic and international clinical drug development experience. Before joining the Company, she served as Vice President, Clinical Operations, at Revance Therapeutics in 2015 and as Head of Clinical Sciences, Dermatology and ATI Translational Research, at Novartis Institutes for Biomedical Research from 2010 to 2014. Before joining Novartis, Ms. Harness held the following notable positions at Pfizer over the prior 15 years: Global Clinical Lead, Inflammation and Immunology, Early Clinical Lead, Dermatology, and Clinical Trial Head and Process Improvement Lead, Experimental Medicine. Ms. Harness received a BS and MP (Protein Biochemistry) degree from University of Leicester, and a MS (Clinical Pharmacology) from University of Aberdeen.

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Independent Directors

In considering and making decisions as to the independence of each of the directors of the Company, the Board considered transactions and relationships between the Company (and its subsidiaries) and each director (and each member of such director’s immediate family and any entity with which the director or family member has an affiliation such that the director or family member may have a material indirect interest in a transaction or relationship with such entity). The Board has determined that the following members of the Board are independent as defined in applicable SEC and Nasdaq rules and regulations, and that each constitutes an “Independent Director” as defined in Nasdaq Listing Rule 5605: Dr. Barry Schechter and Dr. Zorik Spektor.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to our Chief Executive Officer and Chief Financial Officer, our President and Chief Medical Officer, and our Senior Vice President, Clinical Sciences and Portfolio Management, whom we refer to collectively as our named executive officers, for services rendered in all capacities during the noted periods.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards(2)	Total
Leo Ehrlich	2019	$465,850	$—	$—	$—	$465,850
Chief Executive and Financial Officer	2018	$465,850	$—	$—	$—	$465,850

Arthur P. Bertolino	2019	$440,000	$—	$424,533	$224,677	$1,089,210
President and Chief Medical Officer	2018	$440,000	$176,000	$752,000	$398,954	$1,766,954

Jane Harness	2019	$275,000	$—	$23,241	$62,907	$361,148
Sr. Vice President, Clinical Sciences and Portfolio Management	2018	$275,000	$90,750	$41,168	$111,702	$518,620

_____________

(1)	The June 30, 2018 bonus for Dr. Bertolino has been accrued but is unpaid. The June 30, 2018 bonus for Ms. Harness has been accrued but is unpaid.

(2)

Amounts shown reflect the total grant date fair value of restricted stock and option awards, determined in accordance with ASC 718, made during fiscal years 2018 and 2019. Amounts shown do not represent cash payments made to Dr. Bertolino or Ms. Harness, amounts realized or amounts that may be realized. Refer to Notes 12 to the accompanying financial statements for a discussion on the valuation of the restricted stock and option awards.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth all outstanding equity awards held by our named executive officers as of June 30, 2019.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(1) ($)
Leo Ehrlich	17,090,910	—	$0.11	12/29/2020	—	—
	2,000,000		$0.51	5/8/2022	—	—

Arthur P. Bertolino(2)	617,839	—	$1.39	6/27/2026	—	—
	308,919	308,920	$0.71	9/1/2027	533,334	$101,333
		617,839	$0.40	9/1/2028	1,066,667	$202,666

Jane Harness(3)	163,377	9,610	$1.37	9/1/2026	19,464	$3,698
	57,662	115,325	$0.71	9/1/2027	38,929	$7,396
		172,987	$0.40	9/1/2028	58,394	$11,094

_____________

(1)	Market value is based on a stock price of $0.19, the closing price of the Company’s common stock on June 28, 2019, and the outstanding number of shares of restricted stock.

(2)

The 2017 unvested stock options vest in two equal annual installments on September 1, 2018 and 2019 or upon the occurrence of certain events. The restricted stock vests in two equal annual installments beginning on September 1, 2018 or upon the occurrence of certain events.

The 2018 unvested stock options vest in two equal annual installments on September 1, 2019 and 2020 or upon the occurrence of certain events. The restricted stock vests in two equal annual installments beginning on September 1, 2019 or upon the occurrence of certain events.

(3)

The unvested 2017 stock options vest in three equal annual installments on September 1, 2018, 2019 and 2020. Remaining unvested 2017 stock options continue to vest monthly in equal portions. Represents shares withheld for payment of tax liability arising as a result of the partial settlement of restricted stock awards that vested. The restricted stock vests in three equal annual installments beginning on September 1, 2018.

The unvested 2018 stock options vest in three equal annual installments on September 1, 2019, 2020 and 2021. Remaining unvested 2018 stock options continue to vest monthly in equal portions. Represents shares withheld for payment of tax liability arising as a result of the partial settlement of restricted stock awards that vested. The restricted stock vests in three equal annual installments beginning on September 1, 2019.

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POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Mr. Ehrlich does not have a current employment agreement with the Company, and all of the stock options held by Mr. Ehrlich are fully vested.

Pursuant to the employment agreements between each of Dr. Bertolino and Ms. Harness and the Company, the executives would be entitled to the following termination benefits:

●

For Cause or Without Good Reason. If the executive’s employment is terminated by the Company for “cause” or by the executive without “good reason” (each as defined in the employment agreements), the executive would be entitled to receive (i) all accrued but unpaid salary and accrued but unused vacation, (ii) reimbursement of unreimbursed business expenses, and (iii) any employee benefits which the executive may be entitled to under the Company’s employee benefits plans.

●

Without Cause or With Good Reason. If the executive’s employment is terminated by the Company without “cause” or by the executive with “good reason,” the executive would be entitled to receive (i) the payments outlined in the previous bullet, plus (ii) continued salary for one year in the case of Dr. Bertolino and six months in the case of Ms. Harness. Such payments would be subject to the executive’s execution of a release in favor of the Company and the executive’s compliance with certain non-solicitation and non-disparagement covenants in the employment agreement.

●

Death or Disability. If the executive’s employment is terminated on account of the executive’s death or disability, the executive or his or her estate would be entitled to receive (i) the payments outlined in the first bullet above, plus (ii) an amount equal to his or her prorated target bonus for the fiscal year during which his or her employment is terminated.

●

Change in Control. If the executive’s employment is terminated by the Company without “cause” or by the executive with “good reason” within 12 months following a change of control, the executive would be entitled to receive (i) the payments outlined in the first bullet above, plus (ii) continued salary for 18 months in the case of Dr. Bertolino and nine months in the case of Ms. Harness, plus (iii) the target bonus for the fiscal year during which his or her employment is terminated. Such payments would be subject to the executive’s execution of a release in favor of the Company and the executive’s compliance with certain non-solicitation and non-disparagement covenants in the employment agreement. The executive would also be entitled to reimbursement for certain health insurance expenses, and all of his or her outstanding equity awards would automatically vest, subject to certain equity awards other than stock options satisfying any applicable performance criteria.

For purposes of the employment agreements, a “change of control” means the occurrence of any of the following:

●

one person (or more than one person acting as a group) acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation;

●

one person (or more than one person acting as a group) acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) ownership of the Company’s stock possessing 50% or more of the total voting power of the stock of such corporation;

●

a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or

●	the sale of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, a “change in control” shall not occur unless such transaction constitutes a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets under Section 409A.

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DIRECTOR COMPENSATION

The following table sets forth certain information concerning the compensation paid to our directors for services rendered to us during the fiscal year ended June 30, 2019. None of Dr. Menon, Mr. Ehrlich or Dr. Bertolino was compensated for his service as a director in 2019.

Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($)		Total ($)
Dr. Krishna Menon(2)	—	$48,526	(1)	$48,526
Dr. Barry Schechter	$25,000	—		$25,000
Dr. Zorik Spektor	$25,000	—		$25,000
Mr. Mark R. Tobin(3)	$12,500	—		$12,500

_________

(1)	Represents salary paid to Dr. Menon.

(2)	Dr. Menon resigned as a director on December 11, 2018.

(3)	Mr. Tobin resigned as a director on December 31, 2018.

As of June 30, 2019, each of Dr. Schechter and Dr. Spektor held an option to purchase 19,655 shares of the Company’s Class A common stock.

Narrative to Director Compensation Table

Each of our independent directors has entered into agreements with the Company, pursuant to which each director will receive quarterly cash fees in the amount of $6,250, in addition to 20,000 shares of restricted stock upon the successful listing of the Company’s common stock on the Nasdaq Capital Market and options with a five-year term and a Black-Scholes-Merton value of $20,000 on the date of issuance, which options were issued in June 2016. Our inside directors do not receive any additional compensation for the services they provide to us as directors. Directors are reimbursed for out-of-pocket expenses incurred as a result of their participation on our Board and committees.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is or has been an officer or employee of the Company. None of our executive officers currently serves, or in the past year has served, as a member of the compensation committee or director (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our compensation committee or our board of directors.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of August 8, 2019, for: (i) each person known by us to beneficially own more than 5% of our voting securities, (ii) each named executive officer, (iii) each of our directors, and (iv) all of our current executive officers and directors as a group. The address of each of the persons set forth below is in care of Innovation Pharmaceuticals Inc., 100 Cummings Center, Suite 151-B, Beverly, Massachusetts 01915.

	Shares Beneficially Owned(1)				% of Total
	Class A		Class B		Voting Power(2)
Name of Beneficial Owner	Shares	%	Shares	%	Actual	Adjusted
Officers and Directors
Leo Ehrlich(3)	34,159,412	14.9	18,000,000	100	50.1	43.0
Arthur P. Bertolino(4)	4,025,524	1.9	—	—	1.9	1.4
Barry Schechter(5)	269,665	*	—	—	*	*
Zorik Spektor(5)	44,665	*	—	—	*	*
Jane Harness(6)	505,828	*	—	—	*	*
All current executive officers and directors as a group (5 persons)(7)	39,005,094	16.8	—	—	51.1	43.9
5% Stockholders
Krishna Menon(8)	15,043,286	7.3	—	—	7.0	5.4

____________

*	Denotes less than 1%.

(1)

“Beneficial owner” means having or sharing, directly or indirectly (i) voting power, which includes the power to vote or to direct the voting, or (ii) investment power, which includes the power to dispose or to direct the disposition, of shares of the common stock of an issuer. The definition of beneficial ownership includes shares underlying options or warrants to purchase common stock, or other securities or convertible debt convertible into common stock, that are exercisable or convertible or that will become exercisable or convertible within 60 days. Unless otherwise indicated, the beneficial owner has sole voting and investment power. For each stockholder, the calculation of percentage of beneficial ownership is based upon 205,620,200 shares of Class A common stock and 909,090 shares of Class B common stock outstanding as of August 8, 2019 on an actual basis and 269,620,200 shares of Class A common stock and 909,090 shares of Class B common stock outstanding as of August 8, 2019 on an adjusted basis after giving effect to the issuance of the shares of Class A common stock subject to this prospectus, and shares of common stock subject to options, warrants and/or conversion rights held by the stockholder that are currently exercisable or are exercisable within 60 days of August 8, 2019, which are deemed to be outstanding and to be beneficially owned by the stockholder holding such options, warrants or conversion rights. The percentage ownership of any stockholder is determined by assuming that the stockholder has exercised all options, warrants and conversion rights to obtain additional securities and that no other stockholder has exercised such rights.

(2)

Percentage total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, voting together as a single class. Each holder of Class B common stock is entitled to ten votes per share of Class B common stock, and each holder of Class A common stock is entitled to one vote per share of Class A common stock on all matters submitted to our stockholders for a vote. The Class A common stock and Class B common stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be required by law. The Class B common stock is convertible at any time by the holder into shares of Class A common stock on a share-for-share basis.

(3)

Includes (i) 7,335,002 shares of Class A common stock held directly by Mr. Ehrlich, (ii) 2,752,310 shares of Class A common stock held by Mr. Ehrlich’s spouse, (iii) 4,072,100 shares of Class A common stock into which a convertible loan and accrued interest in the amount of $2.0 million may be converted at $0.50 per share, (iv) vested options to purchase 2,000,000 shares of Class A common stock granted to Mr. Ehrlich under the 2010 Equity Incentive Plan, (v) 909,090 shares of Class B common stock held directly by Mr. Ehrlich, and (vi) vested options to purchase 17,090,910 shares of Class B common stock granted to Mr. Ehrlich under the 2010 Equity Incentive Plan. Each share of Class A common stock carries one vote and each share of Class B common stock carries ten votes on all matters before the Company’s stockholders. Class B common stock is convertible into shares of Class A common stock at the holder’s election.

(4)	Includes 1,544,597 shares of Class A common stock issuable upon the exercise of stock options that are currently exercisable or are exercisable within 60 days of August 8, 2019.

(5)

For each of Messrs. Schechter and Spektor, includes 19,665 shares of Class A common stock issuable upon the exercise of stock options that are currently exercisable or are exercisable within 60 days of August 8, 2019.

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(6)	Includes 345,974 shares of Class A common stock issuable upon the exercise of stock options that are currently exercisable or are exercisable within 60 days of August 8, 2019.

(7)

Includes 26,002,001 shares of Class A common stock and 17,090,910 shares of Class B common stock issuable upon the exercise of stock options, warrants or other conversion rights, or in the case of Class A common stock, upon the conversion of Class B common stock, in each case that are currently exercisable or are exercisable within 60 days of August 8, 2019.

(8)	Consists of 15,043,286 shares of Class A common stock held by the Menon Family Trust, for which Dr. Menon serves as trustee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Audit Committee’s charter requires it to approve or ratify certain transactions involving the Company and “related persons,” as defined under the relevant SEC rules. Any transaction with a related person, other than transactions available to all employees generally or involving aggregate amounts of less than $120,000, must be approved or ratified by the Audit Committee. The policy applies to all executive officers, directors and their family members and entities in which any of these individuals has a substantial ownership interest or control. None of such related persons has been involved in any transactions with us since the beginning of fiscal 2017 which are required to be disclosed pursuant to Item 404 of SEC Regulation S-K. For information about transactions with related persons that were entered into before fiscal 2017, see Notes 9 and 10 in the accompanying notes to the financial statements appearing elsewhere in this prospectus.

DESCRIPTION OF SECURITIES

In this offering, we are offering 7,000 shares of our Series B preferred stock, and 64,000,000 shares of common stock that are issuable from time to time upon conversion of such Series B preferred stock.

There is no established public trading market for our Series B preferred stock, and we do not expect any such market to develop. In addition, we do not intend to apply for listing of our Series B preferred stock on any national securities exchange or other nationally recognized trading system.

Description of Class A Common Stock

We are authorized to issue 600,000,000 shares of Class A common stock, par value $0.0001 per share, and 100,000,000 Class B common stock, par value $0.0001 per share. As of September 23, 2019, there were 211.6 million shares of our Class A common stock outstanding and 909,090 shares of Class B common stock outstanding.

Each holder of Class A common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors, and each holder does not have cumulative voting rights. Accordingly, the holders of a majority of the shares of Class A common stock entitled to vote in any election of directors can elect all of the directors standing for election.

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of Class A common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, holders of Class A common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.

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Holders of Class A common stock do not have preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the Class A common stock. All outstanding shares of Class A common stock are, and the shares of Class A common stock offered by us in any offering utilizing this prospectus, when issued and paid for, will be fully paid and nonassessable. The rights, preferences and privileges of the holders of Class A common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate in the future.

Description of Series B Preferred Stock

The following is a summary of certain terms and provisions of the Certificate of Designation of Preferences, Rights and Limitations of Series B 5% Convertible Preferred Stock (as amended, the “Certificate of Designation”) establishing the rights and preferences of the Series B preferred stock offered in this offering. The description of the Series B preferred stock contained herein does not purport to be complete and is qualified in its entirety by reference to the Certificate of Designation, which is an exhibit to the registration statement of which this prospectus forms a part.

General

Our Amended and Restated Articles of Incorporation authorizes our Board of Directors to issue up to 10,000,000 shares of preferred stock, par value $0.001 per share, of which no shares are issued and outstanding.

Subject to the limitations prescribed by our Articles of Incorporation, our Board is authorized to establish the number of shares constituting each series of preferred stock and to fix the designation, powers, preferences and relative participating, optional and other rights of each of those series and the qualifications, limitations and restrictions of each of those series, all without any further vote or action by our stockholders. Our Board has designated 20,000 of the 10,000,000 authorized shares of preferred stock as Series B 5% Convertible Preferred Stock. When sold, issued and paid for in accordance with the terms of the Issuance Agreement, the shares of Series B preferred stock will be validly issued, fully paid and non-assessable.

Voluntary Conversions by Holders

Each holder of Series B preferred stock may, at any time, elect to convert shares of Series B preferred stock into shares of our common stock at the conversion price, subject to certain beneficial ownership volume limitations described below. The number of shares into which each share of Series B preferred stock is determined by dividing the then stated value of the share of Series B preferred stock by the conversion price. The conversion price is defined as lower of (i) $0.31625 per share and (ii) 85% of the lowest volume weighted average sales price of the Class A Common Stock as reported on Bloomberg L.P. at 4:02 p.m. (New York City time) on a trading day during the ten trading days prior to and ending on, and including, the conversion date. The conversion price is subject to appropriate adjustment in the event of stock splits, stock dividends, recapitalization or similar events affecting our common stock. In addition, upon the occurrence of a triggering event (as defined below), the variable conversion rate will drop to 70% in (ii) above, and the $0.31625 price reflected in (i) could be adjusted downward under certain circumstances. In addition, in the event we issue dilutive securities within five trading days after a holder’s conversion of Series B preferred stock into common stock, we will issue additional shares of common stock to such holder as provided in the Certificate of Designation.

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Fundamental Transactions

In the event we effect certain mergers, consolidations, sales of substantially all of our assets, tender or exchange offers, reclassifications or share exchanges in which our common stock is effectively converted into or exchanged for other securities, cash or property, or we consummate a business combination in which another person acquires 50% or more of the outstanding shares of our common stock, then, upon any subsequent conversion of the Series B preferred stock, the holders of such Series B preferred stock will have the right to receive any shares of the successor or acquiring corporation and any additional consideration it would have been entitled to receive if it had been a holder of the number of shares of common stock then issuable upon conversion in full (including accrued but unpaid dividends thereon) of the Series B preferred stock immediately prior to any of the foregoing transactions.

In addition, we have agreed to have any successor entity in any of the foregoing transactions in which we are not the surviving entity to assume in writing all of our obligations under the Certificate of Designation.

Limitations on Conversion and Issuance

The Series B preferred stock may not be converted and shares of our common stock may not be issued under the Certificate of Designation with respect to such Series B preferred stock if, after giving effect to the conversion or issuance, a holder together with its affiliates would beneficially own in excess of 9.99% of the outstanding shares of our common stock.

The holders of the Series B preferred stock are limited in the amount of stated value of the Series B preferred stock they can convert on any trading day. The conversion cap limits conversions by the holders to the greater of $75,000 and an amount equal to 30% of the aggregate dollar trading volume of our common stock on our primary trading market for the five trading days immediately preceding, and including, the conversion date. However, the conversion cap will be increased if the trading volume in the first 30 minutes of any trading session exceeds certain trailing average daily volume amounts.

Dividends

Holders of the Series B preferred stock are entitled to receive, and we shall pay, cumulative dividends at a rate per share of 5% per annum (calculated quarterly as a percentage of the stated value per share for each quarterly period). Unless we elect to pay dividends in cash, dividends on a share of Series B preferred stock will increase such share of Series B preferred stock’s stated value and will be payable on each dividend payment date (plus two trading days or standard settlement period, whichever is shorter).

If at any time while the Series B preferred stock is outstanding, we make distributions of rights, cash or other assets to holders of our common stock, the holders of the Series B preferred stock will be entitled to participate in such distribution, on a per share basis, as if the shares of Series B preferred stock were converted into shares of common stock (without regard to any beneficial ownership limitation) at the time of payment of such distribution.

Liquidation Preference

Upon our liquidation, dissolution or winding up, the holders of the Series B preferred stock shall be entitled to receive out of our assets, whether capital or surplus, an amount equal to such holder’s then stated value for each share of Series B Preferred Stock before any distribution to the holders of our common stock or other junior securities. If there are insufficient assets to pay in full such amounts, then the available assets shall be ratably distributed to the holders of the Series B preferred stock in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

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Redemption Rights

Shares of Series B preferred stock are not otherwise entitled to any redemption rights, or mandatory sinking fund or analogous fund provisions, other than as set forth under “Triggering Events” below. Following 30 days after the closing, the Company may elect to redeem the Series B preferred stock for 120% of the aggregate stated value then outstanding, plus all accrued but unpaid dividends and all liquidated damages and other amounts due in respect of the Series B preferred stock. The Company’s right to redeem the Series B preferred stock is contingent upon it having complied with a number of conditions, including compliance with its obligations under the Certificate of Designation.

Voting Rights; Negative Covenants

Shares of Series B preferred stock will generally have no voting rights, except as required by law and except that the Company shall not, without the consent of the holders of a majority of the then outstanding shares of the Series B Preferred Stock:

•	alter or change adversely the powers, preferences or rights given to the Series B preferred stock or alter or amend the Certificate of Designation;

•	authorize or create or issue any class of stock ranking as to dividends, redemption or distribution of assets upon a liquidation senior to, or otherwise pari passu with, the Series B preferred stock;

•	amend its Articles of Incorporation or other charter documents in any manner that adversely affects any rights of the holders of the Series B preferred stock;

•	increase the number of authorized shares of Series B preferred stock; or

•	enter into any agreement with respect to any of the foregoing.

In addition, so long as any shares of Series B preferred stock are outstanding, the Company may not, without the consent of at 67% of the stated value of the then outstanding shares of Series B preferred stock:

•	amend the Company’s charter documents, including, without limitation, its Articles of Incorporation and bylaws, in any manner that materially and adversely affects any rights of the holders of the Series B preferred stock;

•	repay, repurchase or offer to repay, repurchase or otherwise acquire more than a de minimis number of shares of its common stock or other junior securities, subject to certain exceptions;

•	pay cash dividends or distributions on its common stock or other junior securities;

•	enter into any transaction with any affiliate which would be required to be disclosed in any public filing with the SEC, unless such transaction is made on an arm’s-length basis and expressly approved by a majority of the Company’s disinterested directors; or

•	enter into any agreement with respect to any of the foregoing.

Triggering Events

Upon the occurrence of certain triggering events, the conversion price will decrease as specified under “Voluntary Conversions by Holders” above and the holders of the Series B preferred stock will have the right to require the Company to redeem the preferred stock at a price equal to the greater of (i) 120% of the aggregate stated value then outstanding and (ii) the product of the volume weighted average price on the trading day immediately preceding the date of the triggering event and the stated value divided by the then conversion price, plus in either case all accrued but unpaid dividends thereon and all liquidated damages and other costs, expenses or amounts due in respect of the preferred stock. Each of the following would constitute a triggering event if the holders of a majority of the Series B preferred stock did not otherwise consent:

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(i) if the Company fails to provide at all times a registration statement that permits the Company to issue shares of common stock upon conversion of the Series B preferred stock or warrants, subject to a grace period of 20 calendar days in the aggregate in any 365-day period, or if the Company cannot issue shares of common stock under Section 3(a)(9) of the Securities Act of 1933, as amended;

(ii) the Company fails to deliver common stock issuable upon a conversion prior to the seventh trading day after such shares are required to be delivered, or the Company provides written notice that it does not intend to comply with requests for conversion of shares of the Series B preferred stock;

(iii) the Company fails to pay the amount of cash due pursuant to a buy-in (as specified in the Certificate of Designation) within five calendar days after notice;

(iv) the occurrence of an authorized share failure (as defined in the Securities Purchase Agreement);

(v) the Company fails to take certain actions to maintain the effectiveness of a Form S-3 registration statement relating to the securities;

(vi) the Company fails to observe or perform other covenants, agreements or warranties in the Securities Purchase Agreement, Certificate of Designation and other transaction documents and such failure or breach is not cured within 30 calendar days after the date of such failure or breach;

(vii) the Company redeems more a de minimis number of junior securities, subject to certain exceptions;

(viii) the Company is party to a change of control transaction or a fundamental transaction (each as defined in the Certificate of Designation);

(ix) the occurrence of a bankruptcy event involving the Company;

(x) our common stock fails to be listed or quoted for trading on certain specific trading markets for more than five trading days;

(xi) any monetary judgment, writ or similar final process is entered or filed against the Company, any subsidiary or their property or assets for more than $250,000, and such judgment, writ or similar final process remains unvacated, unbonded or unstayed for a period of 60 calendar days;

(xii) the electronic transfer of our common stock through the Depository Trust Company or another established clearing corporation is no longer available or is subject to a “chill”;

(xiii) notice of any litigation or arbitration against the Company or a subsidiary that relates to outstanding accounts payable in an amount that exceeds $500,000 and such litigation or arbitration remains unvacated, unbonded and unstayed for a period of 45 days; or

(xiv) the Company fails to file a Form 8-K disclosing the number of issued and outstanding shares within five trading days of a request.

No Exchange Listing of Preferred Shares

We do not plan on making an application to list the Series B Preferred Stock on any national securities exchange or other nationally recognized trading system. Our common stock issuable upon conversion of shares of Series B preferred stock is quoted on the OTCQB.

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PLAN OF DISTRIBUTION

We have entered into a Securities Purchase Agreement, dated October 5, 2018, and a Warrant Restructuring and Additional Issuance Agreement, dated May 9, 2019, pursuant to which we issued warrants to purchase shares of our Series B preferred stock. The warrants are composed of four series and were originally issued as follows: (i) on October 9, 2018, series 1 warrants to purchase 1,563 shares of Series B preferred stock, series 2 warrants to purchase 1,563 shares of Series B preferred stock, and series 3 warrants to purchase 1,875 shares of Series B preferred stock, (ii) on October 12, 2018, series 1 warrants to purchase 937 shares of Series B preferred stock, series 2 warrants to purchase 937 shares of Series B preferred stock, and series 3 warrants to purchase 1,125 shares of Series B preferred stock, and (iii) on May 9, 2019, series 4 warrants to purchase 2,500 shares of Series B preferred stock. The holders of the warrants exercised 3,500 series 1 and series 2 warrants to purchase 3,500 shares of our Class B preferred stock prior to the date hereof, leaving 7,000 warrants outstanding as of the date of this prospectus. Each warrant entitles the holder thereof to purchase shares of Series B preferred stock at $982.50 per share. The series 1 and series 2 warrants each have an initial term of 15 months following issuance, the series 3 warrants have an initial term of 24 months following issuance, and the series 4 warrants have a term of 9 months following issuance. The Securities Purchase Agreement and Warrant Restructuring and Additional Issuance Agreement contain customary representations and warranties by us and the other parties thereto, and provides that the obligations of the other parties thereto to purchase the securities are subject to certain customary conditions precedent. All of the securities sold in this offering will be sold at the same price.

This offering is a best efforts offering being made directly by us, without an underwriter or placement agent. We are not required to sell any specific number or dollar amount of securities in this offering, but will use our best efforts to sell the securities offered. We will receive all of the proceeds from any securities sold in this offering. We currently estimate offering expenses of approximately $50,000, including reimbursement of legal fees and expenses of $10,000 to the lead purchaser.

For the complete terms of the Securities Purchase Agreement and Warrant Restructuring and Additional Issuance Agreement, you should refer to the forms of Securities Purchase Agreement and Warrant Restructuring and Additional Issuance Agreement which are included as exhibits to the registration statement of which this prospectus is part.

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LEGAL MATTERS

Gary R. Henrie, Nauvoo, Illinois, has passed upon the validity of the Series B 5% convertible preferred stock and common stock offered hereby.

EXPERTS

The consolidated balance sheet of Innovation Pharmaceuticals Inc. as of June 30, 2019, the related consolidated statements of operations, changes in stockholders’ equity (deficiency), and cash flows for the year ended June 30, 2019, have been audited by Pinnacle Accountancy Group of Utah, an independent registered public accounting firm, as stated in its report appearing elsewhere herein, which report contains an explanatory paragraph the states that the Company’s losses since inception, accumulation of a significant deficit, negative cash flows from operations and lack of revenues raise substantial doubt about its ability to continue as a going concern. Such consolidated financial statements have been included herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated balance sheets of Innovation Pharmaceuticals Inc. as of June 30, 2018, and the related consolidated statements of operations, stockholders’ deficit and cash flows for the year ended June 30, 2018 and the effectiveness of internal control over financial reporting as of June 30, 2018 have been audited by Baker Tilly Virchow Krause, LLP, an independent registered public accounting firm, as stated in its report, which appears elsewhere herein. Such financial statements have been included herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1, including exhibits, under the Securities Act, with respect to the shares of Series B preferred stock and Class A common stock being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the securities offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings, including the registration statement of which this prospectus forms a part, are available to the public from commercial retrieval services and at the website maintained by the SEC at www.sec.gov. The reports and other information filed by us with the SEC are also available at our website. The address of our website is www.ipharminc.com. Information contained on our website or that can be accessed through our website is not incorporated by reference into this prospectus or any applicable prospectus supplement.

We will provide, without charge, to each person to whom a copy of this prospectus has been delivered, including any beneficial owner, a copy of any and all of the documents referred to herein that are summarized in this prospectus, if such person makes a written or oral request directed to:

Innovation Pharmaceuticals Inc.

100 Cummings Center, Suite 151-B

Beverly, Massachusetts 01915

Attn: Chief Executive Officer

(978) 633-3623

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INNOVATION PHARMACEUTICALS INC.

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Innovation Pharmaceuticals Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheet of Innovation Pharmaceuticals Inc. (the “Company”) as of June 30, 2019, the related consolidated statements of operations, changes in stockholders’ equity (deficiency), and cash flows for the year ended June 30, 2019, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of June 30, 2019, and the results of its operations and its cash flows for the period ended June 30, 2019, in conformity with accounting principles generally accepted in the United States of America.

Consideration of the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred losses since inception, has accumulated a significant deficit, has negative cash flows from operations, and currently has no revenues. These factors raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Pinnacle Accountancy Group of Utah

We have served as the Company’s auditor since 2018.

Farmington, UT

September 30, 2019

F-2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of Innovation Pharmaceuticals Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Innovation Pharmaceuticals Inc. (the "Company") as of June 30, 2018, the related statements of operations, stockholders' deficiency and cash flows, for the year then ended, and the related notes (collectively referred to as the "financial statements") . In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

Minneapolis, Minnesota

September 11, 2018

We have served as the Company's auditor from 2007 to 2018.

F-3

INNOVATION PHARMACEUTICALS INC.

CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2019 AND JUNE 30, 2018

(Rounded to nearest thousand except for share data)

	June 30,	June 30,
	2019	2018
ASSETS
Current Assets:
Cash	$579,000	$2,424,000
Prepaid expenses and other current assets	46,000	98,000
Security deposit	-	78,000
Total Current Assets	625,000	2,600,000
Other Assets:
Patent costs - net	3,342,000	3,780,000
Property, plant and equipment - net	1,000	2,000
Deferred offering costs	-	159,000
Security deposit	78,000	-
Total Other Assets	3,421,000	3,941,000
Total Assets	$4,046,000	$6,541,000

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
Current Liabilities:
Accounts payable - (including related party payables of approx. $1,511,000 and $1,504,000, respectively)	$2,127,000	$3,185,000
Accrued expenses - (including related party accruals of approx. $45,000 and $58,000, respectively)	85,000	266,000
Accrued salaries and payroll taxes - (including related party accrued salaries of approx. $3,129,000 and $2,953,000, respectively)	3,162,000	3,219,000
Note payable - related party	1,922,000	2,022,000
Total Current Liabilities	7,296,000	8,692,000
Other Liabilities:
Series B 5% convertible preferred stock liability at $1,080 stated value; 1,196 and 0 shares issued and outstanding at June 30, 2019 and 2018, respectively	879,000	-
Total Liabilities	8,175,000	8,692,000
Commitments and contingencies (Note 8)
Stockholders’ Deficiency
Preferred stock, $0.001 par value, 10,000,000 designated shares, no shares issued and outstanding	-	-
Common Stock - Class A, $.0001 par value, 300,000,000 shares authorized, 202,631,923 shares and 163,103,927 shares issued as of June 30, 2019 and 2018, respectively, 202,403,705 shares and 163,103,927 shares outstanding as of June 30, 2019 and 2018, respectively.	21,000	17,000
Common Stock - Class B, (10 votes per share); $.0001 par value, 100,000,000 shares authorized, 909,090 shares and 0 shares issued and outstanding as of June 30, 2019 and 2018, respectively	-	-
Additional paid-in capital	90,537,000	83,747,000
Accumulated deficit	(94,596,000)	(85,915,000)
Treasury Stock, at cost (228,218 shares and 0 shares as of June 30, 2019 and 2018, respectively)	(91,000)	-
Total Stockholders’ Deficiency	(4,129,000)	(2,151,000)
Total Liabilities and Stockholders’ Deficiency	$4,046,000	$6,541,000

The accompanying notes are an integral part of these consolidated financial statements

F-4

INNOVATION PHARMACEUTICALS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED JUNE 30, 2019 AND 2018

(Rounded to nearest thousand except for shares and per share data)

	For the Years Ended
	June 30,
	2019	2018

Revenues	$-	$-

Operating expenses:
Research and development expenses	4,343,000	11,368,000
General and administrative expenses	1,182,000	1,382,000
Officers’ payroll and payroll tax expenses	486,000	517,000
Professional fees	440,000	676,000
Total operating expenses	6,451,000	13,943,000

Loss from operations	(6,451,000)	(13,943,000)

Other expenses
Interest income	-	1,000
Interest expense – debt	(197,000)	(202,000)
Interest expense – preferred stock	(2,000,000)	-
Change in fair value of preferred stock	357,000	-
Modification of Series B preferred stock terms	(390,000)	-
Financing costs	-	(2,218,000)
Total other expenses	(2,230,000)	(2,419,000)

Loss before provision for income taxes	(8,681,000)	(16,362,000)
Provision for income taxes	-	-
Net loss	$(8,681,000)	$(16,362,000)

Basic and diluted loss per share
attributable to common stockholders	$(0.05)	$(0.11)

Weighted average number of common shares	178,227,405	144,510,021

The accompanying notes are an integral part of these consolidated financial statements.

F-5

INNOVATION PHARMACEUTICALS INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIENCY

FOR THE YEARS ENDED JUNE 30, 2019 AND 2018

(Rounded to nearest thousand, except for shares data):

	Common Stock A		Common Stock B		Additional		Treasury Stock
		Par Value		Par Value	Paid-in	Accumulated
	Shares	$0.0001	Shares	$0.0001	Capital	Deficit	Shares	Amount	Total
Balance at June 30, 2017	135,274,421	$14,000	-	$-	$68,295,000	$(69,553,000)	262,080	$(220,000)	$(1,464,000)
Shares sold to Aspire Capital under 2015 Agreement at $0.74 - $0.94 range	2,600,000	-	-	-	2,089,000	-	-	-	2,089,000
Shares sold to Aspire Capital under 2017 Agreement at $0.25 - $0.76 range	16,666,666	2,000	-	-	7,746,000	-	-	-	7,748,000
Shares sold to Aspire Capital under 2018 Agreement at a discounted purchase price of $0.29 per share, net	5,263,158	1,000	-	-	1,999,000				2,000,000
Shares issued as commitment fee, 9/6/2017 at $0.715	300,000	-	-	-	215,000	-	-	-	215,000
Shares and warrants issued as commitment fee	2,736,842	-	-	-	2,218,000				2,218,000
Offering cost	-	-	-	-	(283,000)	-	-	-	(283,000)
Shares issued to officer as equity awards at $0.705 - 1.40	-	--	-	-	1,049,000	-	-	-	1,049,000
Shares issued to employees for services at $0.705 - $1.37	-	-	-	-	44,000	-	-	-	44,000
Shares issued to consultant for services at $0.43	12,500	-	-	-	6,000	-	-	-	6,000
Stock options issued to officer as equity awards at $1.39	-	-	-	-	562,000	-	-	-	562,000
Stock options issued to employees for services at $0.705 - $1.37	-	-	-	-	111,000	-	-	-	111,000
Stock options issued to consultant for services at $0.15 - $0.73	-	-	-	-	114,000	-	-	-	114,000
Issuance of vested shares to Officer and employees	556,132	-	-	-	-	-	-	-	-
Withholding and Purchase of 305,792 treasury shares from vested shares issued – at cost	(305,792)	-	-	-	-	-	305,792	(198,000)	(198,000)
Cancellation of all treasury shares	-	-	-	-	(418,000)	-	(567,872)	418,000	-
Net loss	-	-	-	-	-	(16,362,000)	-	-	(16,362,000)
Balance at June 30, 2018	163,103,927	$17,000	-	$-	$83,747,000	$(85,915,000)	-	$-	$(2,151,000)
Stock options issued to consultant for services at $0.43 - $0.73	-	-	-	-	42,000	-	-	-	42,000
Stock options issued to employee for services at $0.398 - $1.37	-	-	-	-	132,000	-	-	-	132,000
Stock options issued to officer as equity awards at $0.398 to $0.705	-	-	-	-	293,000	-	-	-	293,000
Shares issued to consultant for services at $0.84 - $1.38	-	-	-	-	10,000	-	-	-	10,000
Shares issued to employee for services at $0.398 - $1.37	-	-	-	-	51,000	-	-	-	51,000
Shares issued to officer as equity awards at $0.398 to $0.705	-	-	-	-	552,000	-	-	-	552,000
Offering cost	-	-	-	-	(159,000)	-	-	-	(159,000)
Issuance of vested shares to Officer, and Consultant	584,764	-	-	-	-	-	-	-	-
Cancellation of debt for the purchase of 909,090 shares of Common Stock Class B	-	-	909,090	91	100,000	-	-	-	100,000
Issuance of shares for tax purposes as Treasury Shares	(228,218)	-	-	-	-	-	228,218	(91,000)	(91,000)
Allocating warrants (proportion of value exercised) to Pref Stock Liability	-	-	-	-	(164,000)	-	-	-	(164,000)
Conversion of preferred stocks to common stock	39,171,4501	4,000	-	-	3,064,000	-	-	-	3,068,000
To record underlying Series 1, Series 2 and Series 3 Warrants attached to 2,000 shares Series B Preferred Stock	-	-	-	-	817,000	-	-	-	817,000
To record beneficial conversion feature of Series B preferred stock & warrants discounts	-	-	-	-	1,917,000	-	-	-	1,917,000
5% dividend paid by issuance of preferred stock for Q2-12/31/18	-	-	-	-	17,000	-	-	-	17,000
Reversal of the stock based compensation related to unvested options and shares for employee from 7.1.18-12.31.2018	-	-	-	-	(4,000)	-	-	-	(4,000)
To record issuance of 2,500 warrants Series B Preferred Stock per 5.9.2019 Modification					122,000				122,000
Net loss	-	-	-	-	-	(8,681,000)	-	-	(8,681,000)
Balance at June 30, 2019	202,631,923	21,000	909,090	91	90,537,000	(94,596,000)	228,218	(91,000)	(4,129,000)

The accompanying notes are an integral part of these consolidated financial statements.

F-6

INNOVATION PHARMACEUTICALS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED JUNE 30, 2019 AND 2018

(Rounded to nearest thousand)

	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(8,681,000)	$(16,362,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Common stock and stock options issued as employee compensation and payment for services	1,076,000	1,886,000
Amortization of patent costs	370,000	385,000
Patent write off	154,000	163,000
Depreciation of equipment	1,000	28,000
(Gain) Loss on disposal of equipment	(40,000)	49,000
Interest expense-preferred stock	2,000,000	-
Deferred financing costs write off	-	2,218,000
Modification of Series B convertible preferred stock terms	(357,000)	-
Change in fair value of preferred stock	390,000	-

Changes in operating assets and liabilities:
Prepaid expenses and other current assets	51,000	239,000
Accounts payable	(1,057,000)	(1,514,000)
Accrued expenses	(182,000)	(445,000)
Accrued officers’ salaries and payroll taxes	(57,000)	75,000
Net cash used in operating activities	(6,332,000)	(13,278,000)

CASH FLOWS FROM INVESTING ACTIVITIES:
Sales proceeds of property, plant and equipment	40,000	13,000
Patent costs	(86,000)	(117,000)
Net cash used in investing activities	(46,000)	(104,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Sale of common stock, net of offering costs	-	11,837,000
Purchase of treasury stock	(91,000)	(172,000)
Proceeds from issuance of Series B Preferred stocks, net of financing costs	1,893,000	-
Proceeds from exercise of warrants	2,731,000	-
Net cash provided by financing activities	4,533,000	11,665,000

NET DECREASE IN CASH	(1,845,000)	(1,717,000)
CASH, BEGINNING OF YEAR	2,424,000	4,141,000
CASH, END OF YEAR	$579,000	$2,424,000

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for interest	$143,000	$171,000
Cash paid for income taxes	$-	$-

SUPPLEMENTAL DISCLOSURE OF NON-CASH FLOW
INVESTING AND FINANCING ACTIVITIES
Purchase of treasury stock offset by subscription receivable	$-	$26,000
Allocating warrants (proportion of value exercised) to preferred stock liability	$164,000	$-
Initial warrant valuation	$817,000	$-
Beneficial conversion features on preferred stock and warrant discounts	$1,917,000	$-
Issuance of 2,500 warrants for preferred stock modification	$122,000	$-
Stock dividend paid by issuance of preferred stock	$17,000	$-
Conversion of Series B Convertible Preferred stock to Common stock	$3,068,000	$-
Cancellation of shareholder debt for the purchase of 909,090 shares of Common Stock Class B shares	$100,000	$-

The accompanying notes are an integral part of these consolidated financial statements.

F-7

INNOVATION PHARMACEUTICALS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2019 AND 2018

1. Basis of Presentation and Nature of Operations

Innovation Pharmaceuticals Inc. (“Innovation”) was incorporated on August 1, 2005 in the State of Nevada. Effective June 5, 2017, the Company amended its Articles of Incorporation and changed its name from Cellceutix Corporation to Innovation Pharmaceuticals Inc. On February 15, 2019, the Company formed IPIX Pharma Limited (“IPIX Pharma”), a wholly-owned subsidiary incorporated under the Companies Act 2014 of Ireland. IPIX Pharma is a Private Company Limited by Shares. The subsidiary will serve as a key hub for strategic collaboration with European companies and medical communities in addition to providing cost-saving efficiencies and flexibility with respect to developing Brilacidin under European Medicines Agency standards.

The Company is a clinical stage biopharmaceutical company and has no customers, products or revenues to date. The Company’s common stock is quoted on OTCQB, symbol “IPIX.”

Basis of Consolidation

The consolidated financial statements for 2019 include the accounts of Innovation, a Nevada corporation, and our wholly-owned subsidiary, IPIX Pharma, an Ireland limited Company which was incorporated in 2019. No consolidated accounts were prepared in 2018. All significant intercompany transactions and balances have been eliminated in consolidation. Translation gains and losses for the year ended June 30, 2019 were not significant.

Nature of Operations - Overview

We are in the business of developing innovative small molecule therapies to treat diseases with significant medical need, particularly in the areas of inflammatory diseases, cancer, dermatology and anti-infectives. Our strategy is to use our business and scientific expertise to maximize the value of our pipeline. We will do this by focusing initially on our lead compounds, Brilacidin and Kevetrin, and advancing them as quickly as possible along the regulatory pathway. We aim to develop the highest quality data and broadest intellectual property to support our compounds. We discontinued the Prurisol psoriasis program.

We currently own all development and marketing rights to our investigational products, other than the rights granted to Alfasigma S.p.A. in July 2019, as disclosed in Note 17, Subsequent Events, for the development, manufacturing and commercialization of locally-administered Brilacidin for UP/UPS. In order to successfully develop and market our products, we may have to partner with additional companies. Prospective partners may require that we grant them significant development and/or commercialization rights in return for agreeing to share the risk of development and/or commercialization.

Note 2. Going Concern and Liquidity

These financial statements have been prepared on the assumption that the Company is a going concern, which contemplates the realization of its assets and the settlement of its liabilities in the normal course of operations.

We have incurred recurring losses since inception and expect to continue to incur losses as a result of costs and expenses related to our research and continued development of our compounds and our corporate general and administrative expenses. As of June 30, 2019, the Company has an accumulated deficit of approximately $95.0 million, representative of recurring losses since inception. The Company has no sales as it does not have any products in the market and will continue to not have any revenues until it begins to market its products after it has obtained the necessary Federal Drug Administration (the “FDA”) and/ or other health authorities approval. As a result, the Company expects to continue to incur losses over the next 12 months from the date of this filing. Accordingly, the Company’s planned operations, including total budgeted expenditures of approximately $11.5 million for the next twelve months, raise substantial doubt about its ability to continue as a going concern.

At June 30, 2019, the Company’s cash amounted to $0.6 million and current liabilities amounted to $7.3 million, of which $3.7 million were payables to related parties with no immediate payment terms and $2.9 million was payable to one shareholder who is our former director and officer of the Company (see Note 9. Related Party Transactions and Note 10. Convertible Note Payable - Related Party). The Company had expended substantial funds on its clinical trials and expects to continue our spending on research and development expenditures. The Company’s net cash used in operating activities for the years ended June 30, 2019 was approximately $6.3 million, and current projections indicate that the Company will have continued negative cash flows from operating activities for the foreseeable future. Our net losses incurred for the fiscal years ended June 30, 2019 and 2018, amounted to $8.7 million and $16.4 million, respectively, and we had a working capital deficit of approximately $6.7 million and $6.1 million, respectively, at June 30, 2019 and June 30, 2018.

F-8

The Company’s primary sources of liquidity are cash and cash equivalents as well as issuances of its equity securities. On October 5, 2018, the Company entered into a Securities Purchase Agreement with one multi-family office for the sale of 2,000 shares of the Company’s newly-created Series B 5% convertible preferred stock for aggregate gross proceeds of approximately $2.0 million. Under the Securities Purchase Agreement, the Company also initially issued to the investors warrants to purchase up to an additional 8,000 shares of preferred stock for an aggregate purchase price of approximately $7.9 million. On May 9, 2019, the Company entered into a warrant restructuring and additional issuance agreement (the “Issuance Agreement”) with the holders of the Series B preferred stock and warrants pursuant to which the Company issued an additional 100 shares of Series B preferred stock and warrants to purchase an additional 2,500 shares of preferred stock, and the holders of the Series B preferred stock and warrants agreed to exercise warrants to purchase up to $2.0 million of Series B preferred stock through November 2019 subject to the conditions set forth in the Issuance Agreement. In addition, the Company agreed to issue one additional share of preferred stock to the Series B investors for each five shares issued upon the exercise of warrants through November 9, 2019, up to a maximum of 400 shares of preferred stock.

The Company received the proceeds from the exercise of 2,780 warrants of approximately $2.7 million during the period from October 5, 2018 (date of issuance of preferred stock and warrants) to June 30, 2019. As of June 30, 2019, 1,196 shares of preferred stock were outstanding and warrants to purchase 7,720 shares of Series B preferred stock were outstanding. As the Company cannot be certain the remaining warrants will be exercised, there can be no assurance those funds or other funds will be available when needed. See Note 14 - Series B 5% convertible preferred stock.

The amount of cash and cash equivalents on the balance sheet as of the date of this filing is approximately $0.8 million. The Company expects to seek to obtain additional funding through business development activities (i.e. licensing and partnerships) and future equity issuances. There can be no assurance as to the availability or terms upon which such financing and capital might be available. The Company will be unable to proceed with its planned drug development programs, meet its administrative expense requirements, capital costs, or staffing costs without raising additional capital in the future. These financial statements do not include any adjustments related to the carrying values and classifications of assets and liabilities that would be necessary should the Company be unable to continue as a going concern.

3. Significant Accounting Policies and Recent Accounting Pronouncements

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Significant items subject to such estimates and assumptions include contract research accruals, recoverability of long-lived assets, valuation of equity grants and income tax valuation. The Company bases its estimates on historical experience and various other assumptions that management believes to be reasonable under the circumstances. Changes in estimates are recorded in the period in which they become known. Actual results could differ from those estimates.

Cash

Cash consist of bank deposits. There were no cash equivalents at June 30, 2019 and 2018.

F-9

Equipment

Equipment is stated at cost, net of accumulated depreciation. Expenditures that extend the life, increase the capacity, or improve the efficiency of property and equipment are capitalized, while expenditures for repairs and maintenance are expensed as incurred. Depreciation is recognized using the straight-line method over the following approximate useful lives:

Equipment	5 Years

Intangible Assets - Patents

Costs incurred to file patent applications and acquired intangibles are capitalized when the Company believes that there is a high likelihood that the patent will be issued and there will be future economic benefit associated with the patent. These costs will be amortized on a straight-line basis over a 12 - 17 years life from the date of patent filing. All costs associated with abandoned patent applications are expensed. In addition, the Company will review the carrying value of patents for indicators of impairment on a periodic basis and if it determines that the carrying value is impaired, it values the patent at fair value. As of June 30, 2019 and 2018, carrying value of patent was approximately $3,342,000 and $3,780,000, respectively. Amortization expense for the fiscal years ended June 30, 2019 and 2018, was approximately $370,000 and $385,000, respectively.

As of June 30, 2019, the Company expensed the costs associated with obtaining patents that have not yet resulted in products or gained market acceptance and the Company has or will let these patents go abandoned. For the fiscal years ended June 30, 2019 and 2018, the Company has charged to operations approximately $4,000 and $2,000, respectively as patent expenses included in general and administrative expenses.

In accordance with the provisions of the applicable authoritative guidance, the Company’s long-lived assets and amortizable intangible assets are tested for impairment whenever events or changes in circumstances indicate that their carrying value may not be recoverable. The Company assesses the recoverability of such assets by determining whether their carrying value can be recovered through undiscounted future operating cash flows, including its estimates of revenue driven by assumed market segment share and estimated costs. If impairment is indicated, the Company measures the amount of such impairment by comparing the fair value to the carrying value. During the fiscal years ended June 30, 2019 and 2018, the Company has recorded patents write off of approximately $154,000 and $163,000, respectively and included in general and administrative expenses.

Financial Instruments

The Company’s financial instruments include cash, accounts payable, accrued liabilities and the preferred stock liability. The carrying amounts of these financial instruments approximate their fair value, due to the short-term nature of these items. The fair value hierarchy has the following three levels:

Level 1 - quoted prices in active markets for identical assets and liabilities.

Level 2 - observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3 - unobservable inputs that reflect the Company’s own assumptions about the assumptions market participants would use in pricing the asset or liability.

F-10

Certain Risks and Uncertainties

Product Development

We devote significant resources to research and development programs in an effort to discover and develop potential future product candidates. The product candidates in our pipeline are at various stages of preclinical and clinical development. The path to regulatory approval includes three phases of clinical trials in which we collect data to support an application to regulatory authorities to allow us to market a product for treatment of a specified disease. There are many difficulties and uncertainties inherent in research and development of new products, resulting in a high rate of failure. To bring a drug from the discovery phase to regulatory approval, and ultimately to market, takes many years and significant cost. Failure can occur at any point in the process, including after the product is approved, based on post-market factors. New product candidates that appear promising in development may fail to reach the market or may have only limited commercial success because of efficacy or safety concerns, inability to obtain necessary regulatory approvals, limited scope of approved uses, reimbursement challenges, difficulty or excessive costs of manufacture, alternative therapies or infringement of the patents or intellectual property rights of others. Uncertainties in the FDA approval process and the approval processes in other countries can result in delays in product launches and lost market opportunities. Consequently, it is very difficult to predict which products will ultimately be submitted for approval, which have the highest likelihood of obtaining approval and which will be commercially viable and generate profits. Successful results in preclinical or clinical studies may not be an accurate predictor of the ultimate safety or effectiveness of a drug or product candidate.

Expenditures for research, development, and engineering of products are expensed as incurred. For the fiscal years ended June 30, 2019 and 2018, the Company incurred approximately $4,343,000 and $11,368,000 of research and development costs, respectively.

Concentrations of Credit Risk

The Company maintains its cash in bank deposit and checking accounts that at times exceed federally insured limits. Approximately $0.3 million is subject to credit risk at June 30, 2019. However, these cash balances are maintained at creditworthy financial institutions. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk.

Accrued Outsourcing Costs

Substantial portions of our preclinical studies and clinical trials are performed by third-party laboratories, medical centers, contract research organizations and other vendors, or collectively “CROs.” These CROs generally bill monthly or quarterly for services performed, or bill based upon milestone achievement. For preclinical studies, we accrue expenses based upon estimated percentage of work completed and the contract milestones remaining. For clinical studies, expenses are accrued based upon the number of patients enrolled and the duration of the study. We monitor patient enrollment, the progress of clinical studies and related activities to the extent possible through internal reviews of data reported to us by the CROs, correspondence with the CROs and clinical site visits. Our estimates depend on the timeliness and accuracy of the data provided by the CROs regarding the status of each program and total program spending. We periodically evaluate the estimates to determine if adjustments are necessary or appropriate based on information we receive.

Valuation of Equity Grants

The Company accounts for all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The Company is required to measure the cost of employee services received in exchange for stock options and similar awards based on the grant-date fair value of the award and recognize this cost in the income statement over the period during which an employee is required to provide service in exchange for the award. The Company uses the Black-Scholes-Merton valuation model and has elected to use the ratable method to amortize compensation expense over the vesting period of the grant. The Company accounts for equity instruments issued to nonemployees by valuing them using the Black-Scholes-Merton valuation model. The measurement of stock-based compensation is subject to periodic adjustments as the underlying equity instruments vest.

F-11

Income Taxes

Deferred income tax assets and liabilities arise from temporary differences associated with differences between the financial statements and tax basis of assets and liabilities, as measured by the enacted tax rates, which are expected to be in effect when these differences reverse. Deferred tax assets and liabilities are classified as current or non-current, depending upon the classification of the asset or liabilities to which they relate. Deferred tax assets and liabilities not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

The Company has generated net losses since inception and accordingly has not recorded a provision for income taxes. The deferred tax assets were primarily comprised of federal and state tax net operating loss, or NOL, carryforwards. Due to uncertainties surrounding the Company’s ability to generate future taxable income to realize these tax assets, a full valuation allowance has been established to offset the deferred tax assets. Additionally, the future utilization of the NOL carryforwards to offset future taxable income may be subject to an annual limitation as a result of ownership changes that could occur in the future. If necessary, the deferred tax assets will be reduced by any carryforwards that expire prior to utilization as a result of such limitations, with a corresponding reduction of the valuation allowance.

The Company follows the provisions of FASB ASC 740-10 “Uncertainty in Income Taxes” (ASC 740-10). The Company has not recognized a liability as a result of the implementation of ASC 740-10. A reconciliation of the beginning and ending amount of unrecognized tax benefits has not been provided since there is no unrecognized benefit since the date of adoption. The Company has not recognized interest expense or penalties as a result of the implementation of ASC 740-10. If there were an unrecognized tax benefit, the Company would recognize interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses.

The Company has identified its U.S. Federal income tax return and its State return in Massachusetts as its major tax jurisdictions. The fiscal 2015 and forward years are still open for examination.

Basic Loss per Share

Basic and diluted loss per share are computed based on the weighted-average common shares and common share equivalents outstanding during the period. Common share equivalents consist of stock options, restricted stock, warrants and convertible related party notes payable. Common share equivalents were excluded from the computation of diluted earnings per share for the fiscal years ended June 30, 2019 and 2018, because their effect was anti-dilutive (see Note 11 - Weighted Average Shares Outstanding).

Treasury Stock

The Company accounts for treasury stock using the cost method. There were 228,218 shares and 0 shares of treasury stock outstanding, purchased at a total cumulative cost of $91,000 and $0 at June 30, 2019 and June 30, 2018, respectively (see Note 12. Equity Incentive Plans, Stock-Based Compensation, Exercise of Options and Warrants Outstanding).

Treasury stock, representing shares of the Company’s common stock that have been acquired for payroll tax withholding on vested stock grants, is recorded at its acquisition cost and these shares are not considered outstanding.

F-12

Accounting for Stock Based Compensation

The stock-based compensation expense incurred by the Company for employees and directors in connection with its stock option plan is based on the employee model of ASC 718, and the fair market value of the options is measured at the grant date. Under ASC 718 employee is defined as “An individual over whom the grantor of a share-based compensation award exercises or has the right to exercise sufficient control to establish an employer-employee relationship based on common law as illustrated in case law and currently under U.S. tax regulations.” Our consultants do not meet the employer-employee relationship as defined by the IRS and therefore are accounted for under ASC 505-50.

ASC 505-50-30-11 further provides that an issuer shall measure the fair value of the equity instruments in these transactions using the stock price and other measurement assumptions as of the earlier of the following dates, referred to as the measurement date:

i.	The date at which a commitment for performance by the counterparty to earn the equity instruments is reached (a performance commitment); and

ii.	The date at which the counterparty’s performance is complete.

We have elected to use the Black-Scholes-Merton pricing model to determine the fair value of stock options on the dates of grant. Restricted stock units are measured based on the fair market values of the underlying stock on the dates of grant. We recognize stock-based compensation using the straight-line method.

The components of stock-based compensation related to stock options and restricted stock grants in the Company’s Statement of Operations for the fiscal years ended June 30, 2019 and 2018 are as follows (rounded to nearest thousand):

	Year ended June 30,
	2019	2018
Research and development expenses
Professional fees	$53,000	$120,000
Employees’ bonus	179,000	156,000
Officers’ bonus	844,000	1,610,000
Total stock-based compensation expense	$1,076,000	$1,886,000

Recent Adopted Accounting Pronouncements

In July 2017, the FASB issued Accounting Standards Update (“ASU”) 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480) and Derivatives and Hedging (Topic 815): I. Accounting for Certain Financial Instruments with Down Round Features; and II. Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Non-controlling Interests with a Scope Exception. Part I of this update addresses the complexity of accounting for certain financial instruments with down round features. Down round features are features of certain equity-linked instruments (or embedded features) that result in the strike price being reduced on the basis of the pricing of future equity offerings. Current accounting guidance creates cost and complexity for entities that issue financial instruments (such as warrants and convertible instruments) with down round features that require fair value measurement of the entire instrument or conversion option. Part II of this update addresses the difficulty of navigating Topic 480, Distinguishing Liabilities from Equity, because of the existence of extensive pending content in the FASB Accounting Standards Codification. This pending content is the result of the indefinite deferral of accounting requirements about mandatorily redeemable financial instruments of certain nonpublic entities and certain mandatorily redeemable non-controlling interests. The amendments in Part II of this update do not have an accounting effect. This ASU is effective for fiscal years, and interim periods within those years, beginning after December 15, 2018, with early adoption permitted. The adoption of ASU 2017-11, during the year ended June 30, 2019, did not have any impact on the financial statements and related disclosures.

F-13

In May 2017, the FASB issued ASU 2017-09, Compensation-Stock Compensation (Topic 718): Scope of Modification Accounting. ASU 2017-09 provides clarity and reduces both (1) diversity in practice and (2) cost and complexity when applying the guidance in Topic 718, to a change to the terms or conditions of a share-based payment award. The amendments in ASU 2017-09 should be applied prospectively to an award modified on or after the adoption date. This ASU is effective for fiscal years, and interim periods within those years, beginning after December 15, 2017. This new pronouncement has been adopted in the fourth quarter of fiscal 2019 and did not have a material effect on the Company’s financial position, results of operations or cash flows.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which defines how companies should report revenues from contracts with customers. The standard requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. It provides companies with a five-step, principles-based model to use in accounting for revenue and supersedes current revenue recognition requirements, including most industry-specific and transaction-specific revenue guidance. In August 2015, the FASB deferred the effective date of the new revenue standard by one year. The guidance permits an entity to apply the standard retrospectively to all prior periods presented, with certain practical expedients, or apply the requirements in the year of adoption, through a cumulative adjustment. This new pronouncement has been adopted in the first quarter of fiscal 2019 and did not have a material effect on the Company’s financial position, results of operations or cash flows.

In August 2016, the FASB issued ASU No. 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (a consensus of the Emerging Issues Task Force)” (“ASU No. 2016-15”). ASU No. 2016-15 clarifies how certain cash receipts and payments should be presented in the statement of cash flows. ASU No. 2016-15 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017. The Company adopted the new standard effective July 1, 2018. The application of this standard did not have a material impact on the Company’s statements of cash flows.

Recently Issued Accounting Guidance

In June 2018, the FASB issued ASU 2018-07, Compensation – Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, which allows companies to account for nonemployee awards in the same manner as employee awards. The guidance is effective for fiscal years beginning after December 15, 2018, and interim periods within those annual periods. The adoption of ASU 2018-07 will not have a material impact on the financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) which requires lessees to recognize a right-of-use asset and lease liability for most lease arrangements. The new standard is effective for fiscal years beginning after December 15, 2018, with early adoption permitted, and must be adopted using the modified retrospective approach. The Company will adopt this new pronouncement beginning July 1, 2019. Interpretations are on-going and could have a material impact on the Company’s implementation. Currently, the Company expects that the adoption of the ASU 2016-02 (Topic 842) Leases will have a material impact on its consolidated balance sheet due to the recognition of right-of-use assets and lease liabilities principally for certain leases currently accounted for as operating leases, and expects it to have a material impact on our results of operations. We are finalizing our analysis of certain key assumptions that will be utilized at the above transition date, including the potential recording of the future impairment of the right-of-use asset regarding the leasehold for the Company’s headquarters.

4. Patents, net

Patents, net consisted of the following (rounded to nearest thousand):

	Useful life	June 30, 2019	June 30, 2018

Purchased Patent Rights- Brilacidin, and related compounds	14	$4,082,000	$4,082,000
Purchased Patent Rights-Anti-microbial- surfactants and related compounds	12	144,000	144,000
Patents - Kevetrin and related compounds	17	1,118,000	1,219,000
		5,344,000	5,445,000
Less: Accumulated amortization for Brilacidin, Anti-microbial- surfactants and related compounds		(1,765,000)	(1,462,000)
Accumulated amortization for Patents-Kevetrin and related compounds		(237,000)	(203,000)
Total		$3,342,000	$3,780,000

F-14

The patents are amortized on a straight-line basis over the useful lives of the assets, determined to be 12-17 years from the date of acquisition.

Amortization expense was approximately $370,000 and $385,000 for the fiscal years ended June 30, 2019 and 2018, respectively.

During the fiscal years ended June 30, 2019 and 2018, the Company has written off the Prurisol patent and other patents of approximately $154,000 and $163,000, respectively, and included in general and administrative expenses.

At June 30, 2019, the future amortization period for all patents was approximately 6.18 years to 16.75 years. Future estimated annual amortization expenses are approximately $369,000 for each year from 2020 to 2025, and total of $1,128,000 for the year ending June 30, 2026 and thereafter.

5. Property, plant and equipment, net

Property, plant and equipment, net consisted of the following (rounded to nearest thousand):

	June 30, 2019	June 30, 2018

Testing equipment	$4,000	$4,000
Less: Accumulated depreciation	(3,000)	(2,000)
	$1,000	$2,000

Depreciation expense for the fiscal years ended June 30, 2019 and 2018 was approximately $1,000 and $28,000, respectively.

6. Accrued Expenses – Related Parties and Other

Accrued expenses consisted of the following (rounded to nearest thousand):

	June 30, 2019	June 30, 2018

Accrued research and development consulting fees	$40,000	$208,000
Accrued rent (Note 9) - related parties	8,000	10,000
Accrued interest (Note 10) - related parties	37,000	48,000

Total	$85,000	$266,000

F-15

7. Accrued Salaries and Payroll Taxes - Related Parties And Other

Accrued salaries and payroll taxes consisted of the following (rounded to nearest thousand):

	June 30, 2019	June 30, 2018

Accrued salaries - related parties	$2,999,000	$2,823,000
Accrued payroll taxes - related parties	130,000	130,000
Accrued employee bonuses	-	214,000
Withholding tax - payroll	33,000	52,000

Total	$3,162,000	$3,219,000

8. Commitments and Contingencies

Lease Commitments

Operating Leases – Rental Property

Corporate Headquarters

On October 1, 2018, the Company’s lease agreement with Cummings Properties automatically renewed. The lease is for a term of five years ending on September 30, 2023, and requires monthly payments of approximately $19,000. The Company currently uses this leased premise as its Corporate headquarters space. The Company is actively looking for a subtenant for this entire office space. As of June 30, 2019, management determined that there was no cease use write-off required for this office space, pursuant to ASC Topic 420, Exit or Disposal Cost Obligation (“ASC 420”).

As of June 30, 2019, future minimum lease payments to Cummings Properties required under the non-cancelable operating lease are as follows (rounded to nearest thousand):

Year ending June 30,
2020	$228,000
2021	228,000
2022	228,000
2023	228,000
Thereafter	57,000
Total	$969,000

Rent expense, net of lease income, under this operating lease agreement was approximately $244,000 and $210,000 for the fiscal years ended June 30, 2019 and 2018, respectively. As of September 1, 2018, Kard Scientific no longer leases space from the Company (see Note 9. Related Party Transactions).

Contractual Commitments

The Company has total non-cancelable contractual minimum commitments of approximately $2 million to contract research organizations as of June 30, 2019. Expenses are recognized when services are performed by the contract research organizations.

F-16

9. Related Party Transactions

Office Lease

The Company charged Kard Scientific (“KARD”) $1,800 for space for the two months of July and August, 2018. Dr. Menon, a significant shareholder of the Company and the former President of Research and former director of the Company, also serves as the Chief Operating Officer and Director of Kard Scientific. Dr. Menon’s employment was terminated with the Company on September 18, 2018, and Dr. Menon resigned from the Company’s Board of Directors on December 11, 2018. As of September 1, 2018, KARD no longer leases space from the Company.

Pre-clinical Studies

The Company previously engaged KARD to conduct specified pre-clinical studies. The Company did not have an exclusive arrangement with KARD. All work performed by KARD needed prior approval by the executive officers of the Company, and the Company retained all intellectual property resulting from the services by KARD. The Company no longer uses KARD. At June 30, 2019 and June 30, 2018, the accrued research and development expenses payable to KARD was approximately $1,486,000 and this amount was included in accounts payable.

Other related party transactions are disclosed in Note 10 below.

10. Convertible Note Payable - Related Party

During the year ended June 30, 2010, Mr. Ehrlich, the Company’s Chairman and CEO, loaned the Company a total of approximately $973,000. A condition for this note was that the Ehrlich Promissory Note A and Ehrlich Promissory Note B be replaced with a new note, Ehrlich Promissory Note C. The Ehrlich Promissory Note C is an unsecured demand note that bears 9% simple interest per annum and is convertible into the Company’s Class A common stock at $0.50 per share. The note requires that the interest rate on the amounts due on Ehrlich Promissory Notes A and B be changed retroactively, beginning October 1, 2009, to 9%. On April 1, 2011, the Company amended the Ehrlich Promissory Note C and agreed to retroactively convert accrued interest of approximately $97,000 through December 31, 2010 into additional principal. During the year ended June 30, 2011, Mr. Ehrlich loaned the Company an additional approximately $997,000 which brought the total balance of the demand note to approximately $2,002,000. During the year ended June 30, 2012, Mr. Ehrlich loaned the Company an additional $20,000 which brought the balance of this demand note to approximately $2,022,000.

On May 8, 2012, the Company did not have the ability to repay the Ehrlich Promissory Note C loan and agreed to change the interest rate on the outstanding balance of principal and interest of approximately $2,248,000, as of March 31, 2012, from 9% simple interest to 10% simple interest, and the Company issued 2,000,000 Equity Incentive Options exercisable at $0.51 per share equal to 110% of the closing bid price of $0.46 per share on May 7, 2012. Options are valid for ten years from the date of issuance.

On January 29, 2019, the Company issued 909,090 shares of Class B common stock at the option exercise price of $0.11 per share to Mr. Ehrlich, the Company’s Chairman and CEO, for his partial exercise of his option, paid by the cancellation of debt to Mr. Ehrlich of $100,000 to satisfy the exercise price (as permitted pursuant to the terms of the option agreement).

As of June 30, 2019 and June 30, 2018, principal balance of this demand convertible note payable was approximately $1,922,000 and $2,022,000, respectively.

As of June 30, 2019 and June 30, 2018, the balance of accrued interest payable were $37,000 and $48,000, respectively (see Note 6. Accrued Expenses – Related Parties and Other).

As of June 30, 2019 and June 30, 2018, the total outstanding balances of principal and interest were approximately $1,959,000 and $2,070,000, respectively.

F-17

11. Weighted Average Shares Outstanding

Weighted average shares of common stock outstanding used in the calculation of basic and diluted earnings per share were as follows:

	June 30,
	2019	2018
Weighted average shares outstanding-basic	178,227,405	144,510,021
Dilutive options and restricted stock and warrants	-	-
Weighted average shares outstanding-diluted	178,227,405	144,510,021

Antidilutive securities not included:
Stock options	22,669,883	41,643,571
Stock options arising from convertible note payable and interests	3,917,860	4,141,176
Restricted stock grants	1,729,288	1,208,157
Warrants	8,000,000	8,000,000
Convertible preferred stock	8,254,074	-
Total	44,571,105	54,992,904

12. Equity Incentive Plans, Stock-Based Compensation, Exercise of Options and Warrants Outstanding

2016 Equity Incentive Plan

On June 30, 2016, the Board of Directors adopted the Company’s 2016 Equity Incentive Plan (the “2016 Plan”). The 2016 Plan became effective upon adoption by the Board of Directors on June 30, 2016.

Up to 20,000,000 shares of the Company’s Class A common stock may be issued under the 2016 Plan (subject to adjustment as described in the 2016 Plan); provided that (1) no Outside Director (as defined in the 2016 Plan) may be granted awards covering more than 250,000 shares of common stock in any year and (2) no participant shall be granted, during any one year period, options to purchase common stock and stock appreciation rights with respect to more than 4,000,000 shares of common stock in the aggregate or any other awards with respect to more than 2,500,000 shares of common stock in the aggregate. The 2016 Plan permits the grant of ISOs, non-qualified stock options, stock appreciation rights, restricted awards, performance share awards and performance compensation awards to employees, directors, and consultants of the Company and its affiliates.

In connection with adoption of the 2016 Plan, the Board of Directors also approved forms of Incentive Stock Option Agreement for Employees, Non-qualified Stock Option Agreement for Employees, Non-qualified Stock Option Agreement for Non-Employee Directors, Restricted Stock Award Agreement for Employees and Restricted Stock Award Agreement for Non-Employee Directors that will be utilized by the Company to grant options and restricted shares under the 2016 Plan.

On January 29, 2019, the Company issued 909,090 shares of Class B common stock at the option exercise price of $0.11 per share to Mr. Ehrlich, the Company’s Chairman and CEO, see Note 10.

F-18

Stock Options Issued and Outstanding

The following table summarizes all stock option activity under the Company’s equity incentive plans:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value

Outstanding at June 30, 2017	40,655,245	0.22	3.61	$31,662,730
Granted	1,175,826	0.72	7.44
Exercised	-	-
Forfeited/expired	(187,500)	3.2
Outstanding at June 30, 2018	41,643,571	0.22	2.76	$17,523,113
Granted	1,195,826	0.31	7.64
Exercised	(909,090)	0.11
Forfeited/expired	(19,260,424)	0.21
Outstanding at June 30, 2019	22,669,883	0.24	2.41	$1,340,000
Exercisable at June 30, 2019	21,166,036	$0.23	2.01	$1,324,000
Unvested stock options at June 30, 2019	1,503,847	$0.44	8.01	$16,000

The fair value of options granted for the fiscal years ended June 30, 2019 and 2018 was estimated on the date of grant using the Black-Scholes-Merton Model that uses assumptions noted in the following table.

	Year Ended June 30,
	2019	2018
Expected term (in years)	5 - 10	3 - 10
Expected stock price volatility	67.34% - 104.11%	48.26% - 106.01%
Risk-free interest rate	2.51% - 2.86%	2.15% - 2.56%
Expected dividend yield	0	0

Stock-Based Compensation

The Company recognized approximately $1,076,000 and $1,886,000 of total stock-based compensation costs related to equity grant awards for the fiscal years ended June 30, 2019 and 2018, respectively.

The $1,076,000 of stock-based compensation expense for the year ended June 30, 2019 included approximately $465,000 of stock options expense and $611,000 of restricted stock awards.

F-19

For the fiscal year ended June 30, 2019

During the year ended June 30, 2019, there were 19,260,424 options granted to employees, consultants and officer expired, of which, 18,000,000 options held by Dr. Krishna Menon were expired in March 2019, i.e. three months after his departure from the board of directors and Company on December 11, 2018.

On February 1, 2019, the Company agreed to issue 400,000 stock options to purchase shares of the Company’s common stock to two consultants for specified services to be provided from February 1, 2019 to January 31, 2020 in accordance with agreements with the two consultants. These options were issued with an exercise price of $0.13 per share and vest 33 1/3% on February 1, 2019, 33 1/3% on August 1, 2019, and 33 1/3% on January 31, 2020. The value of the 400,000 options for two consultants was approximately $30,000. During the year ended June 30, 2019, the Company recorded approximately $18,000 of related stock-based compensation.

On September 1, 2018, the Company issued to Dr. Arthur Bertolino, the President and Chief Medical Officer of the Company, for his services rendered 1,066,667 shares of common stock, vesting 50% upon the first anniversary of the grant date and 50% upon the second anniversary of the grant date, with acceleration in certain circumstances as provided in the award agreement. The Company also issued 617,839 stock options to purchase shares of the Company’s common stock. These stock options are valued at approximately $225,000, based on the closing bid price as quoted on the OTCQB on August 31, 2018 at $0.40 per share. These options were issued with an exercise price of $0.40 per share and vest 50% upon the first anniversary of the grant date and 50% upon the second anniversary of the grant date, with acceleration as defined in award agreement, with a ten year option term. These options have piggyback registration rights. During the year ended June 30, 2019, the Company recorded approximately $269,000 of stock-based compensation expense in connection with the foregoing equity awards, including approximately $93,000 of stock option expense and $176,000 of stock awards.

On September 1, 2018, the Company also issued to Ms. Jane Harness, the Senior Vice President, Clinical Sciences and Portfolio Management of the Company, 58,394 shares of the Company’s common stock, 33 1/3% vesting upon the first anniversary of the grant date, 33 1/3% upon the second anniversary of the grant date and 33 1/3% upon the third anniversary of the grant date, with acceleration in certain circumstances as provided in the award agreement. The Company also issued 172,987 options to purchase common stock. These stock options are valued at approximately $63,000, based on the closing bid price as quoted on the OTCQB on August 31, 2018 at $0.40 per share. These options were issued with an exercise price of $0.40 per share and vest 33 1/3% upon the first anniversary of the grant date, 33 1/3% upon the second anniversary of the grant date, and 33 1/3% upon the third anniversary of the grant date, with acceleration of vesting upon certain events. During the year ended June 30, 2019, the Company recorded approximately $24,000 of stock-based compensation expense in connection with the foregoing equity awards including approximately $17,000 of stock option expense and $7,000 of stock awards.

On September 1, 2018, the Company also issued to Ms. Anne Ponugoti, Associate Director, Clinical Sciences of the Company, 5,000 shares of the Company’s common stock and 5,000 options to purchase common stock with the same vesting periods as the common stock and options issued to Ms. Harness. The total value of the 5,000 shares and 5,000 options were approximately $2,000 each, based on the closing bid price as quoted on the OTCQB on August 31, 2018 at $0.40 per share. During the years ended June 30, 2019, the stock-based compensation expense was not significant. Ms. Ponugoti left the Company on January 15, 2019.

Purchase of Treasury Stock

On September 1, 2018, 38,930 restricted shares issued to Ms. Harness vested. The total taxable compensation to Ms. Harness for the 38,930 vested shares was approximately $3,690, based upon the closing stock price on August 31, 2018 of $0.40 a share.

The Company issued 29,658 common shares (net share issuance amount), which was approximately 76% of the 38,930 common shares due to be issued to Ms. Harness. The remaining 9,272 shares of common stock were withheld from Ms. Harness for the payment of payroll taxes to the Federal and State taxing authorities and these shares withheld are being reported by the Company as treasury stock, at cost, on the Company’s accompanying balance sheets.

On September 1, 2018, 533,334 restricted shares issued to Dr. Bertolino vested. The total taxable compensation to Dr. Bertolino for the 533,334 vested shares was approximately $87,140, based upon the closing stock price on August 31, 2018 of $0.40 a share.

The Company issued 314,387 common shares (net share issuance amount), which was approximately 59% of the 533,334 common shares due to be issued to Dr. Bertolino. The remaining 218,946 shares of common stock were withheld from Dr. Bertolino for the payment of payroll taxes to the Federal and State taxing authorities and these shares withheld are being reported by the Company as treasury stock, at cost, on the Company’s accompanying balance sheets.

There were 228,218 shares and 0 shares of treasury stock outstanding at June 30, 2019 and June 30, 2018, respectively, purchased at a total cumulative cost of $90,830 and $0 at June 30, 2019 and June 30, 2018, respectively.

F-20

Restricted Stock Awards Outstanding

The following summarizes our restricted stock activity:

		Weighted
		Average
	Number of	Grant Date
	Shares	Fair Value
Total awards outstanding at June 30, 2018	1,208,157	$0.72
Total shares granted	1,130,061	$0.40
Total shares vested	(597,263)	$0.72
Total shares forfeited	(11,667)	$0.76
Total unvested shares outstanding at June 30, 2019	1,729,288	$0.51

Scheduled vesting for outstanding restricted stock awards at June 30, 2019 is as follows:

	Year Ending June 30,
	2020	2021	2022	Total

Scheduled vesting	1,137,562	572,262	19,464	1,729,288

As of June 30, 2019, there was approximately $0.4 million of net unrecognized compensation cost related to unvested restricted stock-based compensation arrangements. This compensation is recognized on a straight-line basis resulting in approximately $0.3 million of compensation expected to be expensed over the next twelve months, and the total unrecognized stock-based compensation expense having a weighted average recognition period of 1.02 years.

For the fiscal year ended June 30, 2018

On May 29, 2018, the Company issued (1) 55,000 stock options to purchase shares of the Company’s common stock which was vested immediately; (2) 50,000 stock shares, (3) additional 3-year 50,000 stock options, and (4) Bonus 3-year 50,000 stock options to a consultant for services rendered, exercisable for 3 years at $0.43 per share of common stock. The Company expensed these equity awards as below:

•	The 55,000 options vested on June 1, 2018. The value of these 55,000 options was approximately $8,000. During the year ended June 30, 2019 and 2018, the Company recorded approximately $0 and $8,000 of stock option expense for this grant, respectively.

•	The 50,000 restricted shares vest in four equal installments on June 1, 2018, December 1, 2018, June 1, 2019 and December 1, 2019. The value of these shares was approximately $22,000. During the year ended June 30, 2019 and 2018, the Company recorded approximately $11,000 and $6,000 of shares award expense for this 50,000 stock shares, respectively.

•	The additional 3-year 50,000 stock options will vest in four equal installments on June 1, 2018, December 1, 2018, June 1, 2019 and December 1, 2019 at an exercise price equal to the closing stock price on the day before vesting The value of the stock options was approximately $8,000. During the year ended June 30, 2019 and 2018, the Company recorded approximately $4,000 and $2,000 of stock option expense for this grant, respectively.

On February 1, 2018, the Company agreed to issue options to purchase 75,000 shares of common stock to each of two consultants for specified services to be provided from February 1, 2018 to January 31, 2019 in accordance with agreements with the consultants. During the year ended June 30, 2019 and 2018, the Company recorded approximately $30,000 and $31,000 of related stock-based compensation, respectively.

F-21

On February 10, 2017, the Company entered into verbal agreements with two consultants to issue options to purchase 50,000 shares of common stock and 75,000 shares of common stock, respectively, to the two consultants for services to be performed from February 13, 2017 to January 31, 2018 in accordance with their consulting agreements. The Company formally signed the agreements with the two consultants on March 13, 2018. During the year ended June 30, 2018, the Company recorded approximately $72,000 of related stock-based compensation.

On September 1, 2017, the Company agreed to grant to Dr. Arthur Bertolino, the President and Chief Medical Officer of the Company, under the 2016 Plan (i) 1,066,667 shares of restricted stock and (ii) a ten-year option to purchase 617,839 shares of the Company’s Class A common stock at an exercise price of $0.705 per share. Both shares and options shall vest upon the earliest to occur of the following: (1) 50% upon the first anniversary of the effective date and the remaining 50% upon the second anniversary of the effective date; (2) shares of the Company’s common stock close above $3.00 per share (as may be adjusted for any stock splits or similar actions); (3) the commencement of trading of shares of the Company’s common stock on a national securities exchange; or (4) upon a change in control of the Company. The 1,066,667 shares were valued at approximately $752,000 and the 617,839 stock options valued at approximately $399,000. Both shares and options will be amortized over 2 years to September 1, 2019 unless the probability of the other above vesting requirements occurring are met at an earlier date. At June 30, 2018, the Company determined that it was not probable that these accelerated vesting provisions would occur earlier than the scheduled vesting date. During the year ended June 30, 2018, the Company recorded approximately $477,000 of total stock-based compensation. The $477,000 of stock-based compensation expense for the year ended June 30, 2018 included approximately $166,000 of stock option expense and $311,000 of stock awards. During the year ended June 30, 2019, the Company recorded approximately $477,000 of total stock-based compensation. The $477,000 of stock-based compensation expense for the year ended June 30, 2018 included approximately $166,000 of stock option expense and $311,000 of stock awards.

On September 1, 2017, the Company agreed to grant to Ms. Jane Harness, the Senior Vice President, Clinical Sciences and Portfolio Management of the Company under the 2016 Plan (i) 58,394 shares of restricted stock and (ii) a ten-year option to purchase 172,987 shares of the Company’s Class A common stock at an exercise price of $0.705 per share. Both shares and options shall vest upon the earliest to occur of the following: (1) one third upon the first anniversary of the effective date, one third upon the second anniversary of the effective date, and the remaining one third upon the third anniversary of the effective date; or (2) upon a change in control of the Company. The 58,394 shares were valued at approximately $41,000 and the 172,987 stock options valued at approximately $112,000. Both shares and options will be amortized over 3 years to September 1, 2020 unless the other vesting requirements are met sooner. During the year ended June 30, 2019 and 2018, the Company recorded approximately $51,000 and $43,000 of total stock-based compensation, respectively. The $51,000 of stock-based compensation expense for the year ended June 30, 2019 included approximately $37,000 of stock option expense and $14,000 of stock awards. The $43,000 of stock-based compensation expense for the year ended June 30, 2018 included approximately $31,000 of stock option expense and $12,000 of stock awards.

On September 1, 2017, the Company agreed to grant to Anne Ponugoti, under the 2016 Plan, ten-year options to purchase 5,000 shares of the Company’s common stock at an exercise price of $0.705 per share, which shall vest upon the earliest to occur of the following: (1) one third upon the first anniversary of the effective date, one-third upon the second anniversary of the effective date, and the remaining one-third upon the third anniversary of the effective date; or (2) upon a change in control of the Company. The 5,000 stock options were valued at approximately $3,000 and will be amortized over 3 years to September 1, 2020 unless the other vesting requirements are met sooner. During the years ended June 30, 2019 and 2018, the stock-based compensation expense was not significant.

Exercise of options

See Note 10 for stock options exercised for the year ended June 30, 2019.

During the year ended June 30, 2018, there were no stock options exercised.

Stock Warrants Outstanding

Warrants to Purchase 5% convertible preferred stock (“Series B preferred stock”)

On October 5, 2018, the Company entered into a Securities Purchase Agreement (“Securities Purchase Agreement”) with one multi-family office for the sale of 2,000 shares of the Company’s newly-created Series B 5% convertible preferred stock (“Series B preferred stock”), for aggregate gross proceeds of approximately $2.0 million. Each share of preferred stock was initially sold together with three warrants: (i) a Series 1 warrant, which entitles the holder thereof to purchase 1.25 shares of preferred stock at $982.50 per share, or 2,500 shares of preferred stock in the aggregate for approximately $2.5 million in aggregate exercise price, for a period of up to nine months following issuance (later extended to 15 months following issuance), (ii) a Series 2 warrant, which entitles the holder thereof to purchase 1.25 shares of preferred stock at $982.50 per share, or 2,500 shares of preferred stock in the aggregate for approximately $2.5 million in aggregate exercise price, for a period of up to 15 months following issuance, and (iii) a Series 3 warrant, which entitles the holder thereof to purchase 1.50 shares of preferred stock at $982.50 per share, or 3,000 shares of preferred stock in the aggregate for approximately $2.9 million in aggregate exercise price, for a period of up to 24 months following issuance. On May 9, 2019, the Company entered into a warrant restructuring and additional issuance agreement (the “Issuance Agreement”) with the holders of the Series B preferred stock and warrants pursuant to which the Company issued an additional 100 shares of Series B preferred stock and Series 4 warrants to purchase an additional 2,500 shares of preferred stock, and the holders of the Series B preferred stock and warrants agreed to exercise warrants to purchase up to $2.0 million of Series B preferred stock through November 2019 subject to the conditions set forth in the Issuance Agreement. The Series 4 warrant entitles the holder thereof to purchase 2,500 shares of preferred stock at $982.50 per share for approximately $2.5 million in aggregate exercise price, for a period of up to nine months following issuance. In addition, the Company extended the termination date for the Series 1 warrants by six months, and agreed to issue one additional share of preferred stock to the Series B investors for each five shares issued upon the exercise of the existing warrants or Series 4 warrants through November 9, 2019, up to a maximum of 400 shares of preferred stock.

F-22

The Company received the proceeds from the exercise of 2,780 warrants of approximately $2.7 million during the period from October 5, 2018 (date of issuance of preferred stock and warrants) to June 30, 2019. As of June 30, 2019, 1,196 shares of preferred stock were outstanding and warrants to purchase 7,720 shares of Series B preferred stock were outstanding. As the Company cannot be certain the remaining warrants will be exercised, there can be no assurance those funds or other funds will be available when needed (see Note 14. Series B 5% convertible preferred stock to the financial statements, included in Part II, Item 8 of this Annual Report on Form 10-K).

The warrants issued in connection with the Series B preferred stock are deemed to be free standing equity instruments and are recorded in permanent equity (additional paid in capital) based on a relative fair value allocation of proceeds (i.e. warrants’ relative fair value to the Series B preferred stock fair value (without the warrants)) with an offsetting discount to the Series B preferred stock. There were 2,780 Series 1-2 warrants exercised during the year ended June 30, 2019. As of June 30, 2019, 7,720 Series 1-4 warrants to purchase 7,720 preferred stock were outstanding (see Note 14. Series B 5% convertible preferred stock).

The following table summarizes the outstanding Series B preferred stock warrants:

	Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value

Outstanding at June 30, 2018	-	$-	-	$-

Granted	10,500	982.50	2.00
Exercised	(2,780)	982.50	2.00
Expired	-	-
Outstanding at June 30, 2019	7,720	$985.50	1.21	$752,700

Warrants to Purchase Common Stock

On June 28, 2018, the Company entered into a Securities Purchase Agreement with Aspire Capital Fund, LLC, pursuant to which the Company agreed to sell up to $7.0 million of shares of the Company’s Class A common stock to Aspire Capital, without an underwriter or placement agent. The Company issued to Aspire Capital warrants to purchase 8,000,000 shares of its common stock exercisable for 5 years at an exercise price of $0.38 per share. The warrants were recorded within stockholders’ deficiency. The fair value of the warrants issued on June 28, 2018 was estimated on the date of issuance using the Black-Scholes-Merton Model that uses assumptions noted in the following table. The value of the warrants issued was approximately $1.7 million.

	Year Ended June 30,
	2019	2018
Expected term (in years)	5 - 10	3
Expected stock price volatility	67.34% - 104.11%	82.36%
Risk-free interest rate	2.51% - 2.86%	2.73%
Expected dividend yield	0	0

The following table summarizes the outstanding common stock warrants:
	Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value

Outstanding at June 30, 2017	-	$-	-	$-
Extended	-	-	-
Granted	8,000,000	0.38	5.0
Exercised	-	-	-
Expired	-	-	-
Outstanding at June 30, 2018	8,000,000	$0.38	5.0	$-
Extended	-	-	-
Granted	-	-	-
Exercised	-	-	-
Expired	-	-	-
Outstanding at June 30, 2019	8,000,000	$0.38	4.0	$-

As of June 30, 2019 and 2018, 8,000,000 warrants to purchase shares of the Company’s common stock exercisable for 5 years at an exercise price of $0.38 per share were outstanding.

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13. Equity Transactions

On January 29, 2019, the Company issued 909,090 shares of Class B common stock at the option exercise price of $0.11 per share to Mr. Ehrlich, the Company’s Chairman and CEO (See Note 10). As of June 30, 2019, 909,090 shares of Class B common stock were outstanding.

Securities Purchase Agreement Dated June 28, 2018

On June 28, 2018, the Company entered into a securities purchase agreement with Aspire Capital Fund, LLC, pursuant to which the Company sold to Aspire Capital 5,263,158 shares of Class A common stock for a purchase price of $2.0 million, without an underwriter or placement agent. The Company also issued to Aspire Capital 2,736,842 shares of Class A common stock and warrants to purchase 8,000,000 shares of Class A common stock, with such warrants having an exercise price equal to $0.38 per share, as a commitment fee. The securities purchase agreement provided for the sale of up to an additional $5.0 million of the Company’s common stock upon the satisfaction of certain milestones by September 30, 2018, which milestones were not achieved by the Company.

The commitment fee of $2.7 million was allocated to the $2 million offering first based on historical price discounts that Aspire Capital has received, and the balance of the commitment fee was allocated to the $5 million of potential future milestone funding from Aspire Capital. The portion of the commitment fee allocated to the $2 million of initial proceeds was approximately $0.5 million and was effectively netted against the $2 million of initial proceeds, resulting in a discounted purchase price of $0.29 per share. The remaining $2.2 million of the commitment fee was allocated to the future milestone funding and was fully expensed under Other Expenses as of June 30, 2018.

$30 million Class A Common Stock Purchase Agreement with Aspire Capital

On September 6, 2017, the Company entered into a purchase agreement with Aspire Capital, which replaced the prior 2015 $30 million Aspire Capital purchase agreement and provides that, upon the terms and subject to the conditions and limitations set forth therein, Aspire Capital is committed to purchase up to an aggregate of $30.0 million of the Company’s common stock over a 36-month term ending in September 2020. The Company issued 300,000 shares of its Class A common stock to Aspire Capital as a commitment fee. The commitment fee of approximately $215,000 was amortized pro-rata as the funding is received. The amortized amount of the commitment fee of $55,000 was recorded to additional paid-in capital for the year ended June 30, 2018. The remaining $159,000 of the commitment fee was carried on the balance sheet as deferred offering costs and was fully expensed in December 2018. The Company initially registered the sale of shares that Aspire Capital may purchase under the purchase agreement, but the registration of these shares will lapse September 2019 and the Company does not currently intend to effect another registration of the shares issuable under the purchase agreement. In addition, the trading price for the Company’s common stock has not satisfied the minimum $0.25 price condition under the purchase agreement and no sales may occur thereunder (See Note 2. Going Concern and Liquidity).

During the period from September 6, 2017 to June 30, 2019, the Company generated proceeds of approximately $7.7 million under the 2017 purchase agreement with Aspire Capital from the sale of approximately 16.7 million shares of its common stock. During the year ended June 30, 2019, the Company did not sell any shares to Aspire Capital under the purchase agreement.

On March 30, 2015, the Company entered into its prior purchase agreement with Aspire Capital, which provided that, upon the terms and subject to the conditions and limitations set forth therein, Aspire Capital was committed to purchase up to an aggregate of $30.0 million of the Company’s common stock over the 36-month term of the 2015 purchase agreement. In consideration for entering into the 2015 purchase agreement, the Company issued to Aspire Capital 160,000 shares of its Class A common stock as a commitment fee. The commitment fee of approximately $499,000 was amortized as the funding was received. The unamortized portion of deferred offering costs of $227,000 was recorded to additional paid-in capital in September 2017 when the Company entered into the 2017 purchase agreement described above. During the period from July 1, 2017 to September 5, 2017, the Company generated proceeds of approximately $2.1 million under the 2015 purchase agreement with Aspire Capital from the sale of approximately 2.6 million shares of its common stock.

F-24

14. Series B 5% convertible preferred stock

Series B 5% convertible preferred stock purchase agreement

On October 5, 2018, as modified on May 9, 2019 (see Warrant Restructuring and Additional Issuance Agreement as described below), the Company entered into a Securities Purchase Agreement (“Securities Purchase Agreement”) with one multi-family office for the sale of an aggregate of 2,000 shares of the Company’s newly-created Series B 5% convertible preferred stock ( “Series B preferred stock” or “preferred stock”), for aggregate gross proceeds of approximately $2.0 million. An initial closing for the sale of 1,250 shares of the Series B preferred stock closed on October 9, 2018, and a second closing for the sale of 750 shares of the Series B preferred stock closed on October 12, 2018. Under the Securities Purchase Agreement, the Company also issued to the investors warrants to purchase up to an additional 8,000 shares of preferred stock.

The Series B preferred stock is mandatorily redeemable under certain circumstances and, as such, is presented as a liability on the consolidated balance sheets. The Company has elected to measure the value of its preferred stock using the fair value method with offsetting discounts associated with the fair value allocated to the warrants and for the intrinsic value attributed to the beneficial conversion feature (“BCF”). The fair value of the Series B preferred stock (without the warrants) will be assessed at each subsequent reporting date with changes in fair value recorded in the profit and loss as a separate line item below the “loss from operations” section, in accordance with ASC 480-10-35-5.

The warrants issued in connection with the Series B preferred stock are deemed to be free standing equity instruments and are recorded in permanent equity (additional paid in capital) based on a relative fair value allocation of proceeds (i.e. warrants’ relative fair value to the Series B preferred stock fair value (without the warrants)) with an offsetting discount to the Series B preferred stock. Given that the Series B preferred stock is convertible at any time under these features, the underlying warrant discounts were accreted upon issuance and recorded as interest (resulting in no remaining discount to the Series B preferred stock liability after the issuance).

The Company recorded the October 9, 2018 issuance of 1,250 shares Series B Preferred Stock at approximately $0.7 million and the underlying Series 1, Series 2 and Series 3 warrants at approximately $0.5 million in total by allocating the gross proceeds to Series B preferred stock (without the warrants) and warrants based on their relative fair values or direct valuation as appropriate. The Company recorded BCF of approximately $1.2 million associated with the issuance of the 1,250 shares of Series B preferred stock to additional paid-in capital. The Company then recorded interest of approximately $1.2 million for the BCF and warrant discounts as a first day interest given that the Series B preferred shares can be converted at any time to common stock and given no set term.

The Company recorded the October 12, 2018 issuance of 750 shares Series B Preferred Stock at approximately $0.4 million and the underlying Series 1, Series 2 and Series 3 warrants at approximately $0.3 million in total by allocating the gross proceeds to Series B preferred stock (without the warrants) and warrants based on their relative fair values or direct valuation as appropriate. The Company recorded BCF of approximately $0.7 million associated with the issuance of the 750 shares of Series B preferred stock to additional paid-in capital. The Company then recorded interest of approximately $0.7 million for the BCF and warrant discounts as a first day interest given that Series B preferred shares can be converted at any time to common stock and given no set term.

The issuance costs associated with the Series B preferred stock transaction were attributed to the Series B preferred stock (without the warrants) and to the Series 1, Series 2 and Series 3 warrants based on their relative fair values. The issuance costs attributed to the warrants of $32,000 were reflected as a reduction to additional paid-in capital. The issuances costs associated with the Series B preferred stock liability of $41,000 was recorded immediately as an element of interest cost, which are reflected in interest expense - preferred stock. The Company recognized change in fair value of preferred stock liabilities of $357,000 under Other (income) expense in the accompanying consolidated Statements of Operations.

Underlying Series B preferred stock dividends, paid quarterly, was accrued as interest (given the liability classification of the Series B preferred stock) on a daily basis given fixed dividend terms under the Series B preferred stock. The Company recorded 5% dividend accretion on total outstanding Series B preferred stock at June 30, 2019 and the total dividends of approximately $42,000 are treated as interest during the period from October 5, 2018 (date of issuance of preferred stock and warrants) to June 30, 2019. The approximately $17,000 dividends was paid by issuance of Series B preferred stocks, so the remaining accrued dividends of $25,000 was recorded under Preferred stock liability as of June 30, 2019 and was paid by issuance of Series B preferred stocks subsequent to the balance sheet date.

F-25

Terms of the Preferred Stock

The rights and preferences of the preferred stock are set forth in a Certificate of Designation of Preferences, Rights and Limitations of Series B 5% Convertible Preferred Stock filed with the Nevada Secretary of State on October 5, 2018 (the “Certificate of Designation”). Each share of preferred stock has an initial stated value of $1,080 and may be converted at any time at the holder’s option into shares of the Company’s common stock at a conversion price equal of the lower of (i) $0.32 per share and (ii) 85% of the lowest volume weighted average price of the Company’s common stock on a trading day during the ten trading days prior to and ending on, and including, the conversion date. The conversion price may be adjusted following certain triggering events and subsequent equity sales and is subject to appropriate adjustment in the event of stock splits, stock dividends, recapitalization or similar events affecting the Company’s common stock.

The holders of the preferred stock are limited in the amount of stated value of the preferred stock they can convert on any trading day. The conversion cap limits conversions by the holders to the greater of $75,000 and an amount equal to 30% of the aggregate dollar trading volume of the Company’s common stock for the five trading days immediately preceding, and including, the conversion date. However, the conversion cap will be increased if the trading volume in the first 30 minutes of any trading session exceeds certain trailing average daily volume amounts. In addition, the holders of the preferred stock may not convert shares of preferred stock if, after giving effect to the conversion, a holder together with its affiliates would beneficially own in excess of 9.99% of the outstanding shares of the Company’s common stock.

Redemption Rights

Following 30 days after the initial closing, the Company may elect to redeem the preferred stock for 120% of the aggregate stated value then outstanding, plus all accrued but unpaid dividends and all liquidated damages and other amounts due in respect of the preferred stock. The Company’s right to redeem the preferred stock is contingent upon it having complied with a number of conditions, including compliance with its obligations under the Certificate of Designation. Shares of preferred stock generally have no voting rights, except as required by law and except that the Company shall not take certain actions without the consent of the holders of the preferred stock.

Warrants

Each share of preferred stock was initially sold together with three warrants: (i) a Series 1 warrant, which entitles the holder thereof to purchase 1.25 shares of preferred stock at $982.50 per share, or 2,500 shares of preferred stock in the aggregate for approximately $2.5 million in aggregate exercise price, for a period of up nine months following issuance (later extended to 15 months following issuance), (ii) a Series 2 warrant, which entitles the holder thereof to purchase 1.25 shares of preferred stock at $982.50 per share, or 2,500 shares of preferred stock in the aggregate for approximately $2.5 million in aggregate exercise price, for a period of up to 15 months following issuance, and (iii) a Series 3 warrant, which entitles the holder thereof to purchase 1.50 shares of preferred stock at $982.50 per share, or 3,000 shares of preferred stock in the aggregate for approximately $2.9 million in aggregate exercise price, for a period of up to 24 months following issuance. On May 9, 2019, the Company entered into a warrant restructuring and additional issuance agreement (the “Issuance Agreement”) with the holders of the Series B preferred stock and warrants pursuant to which the Company issued an additional 100 shares of Series B preferred stock and Series 4 warrants to purchase an additional 2,500 shares of preferred stock, and the holders of the Series B preferred stock and warrants agreed to exercise warrants to purchase up to $2.0 million of Series B preferred stock through November 2019 subject to the conditions set forth in the Issuance Agreement. The Series 4 warrant entitles the holder thereof to purchase 2,500 shares of preferred stock at $982.50 per share for approximately $2.5 million in aggregate exercise price, for a period of up to nine months following issuance. In addition, the Company extended the termination date for the Series 1 warrants by six months, and agreed to issue one additional share of preferred stock to the Series B investors for each five shares issued upon the exercise of the existing warrants or Series 4 warrants through November 9, 2019, up to a maximum of 400 shares of preferred stock.

The Series B Preferred shareholders’ warrants held were modified on May 9, 2019 (see Warrant Restructuring and Additional Issuance Agreement described below in this Note). Pursuant to this warrant restructuring agreement,  the Company had the option to compel these shareholders to exercise each month up to $250,000 of their Series 1 warrants. These warrant holders exercised a total of $250,000 of their warrants, starting from May 2019 through September 2019. In addition, subject to the satisfaction of certain circumstances, the Company may call for cancellation any or all of the warrants following 90 days after their issuance, for a payment in cash equal to 8% of the aggregate exercise price of the warrants being called. The warrants subject to any such call notice will be cancelled 30 days following the Company’s payment of the call fee, provided that the warrant holders have not exercised the warrants prior to cancellation.

Exercise of warrants

During the period from October 5, 2018 (date of issuance of preferred stock and warrants) to June 30, 2019, the Company issued 2,780 shares of its Series B 5% convertible preferred stock, for aggregate gross proceeds of $2.73 million, upon exercise of 2,780 warrants issued by the Company in October 2018.

As of June 30, 2019, Series 1-4 warrants to purchase 7,720 shares of Series B preferred stock were outstanding.

F-26

Conversion of preferred stock to common stock

During the years ended June 30, 2019, the two preferred stockholders converted 3,891 shares of Series B preferred stock into 39.2 million shares of common stock.

With regard to conversions, the Company reversed Series B preferred stock liability relating to the conversion and recorded as Additional paid-in capital at par value. The Company reversed the amount of approximately $3,068,000 based on the proportion of Series B preferred stock converted relative to the original total issued.

As of June 30, 2019, 1,196 shares of Series B 5% convertible preferred stock were outstanding.

Warrant Restructuring and Additional Issuance Agreement

On May 9, 2019, the Company entered into a Warrant Restructuring and Additional Issuance Agreement (“Issuance Agreement”) with the Series B investors of its Series B preferred stock and warrants to purchase Series B preferred stock. Pursuant to the Issuance Agreement, the Series B investors have agreed, subject to the conditions set forth therein, to exercise existing warrants to purchase 500 shares of preferred stock and to amend the existing warrants to permit the Company to compel the exercise of up to $400,000 of existing warrants each calendar month commencing June 3, 2019 and ending November 1, 2019, or, if earlier, until the aggregate amount of the forced exercises is $2,000,000. As consideration for the Series B investors entering into the Issuance Agreement, the Company has issued 100 shares of preferred stock and warrants to purchase 2,500 shares of preferred stock (“Series 4 warrants”) to the Series B investors. In addition, the Company extended the termination date for the Series 1 warrants issued in October 2018 by six months, and has agreed to issue one additional share of preferred stock to the Series B investors for each five shares issued upon the exercise of the existing warrants or Series 4 warrants through November 9, 2019, up to a maximum of 400 shares of preferred stock.

The warrants were modified in accordance with ASC 470-50 and, as a result, immediately prior to the modification, the Company recognized a loss of approximately $63,000 to change in fair value of preferred stock liabilities under Other (income) expense in the accompanying consolidated Statements of Operations.

Subsequent to the modification, the Company recognized an expense of approximately $294,000 due to the above modification of Series B preferred stock terms in the accompanying consolidated statements of operations

The fair value of the Series B convertible preferred stock is measured in accordance with ASC 820 “Fair Value Measurement,” using “Monte Carlo simulation” modeling, incorporating the following inputs:

	June 30, 2019	May 9, 2019

Expected dividend yield	0.00%	0.00%
Expected stock-price volatility	54.5%	51.9%
Risk-free interest rate	2.18%	2.43%
Expected term of warrants (years)	0.1	0.25
Stock price	$535.12	$535.12
Exercise price	$982.50	$982.50

15. Fair Value Measurement

The Company has elected to measure its preferred stock using the fair value method. The fair value of the preferred stock is the estimated amount that would be paid to redeem the liability in an orderly transaction between market participants at the measurement date. The Company calculates the fair value of the Series B Preferred stock using a lattice model that takes into consideration the future redemption value on the instrument, which is tied to the Company’s stock price.

These valuations are considered to be Level 3 fair value measurements as the significant inputs are unobservable and require significant management judgment or estimation. Considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the Company’s estimates are not necessarily indicative of the amounts that the Company, or holders of the instruments, could realize in a current market exchange. Significant assumptions used in the fair value models include: the estimates of the redemption dates; credit spreads; dividend payments; and the market price of the Company’s common stock. The use of different assumptions and/or estimation methodologies could have a material effect on the estimated fair values.

F-27

The table below sets forth a reconciliation of the Company’s beginning and ending Level 3 preferred stock liability balance for the period from October 5, 2018 (date of issuance of preferred stock and warrants) to June 30, 2019.

Series B 5% convertible preferred stock liability	2019
Balance, beginning of year	$—
Issuance of preferred stock at fair value	1,116,000
Issuance of preferred stock by exercise of 1,275 warrants	2,895,000
Conversion of preferred stock to common stock	(3,068,000)
Change in fair value of preferred stock due to modification of terms	(357,000)
Issuance of 100 shares valued at $535.12 per share Series B Preferred Stock per May 2019 Modification	54,000
Contingent consideration	214,000
5% accrued dividend (1)	25,000
Balance, end of year	$879,000

(1)	The 5% accrued dividend is reported in interest expense—preferred stock.

The total dividends of approximately $42,000 are treated as interest expense – preferred stock during the period from October 5, 2018 (date of issuance of preferred stock and warrants) to June 30, 2019. The approximately $17,000 of the Series B preferred stock dividends was paid by issuance of Series B preferred stocks, so the remaining accrued dividends of $25,000 was recorded under Preferred stock liability as of June 30, 2019 and was paid by issuance of Series B preferred stocks subsequent to the balance sheet date.

16. Income Taxes

Deferred income tax assets and liabilities are recognized for the expected future tax consequences of events that have been reflected in the financial statements. Deferred tax assets and liabilities are determined based on the differences between the book values and the tax bases of particular assets and liabilities and the tax effects of net operating loss and capital loss carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in the tax rate is recognized as income or expense in the period that included the enactment date.

The Company has incurred operating losses since its inception and therefore no tax liabilities have been incurred for the periods presented. The amount of unused tax losses (“NOL”) available for carryforward and to be applied against taxable income in future years totaled approximately $78.39 million at June 30, 2019. The Tax Cuts and Jobs Act changes the rules on NOL carryforwards. The 20-year limitation was eliminated for losses incurred for the 2018 tax year, giving the taxpayer the ability to carry forward losses indefinitely. However, NOL carry forward arising after January 1, 2018, will now be limited to 80% of taxable income. Internal Revenue Code Sec. 382 places limitations on the utilization of net operating losses.

The income tax provision benefit differs from the amount of tax determined by applying the Federal and States statutory rates as follows:

	June 30, 2019	June 30, 2018
Book income at federal statutory rate	21.00%	28.19%
State income tax, net of federal tax benefit	6.64%	6.02%
Change in valuation allowance	(43.68)%	13.50%
Research and development credit	5.00%	6.95%
Permanent difference	1.05%	-%
Change in Federal Statutory Rate	-%	(54.66)%
Others - net	9.99%	-%
Total	0.00%	0.00%

F-28

There was no current or deferred provision or benefit for income taxes for the fiscal years ended June 30, 2019 and 2018. The components of deferred tax assets as of June 30, 2019 and 2018 are as follows (rounded to nearest thousand):

	June 30, 2019	June 30, 2018
Deferred tax assets:
Net operating loss carry forwards	$21,416,000	$18,010,000
Accrued payroll	807,000	807,000
Stock compensation	2,943,000	2,649,000
Research and development credit	5,193,000	5,088,000
Other	100,000	114,000
	$30,459,000	$26,668,000
Valuation allowance	(30,459,000)	(26,668,000)
Total deferred taxes	$-	$-

17. Subsequent Events

Exclusive License Agreement

On July 18, 2019, the Company entered into an Exclusive License Agreement (the “License Agreement”) with Alfasigma S.p.A., a global pharmaceutical company (“Alfasigma”), granting Alfasigma the worldwide right to develop, manufacture and commercialize locally-administered Brilacidin for the treatment of ulcerative proctitis/ulcerative proctosigmoiditis (UP/UPS).

Under the terms of the License Agreement, Alfasigma will make an initial payment to the Company and will make additional payments of up to $24.0 million to the Company based upon the achievement of certain milestones, including a $1.0 million payment due following commencement of the first phase III clinical trial of Brilacidin for UP/UPS and an additional $1.0 million payment upon the filing of a marketing approval application with the U.S. Food and Drug Administration or the European Medicines Agency. In addition, Alfasigma will pay a royalty to the Company equal to six percent of net sales of Brilacidin for UP/UPS, subject to adjustment as provided in the License Agreement.

Equity Transactions

From July 1, 2019 to September 30, 2019, the Company issued 1,045 shares of its Series B 5% convertible preferred stock, for aggregate gross proceeds of approximately $1.0 million, upon exercise of 1,045 warrants. In addition, there were 890 preferred stock shares converted to approximately 0.9 million shares of common stock.

On September 1, 2019, the Company issued to Dr. Bertolino for his services rendered 1,066,667 shares of common stock, vesting 50% upon the first anniversary of the grant date and 50% upon the second anniversary of the grant date, with acceleration in certain circumstances as provided in the award agreement. The Company also issued 617,839 stock options to purchase shares of the Company’s common stock. These stock options are valued at approximately $71,000, based on the closing bid price as quoted on the OTC on August 30, 2019 at $0.132 per share. These options were issued with an exercise price of $0.132 and vest 50% upon the first anniversary of the grant date and 50% upon the second anniversary of the grant date, with acceleration as defined in award agreement, with a three year option term. These options have piggyback registration rights.

On September 1, 2019, the Company also issued to Ms. Harness 58,394 shares of the Company’s common stock, 33 1/3% vesting upon the first anniversary of the grant date, 33 1/3% upon the second anniversary of the grant date and 33 1/3% upon the third anniversary of the grant date, with acceleration in certain circumstances as provided in the award agreement. The Company also issued 172,987 options to purchase common stock. These stock options are valued at approximately $20,000, based on the closing bid price as quoted on the OTC on August 30, 2019 at $0.132 per share. These options were issued with an exercise price of $0.132 and vest 33 1/3% upon the first anniversary of the grant date, 33 1/3% upon the second anniversary of the grant date, and 33 1/3% upon the third anniversary of the grant date, with acceleration of vesting upon certain events.

Increased Capitalization Charter Amendment

On September 20, 2019, the Company amended its Articles of Incorporation to increase the number of authorized shares of Class A common stock from 300 million to 600 million, following stockholder approval.

F-29

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by the Company in connection with the registration and sale of the securities being registered. All amounts are estimated except the Securities and Exchange Commission registration fee.

SEC registration fee	$7,209
Printing expense	$5,000
Accounting fees and expenses	$10,000
Legal fees and expenses	$20,000
Miscellaneous fees and expenses	$5,000
Total	$47,209

Item 14. Indemnification of Directors and Officers

Neither our Articles of Incorporation nor bylaws prevent us from indemnifying our officers, directors and agents to the extent permitted under the Nevada Revised Statute (“NRS”). NRS Section 78.7502, provides that a corporation shall indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with any the defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.7502(1) or 78.7502(2), or in defense of any claim, issue or matter therein. NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Section 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities

None.

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Item 16. Exhibits and Financial Statement Schedules

Exhibit No.	Title	Method of Filing
3.1	Amended and Restated Articles of Incorporation of Innovation Pharmaceuticals Inc.	Exhibit 3.1 to the Form 10-K for the year ended June 30, 2019 filed on September 30, 2019 (File No. 001-37357)
3.2	Amended and Restated Bylaws of Innovation Pharmaceuticals Inc.	Exhibit 3.2 to the Form 10-K for the year ended June 30, 2017 filed on September 11, 2017 (File No. 001-37357)
3.3	Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series B 5% Convertible Preferred Stock of Innovation Pharmaceuticals Inc.	Exhibit 3.1 to the Current Report on Form 8-K of the Company filed on May 10, 2019 (File No. 001-37357)
4.1	Form of Warrant to Purchase Common Stock	Exhibit 4.1 to the Current Report on Form 8-K of the Company filed on June 29, 2018 (File No. 001-37357)
4.2	Form of Series 1-3 Warrant to Purchase Series B Preferred Stock	Exhibit 4.1 to the Current Report on Form 8-K of the Company filed on October 9, 2018 (File No. 001-37357)
4.3	Form of Series 4 Warrant to Purchase Series B Preferred Stock	Exhibit 4.1 to the Current Report on Form 8-K of the Company filed on May 10, 2019 (File No. 001-37357)
5.1	Opinion of Gary R. Henrie, Esq.	Exhibit 5.1 to the Registration Statement on Form S-3 filed by the Company on September 11, 2017 (File No. 333-220419 )
5.2	Opinion of Gary R. Henrie, Esq.	Exhibit 5.1 to the Current Report on Form 8-K of the Company filed on October 9, 2018 (File No. 001-37357)
5.3	Opinion of Gary R. Henrie, Esq.	Exhibit 5.1 to the Form 10-Q for the quarterly period ended March 31, 2019 filed on May 10, 2019 (File No. 001-37357)
10.1	Patent License Agreement, dated January 3, 2003, between PolyMedix Pharmaceuticals, Inc. (formerly known as PolyMedix, Inc.) and the University of Pennsylvania, Assigned by U.S. Court to Cellceutix	Exhibit 10.20 to the Form 10-K for the year ended June 30, 2013 filed on September 30, 2013 (File No. 001-37357)
10.2

Letter Agreement, dated December 23, 2003, amending the Patent License Agreement, dated January 3, 2003, between PolyMedix Pharmaceuticals, Inc. (formerly known as PolyMedix, Inc.) and the University of Pennsylvania, Assigned by U.S. Court to Cellceutix

Exhibit 10.21 to the Form 10-K for the year ended June 30, 2013 filed on September 30, 2013 (File No. 001-37357)
10.3	Software License Agreement, dated May 30, 2003, between PolyMedix Pharmaceuticals, Inc. (formerly known as PolyMedix, Inc.) and the University of Pennsylvania, Assigned by U.S. Court to Cellceutix	Exhibit 10.22 to the Form 10-K for the year ended June 30, 2013 filed on September 30, 2013 (File No. 001-37357)
10.4	Material Transfer Agreement With Beth Israel Deaconess	Exhibit 10.38 to the Form 10-Q for the quarterly period ended March 31, 2014 filed on May 12, 2014 (File No. 001-37357)
10.5	Agreement dated August 28, 2014 between Cellceutix Corporation and Aruda, Inc.	Exhibit 10.1 to the Current Report on Form 8-K of the Company filed on September 2, 2014 (File No. 001-37357)
10.6	Amendment among Cellceutix Corporation, Wayne Aruda and Aruda Inc.	Exhibit 10.2 to the Current Report on Form 8-K of the Company filed on September 2, 2014 (File No. 001-37357)
10.7	Exclusive License Agreement, dated July 18, 2019, between the Company and Alfasigma S.p.A.	Exhibit 10.1 to the Current Report on Form 8-K of the Company filed on July 22, 2019
10.8	Common Stock Purchase Agreement, dated as of September 6, 2017, between the Company and Aspire Capital Fund, LLC	Exhibit 10.6 to the Form 10-K for the year ended June 30, 2017 filed on September 11, 2017 (File No. 001-37357)

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10.9	Registration Rights Agreement, dated as of September 6, 2017, between the Company and Aspire Capital Fund, LLC	Exhibit 10.7 to the Form 10-K for the year ended June 30, 2017 filed on September 11, 2017 (File No. 001-37357)
10.10	Securities Purchase Agreement, dated October 5, 2018, between the Company and the investors party thereto.	Exhibit 10.1 to the Current Report on Form 8-K of the Company filed on October 9, 2018 (File No. 001-37357)
10.11	Form of Warrant Restructuring and Additional Issuance Agreement, dated May 9, 2019, between the Company and the investors party thereto.	Exhibit 10.1 to the Current Report on Form 8-K of the Company filed on May 10, 2019 (File No. 001-37357)
10.12	Demand Unsecured Note between Cellceutix Corporation and Leo Ehrlich dated August 25, 2010	Exhibit 10.27 to the Form 10-K for the year ended June 30, 2010 filed on March 8, 2011(File No. 001-37357)
10.13	Employment Agreement between the Company and Dr. Arthur P. Bertolino.	Exhibit 10.1 to the Current Report on Form 8-K of the Company filed on July 1, 2016 (File No. 001-37357)
10.14	Form of executive employment agreement	Exhibit 10.1 to the Form 10-Q of the Company for the quarterly period ended September 30, 2016 filed on November 9, 2016 (File No. 001-37357)
10.15	Innovation Pharmaceuticals Inc. 2010 Equity Incentive Plan	Exhibit 99-3 to the Current Report on Form 8-K/A of the Company filed on February 22, 2011 (File No. 001-37357)
10.16	Form of Non-qualified Stock Option Agreement for the Innovation Pharmaceuticals Inc. 2010 Equity Incentive Plan	Exhibit 10.16 to the Form 10-K for the year ended June 30, 2017 filed on September 11, 2017 (File No. 001-37357)
10.17	Innovation Pharmaceuticals Inc. 2016 Equity Incentive Plan	Exhibit 10.2 to the Current Report on Form 8-K of the Company filed on July 1, 2016 (File No. 001-37357)
10.18	Form of Incentive Stock Option Agreement for Employees for the Innovation Pharmaceuticals Inc. 2016 Equity Incentive Plan	Exhibit 10.3 to the Current Report on Form 8-K of the Company filed on July 1, 2016 (File No. 001-37357)
10.19	Form of Non-qualified Stock Option Agreement for Employees for the Innovation Pharmaceuticals Inc. 2016 Equity Incentive Plan	Exhibit 10.4 to the Current Report on Form 8-K of the Company filed on July 1, 2016 (File No. 001-37357)
10.20	Form of Non-qualified Stock Option Agreement for Non-Employee Directors for the Innovation Pharmaceuticals Inc. 2016 Equity Incentive Plan	Exhibit 10.5 to the Current Report on Form 8-K of the Company filed on July 1, 2016 (File No. 001-37357)
10.21	Form of Restricted Stock Award Agreement for Employees for the Innovation Pharmaceuticals Inc. 2016 Equity Incentive Plan	Exhibit 10.6 to the Current Report on Form 8-K of the Company filed on July 1, 2016 (File No. 001-37357)
10.22	Form of Restricted Stock Award Agreement for Non-Employee Directors for the Innovation Pharmaceuticals Inc. 2016 Equity Incentive Plan	Exhibit 10.7 to the Current Report on Form 8-K of the Company filed on July 1, 2016 (File No. 001-37357)
21.1	Subsidiaries of Innovation Pharmaceuticals Inc.	Exhibit 21.1 to the Form 10-K for the year ended June 30, 2018 filed on September 30, 2019 (File No. 001-37357)
23.1	Consent of Pinnacle Accountancy Group of Utah	Exhibit 23.1 to the Form 10-K for the year ended June 30, 2019 filed on September 30, 2019 (File No. 001-37357)
23.2	Consent of Baker Tilly Virchow Krause, LLP	Exhibit 23.1 to the Form 10-K for the year ended June 30, 2018 filed on September 11, 2018 (File No. 001-37357)
23.3	Consent of Gary R. Henrie, Esq.	Included in Exhibit 5.1
23.4	Consent of Gary R. Henrie, Esq.	Included in Exhibit 5.2
23.5	Consent of Gary R. Henrie, Esq.	Included in Exhibit 5.3
101

The following financial information of Innovation Pharmaceuticals Inc. formatted in Extensible Business Reporting Language (XBRL): (i) the Statements of Income, (ii) the Statements of Comprehensive Income, (iii) the Balance Sheets, (iv) the Statements of Cash Flows, (v) the Statements of Equity and (vi) related notes

Filed herewith.

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Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that subparagraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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4. That, for the purpose of determining liability under the Securities Act to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5. That, for purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

6. That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Beverly, Commonwealth of Massachusetts, on October 17, 2019.

INNOVATION PHARMACEUTICALS INC.

By:	/s/ Leo Ehrlich
Leo Ehrlich
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Leo Ehrlich	Chief Executive Officer, Chief Financial Officer and Chairman of the Board (Principal Executive, Financial and Accounting Officer)	October 17, 2019
Leo Ehrlich
/s/ Arthur Bertolino	President, Chief Medical Officer and Director	October 17, 2019
Arthur Bertolino
*	Director	October 17, 2019
Barry Schechter
*	Director	October 17, 2019
Zorik Spektor

*By:	/s/ Leo Ehrlich
Leo Ehrlich
Attorney-in-fact

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